UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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NEWELL BRANDS INC.

(Name of Registrant as Specified in its Charter)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On May 12, 2020

To the Stockholders of NEWELL BRANDS INC.:

You are cordially invited to attend the annual meeting of stockholders of NEWELL BRANDS INC. (the “Company”) to be held on May 12, 2020, at 9:00 a.m., local time at the Grand Hyatt Atlanta, 3300 Peachtree Road NE, Atlanta, GA 30305* (the “Annual Meeting”).

At the Annual Meeting, you will be asked to:

•	Elect eleven directors of the Company nominated by the Board of Directors;

•	Ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2020;

•	Vote on an advisory resolution to approve named executive officer compensation; and

•	Transact such other business as may properly come before the Annual Meeting and any adjournment or postponement of the Annual Meeting.

Only stockholders of record at the close of business on March 16, 2020 may vote at the Annual Meeting or any adjournment or postponement thereof.

Whether or not you plan to attend the Annual Meeting, please act promptly to vote your shares with respect to the proposals described above. You may vote your shares by marking, signing and dating the enclosed proxy card and returning it in the postage-paid envelope provided. You also may vote your shares by telephone or through the Internet by following the instructions set forth on the proxy card. If you attend the Annual Meeting, you may vote your shares in person, even if you have previously submitted a proxy in writing, by telephone or through the Internet.

We appreciate your continued confidence in our Company and look forward to seeing you at 9:00 a.m. on May 12, 2020.

By Order of the Board of Directors,

Bradford R. Turner
Chief Legal and Administrative Officer and Corporate Secretary

March 26, 2020

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to

Be Held on

May 12, 2020

The Company’s Proxy Statement and 2019 Annual Report to Stockholders are

available at

WWW.PROXYVOTE.COM

* As part of our precautions regarding the coronavirus or COVID-19, we are planning for the possibility that the Annual Meeting may be held by means of remote communication. If we take this step or if the time, date or place of the Annual Meeting will be changing, we will announce the decision to do so in advance, and details on how to participate will be available on our Investor Relations website at ir.newellbrands.com.

NEWELL BRANDS INC.

6655 Peachtree Dunwoody Road, Atlanta, Georgia 30328

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 12, 2020

You are receiving this Proxy Statement (the “Proxy Statement”) and proxy card in connection with the 2020 annual meeting of stockholders (the “Annual Meeting”) of Newell Brands Inc. (the “Company”) to be held at the Grand Hyatt Atlanta, 3300 Peachtree Road NE, Atlanta, GA 30305, at 9:00 a.m., local time, on May 12, 20201.

Proxy materials or a Notice of Internet Availability of Proxy Materials (the “Notice”) are being first released or mailed to stockholders on March 26, 2020. In accordance with rules and regulations adopted by the U.S. Securities and Exchange Commission (the “SEC”), the Company may furnish proxy materials by providing Internet access to those documents, instead of mailing a printed copy of the Company’s proxy materials to each stockholder of record. The Notice contains instructions on how to access our proxy materials and vote online, or alternatively, request a paper copy of the proxy materials and a proxy card.

QUESTIONS AND ANSWERS ABOUT

VOTING AT THE ANNUAL MEETING AND RELATED MATTERS

Who is entitled to vote at the Annual Meeting?

Record holders of the Company’s common stock at the close of business on March 16, 2020 are entitled to notice of and to vote at the Annual Meeting. On the record date, approximately 447,973,968 shares of common stock were issued and eligible to vote.

What constitutes a quorum for the Annual Meeting?

A quorum of stockholders is necessary to take action at the Annual Meeting. A majority of the outstanding shares of common stock of the Company, present in person or by proxy, will constitute a quorum.

Who will count the votes?

Representatives from Broadridge Financial Solutions, Inc. (“Broadridge”) will tabulate the votes and act as an independent inspector of election for the Annual Meeting.

As the independent inspector of election, Broadridge will determine whether a quorum is present at the Annual Meeting. Broadridge will treat instructions to withhold authority, abstentions and broker non-votes as present for purposes of determining the presence of a quorum. In the event that a quorum is not present at the Annual Meeting, the Company expects that the Annual Meeting will be adjourned to solicit additional proxies.

How are votes counted?

You are entitled to one vote for each share you own on the record date on the election of directors and each proposal to be considered at the Annual Meeting. If your common stock is held in “street name” (i.e., in the name of a bank, broker or other record holder), you will need to instruct your broker

[1]

As part of our precautions regarding the coronavirus or COVID-19, we are planning for the possibility that the Annual Meeting may be held by means of remote communication. If we take this step, or if the time, date or place of the Annual Meeting will be changing, we will announce the decision to do so in advance, and details on how to participate will be available on our Investor Relations website at ir.newellbrands.com.

or bank regarding how to vote your common stock. Pursuant to Nasdaq Global Select Market (“Nasdaq”) rules, your broker or bank does not have discretion to vote your common stock without your instructions regarding the election of directors and the advisory vote on named executive officer compensation. If you do not provide your broker or bank with voting instructions regarding these proposals, your shares of common stock will not be considered present at the Annual Meeting for purposes of voting on these proposals (this is also known as “broker non-votes”). However, please note that banks and brokers that have not received voting instructions from their clients may vote their clients’ shares on the ratification of the appointment of PricewaterhouseCoopers LLP.

How many votes are required to elect a director or approve a proposal?

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Election of Directors.    Directors receiving a majority of votes cast with respect to that director’s election (number of shares voted “for” a director must exceed the number of votes cast “against” that director) will be elected as a director. Shares not present, shares not voting and shares voting “abstain” will have no effect on the election of directors.

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Ratification of the Appointment of PricewaterhouseCoopers LLP, Approval of Named Executive Officer Compensation, and Approval of Any Other Proposals.    The vote required for the ratification of the appointment of PricewaterhouseCoopers LLP, the approval of named executive officer compensation in the advisory vote and the approval of any other proposal that may properly come before the Annual Meeting or any adjournment or postponement of the meeting is the affirmative vote of a majority of the shares of common stock present in person or by proxy and entitled to vote at the Annual Meeting. With respect to any such proposal, you may vote in favor of or against the item or you may abstain from voting. Any proxy marked “abstain” with respect to such proposal will have the effect of a vote against the proposal. Shares not voting will have the effect of a vote against the proposal, and shares not present will have no effect on the proposal.

How do I vote my shares?

You may attend the Annual Meeting and vote your shares in person. You also may choose to submit your proxies by any of the following methods:

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Voting by Mail.    All stockholders of record can vote by written proxy card. If you are a stockholder of record and receive a Notice, you may request a written proxy card by following the instructions included in the Notice. Your shares will be voted in accordance with the instructions on your proxy card. If you sign your proxy card and return it without marking any voting instructions, your shares will be voted FOR the election of all director nominees recommended by the Board, FOR the ratification of the appointment of PricewaterhouseCoopers LLP, FOR the advisory resolution to approve named executive officer compensation, and in the discretion of the persons named as proxies on all other matters that may properly come before the Annual Meeting or any adjournment or postponement of the meeting.

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Voting by Telephone.    You may vote your shares by telephone by calling the toll-free telephone number provided on the Notice. Telephone voting is available 24 hours a day, and the procedures are designed to authenticate votes cast by using a personal identification number located on the Notice. The procedures permit you to give a proxy to vote your shares and to confirm that your instructions have been properly recorded. If you vote by telephone, you should not return a proxy card.

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Voting by Internet.    You also may vote through the Internet by signing on to the website identified on the Notice and following the procedures described on the website. Internet voting is available 24 hours a day, and the procedures are designed to authenticate votes cast by using a personal identification number located on the Notice. The procedures permit you to give a proxy to vote your shares and to confirm that your instructions have been properly recorded. If you vote by Internet, you should not return a proxy card.

If you are a stockholder whose shares are held in “street name,” you must either direct the record holder of your shares how to vote your shares or obtain a proxy, executed in your favor, from the record holder to be able to vote at the Annual Meeting.

This Proxy Statement is also being used to solicit voting instructions for the shares of the Company’s common stock held by the trustee of the Newell Brands Employee Savings Plan for the benefit of plan participants. Participants in this plan have the right to direct the trustee regarding how to vote the shares of Company stock credited to their accounts. Unless otherwise required by law, the shares credited to each participant’s account will be voted as directed. Participants in this plan may direct the trustee by telephone, through the Internet or by requesting, completing and returning a voting card. If valid instructions are not received from a Newell Brands Employee Savings Plan participant by 11:59 p.m. Eastern Daylight Time on May 7, 2020, a participant’s shares will be voted proportionately by the trustee in the same manner in which the trustee votes all shares for which it has received valid instructions.

How may I revoke or change my vote?

You may revoke your proxy at any time before it is voted at the Annual Meeting by any of the following methods:

•	Submitting a later-dated proxy by mail.

•

Mailing a written notice to the Corporate Secretary of the Company. You must send any written notice of a revocation of a proxy so that it is received before the taking of the vote at the Annual Meeting to:

Newell Brands Inc.

6655 Peachtree Dunwoody Road Atlanta, GA 30328

Attention: Corporate Secretary

•

Attending the Annual Meeting and voting in person. Your attendance at the Annual Meeting will not in and of itself revoke your proxy. You must also vote your shares at the Annual Meeting. If your shares are held in “street name” by a bank, broker or other record holder, you must obtain a proxy, executed in your favor, from the record holder to be able to vote at the Annual Meeting.

If you require assistance in changing or revoking your proxy, please contact the Company’s proxy solicitor:

Morrow Sodali LLC

470 West Avenue – 3rd Floor

Stamford, CT 06902

Phone Number: 1-800-662-5200

Email: NWLinfo@morrowsodali.com

Who will pay the costs of solicitation of proxies?

The Company will pay the costs of soliciting proxies.

Who is the Company’s proxy solicitor?

The Company has retained Morrow Sodali LLC to aid in the solicitation of proxies and to verify certain records related to the solicitation. The Company will pay Morrow Sodali LLC a fee of $11,500 as compensation for its services and will reimburse it for its reasonable out-of-pocket expenses.

In addition to solicitation by mail, directors, officers and employees of the Company, at no additional compensation, may solicit proxies from stockholders by telephone, facsimile, Internet or in person. Upon request, the Company will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in sending the proxy materials to beneficial owners.

How will my shares be voted?

If you vote by mail, through the Internet, by telephone or in person, your shares of common stock will be voted as you direct.

If you sign and return your proxy card, but do not specify how your shares of common stock are to be voted, your shares of common stock will be voted, except in the case of broker non-votes, where applicable, as recommended by the Board.

We recommend that you vote on your proxy card as follows:

•	“FOR” all of the director nominees listed under the caption “PROPOSAL 1—ELECTION OF DIRECTORS” beginning on page 9;

•

“FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2020, as described under the caption “PROPOSAL 2—RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM” beginning on page 78;

•

“FOR” the approval of the advisory resolution on named executive officer compensation, as described under the caption “PROPOSAL 3—ADVISORY RESOLUTION TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION” beginning on page 78;

How do I submit a stockholder proposal for the 2021 annual meeting?

To be considered for inclusion in next year’s proxy materials, stockholder proposals to be presented at the Company’s 2021 annual meeting of stockholders must be in writing and be received by the Company no later than November 26, 2020. At the 2021 annual meeting, the Company’s management will be able to vote proxies in its discretion on any proposal not included in the Company’s Proxy Statement for such meeting if the Company does not receive notice of the proposal on or before February 11, 2021.

If a stockholder does not submit a proposal for inclusion in next year’s proxy statement, but instead wishes to present it directly at the 2021 annual meeting, the Company’s By-Laws require that the stockholder notify the Company of such proposal in writing no later than 90 days prior to the anniversary date of the Annual Meeting, or February 11, 2021. The stockholder must also comply with the requirements of Section 2.12 of the Company’s By-Laws with respect to stockholder proposals.

How do I nominate a candidate for election as a director at the 2021 annual meeting?

Any stockholder wishing to nominate a candidate for election as a director at the Company’s Annual Meeting must notify the Company in writing no later than February 11, 2021. Such notice must include appropriate biographical information and otherwise comply with the requirements of the Company’s Restated Certificate of Incorporation and By-Laws relating to stockholder nominations of directors. In addition, our By-Laws allow qualifying stockholders to include their director nominees in the Company’s proxy materials by giving notice in writing no earlier than January 12, 2021 and no later than February 11, 2021. Such notice of a proxy access nomination must set forth certain information specified in the proxy access By-Law about each stockholder submitting a nomination and each person being nominated as a candidate for election as a director.

How do I provide a notice of my intention to present proposals and director nominations at the 2021 annual meeting?

Notices of intention to present proposals and director nominations at the 2021 annual meeting or requests in connection therewith, including requests for copies of the relevant provisions of the Company’s Restated Certificate of Incorporation or By-Laws relating to proposals and director nominations, should be addressed to Newell Brands Inc., 6655 Peachtree Dunwoody Road, Atlanta, GA 30328 Attention: Corporate Secretary.

How can I obtain a copy of the Company’s 2019 annual report on Form 10-K?

A copy of the Company’s 2019 annual report on Form 10-K (including the financial statements and financial statement schedules), as filed with the SEC, may be obtained without charge upon written request to the office of the Corporate Secretary of the Company at 6655 Peachtree Dunwoody Road, Atlanta, GA 30328. A copy of the Company’s Form 10-K and other periodic filings also may be obtained under the “SEC Filings” link under the “Investors” tab on the Company’s website at www.newellbrands.com and from the SEC’s EDGAR database at www.sec.gov. The information contained on, or accessible from, the Company’s website is not incorporated by reference into this proxy statement or any other report or document the Company files with or furnishes to the SEC, and references to the Company’s website are intended to be inactive textual references only.

What is householding?

As permitted by the Securities Exchange Act of 1934 (“Exchange Act”), only one copy of the Notice, proxy materials or 2019 Annual Report is being delivered to stockholders residing at the same address, unless the stockholders have notified the Company of their desire to receive multiple copies of the Notice, proxy materials or 2019 Annual Report. This is known as “householding.”

The Company will promptly deliver, upon oral or written request, a separate copy of the Notice, proxy materials or 2019 Annual Report to any stockholder residing at an address to which only one copy was mailed. Requests for additional copies should be directed to Newell Brands Inc., 6655 Peachtree Dunwoody Road, Atlanta, GA 30328, Attention: Corporate Secretary. Stockholders of record residing at the same address and currently receiving multiple copies of the Notice, proxy materials or 2019 Annual Report may contact our transfer agent, Computershare Investor Services, to request that only a single copy of the notice or proxy materials be mailed in the future.

Contact Computershare by phone at (877) 233-3006 or (312) 360-5217 or by mail at P.O. Box 505000, Louisville, KY 40233-5000.

Stockholders may also contact their bank, broker or other nominee to make a similar request.

Could other business be conducted at the Annual Meeting?

The Board does not know of any business to be brought before the Annual Meeting other than the matters described in the Notice of Annual Meeting. However, if any other matters properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting, each person named in the accompanying proxy intends to vote the proxy in accordance with his judgment on such matters.

Proxy Statement Summary

We are providing this Proxy Statement to you in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Newell Brands Inc. (“Newell” or the “Company”) for the 2020 Annual Meeting and for any adjournment or postponement of the Annual Meeting. Below are highlights of certain information in this Proxy Statement. As it is only a summary, please review our complete Proxy Statement and 2019 Annual Report before you vote.

This Proxy Statement is intended to be made available to you on or about March 26, 2020.

2020 ANNUAL MEETING OF STOCKHOLDERS

STOCKHOLDER ENGAGEMENT

We value the views of our stockholders and we believe that building positive relationships with our stockholders is critical to our long-term success. To help Company management and the Board understand and consider the issues that matter most to our stockholders, we periodically engage with our stockholders on a range of topics related to corporate governance, executive compensation, and sustainability. We then incorporate this feedback into our disclosures, corporate governance policies and executive compensation program. For example, the inclusion of cumulative Free Cash Flow as a new defined metric in the 2019 Long-Term Incentive Plan (“LTIP”) awards was based on feedback received from stockholders.

Prior to the 2019 Annual Meeting of Stockholders, the Company conducted outreach with 17 large investors, comprising 48% of shares outstanding, regarding corporate governance and executive compensation topics (the “Spring 2019 Outreach”). These conversations enabled the Board to better understand shareholders’ views on the Company’s written consent provision considered at the 2019 Annual Meeting, overboarding policy, 2018 named executive officer compensation and the overall executive compensation program.

At the 2019 Annual Meeting of Stockholders, the advisory vote on named executive officer compensation (“Say on Pay Proposal”) was approved by approximately 70% of shares voted for or against and 68% of votes cast, including abstentions. The Organizational Development and Compensation Committee (the “Committee”) considered this level of approval to indicate the support of the majority of the Company’s stockholders; however, it was a lower level of support than desired. A shareholder proposal regarding reporting on diversity in the executive team also received a majority of votes cast at the 2019 Annual Meeting.

Together, the Spring 2019 Outreach and voting outcomes at the 2019 Annual Meeting influenced the following actions taken by the Company:

•	One of our directors who was serving on five public company boards during 2019 stepped down from one public company board;

•	The Company appointed a Chief Diversity and Inclusion Officer and will report on diversity and inclusion in a Corporate Sustainability Report to be released in 2020;

•

The Interim CEO compensation package awarded to Christopher H. Peterson during 2019 included performance-based equity linked to Adjusted Operating Cash Flow goals designed to reward him for Company performance and to retain him during an important leadership transition; and

•

The compensation package designed to attract and retain Ravichandra K. Saligram, our new CEO, included a sign-on grant of performance-based stock options, and his 2020 compensation opportunity includes long-term incentive compensation comprised of performance-based restricted stock units (“RSUs”) (70%) and stock options (30%).

During Fall 2019, we conducted outreach with 16 of the Company’s top institutional investors representing approximately 43% of our shares outstanding to get feedback on the lower than desired outcome on our 2019 Say on Pay Proposal, to discuss the Board’s planned format for sustainability and diversity reporting, and to give an overview of corporate governance and executive compensation matters, including the Company’s introduction of stock options as a new mechanism to link named executive officer compensation to Company performance. The conversations with and feedback from our stockholders in Fall 2019 were incorporated in several ways, including:

•

The design of the 2020 LTIP awards to named executive officers further shifted away from use of relative Total Shareholder Return (“Relative TSR”) as a metric by focusing on two long-term performance measures: core sales growth and cumulative Free Cash Flow (as defined in the 2020 LTIP Terms and Conditions, filed with the SEC on a Current Report on Form 8-K on

February 20, 2020). The award design continues to incorporate the Company’s Relative TSR, but now as a positive or negative adjustment to the payout for top quartile or bottom quartile performance, respectively, compared to a pre-determined set of comparator companies;

•	The format of the upcoming Corporate Sustainability Report with respect to reporting on environmental impact, community engagement, diversity and inclusion; and

•	The inclusion below of a new “Board Skills and Composition” disclosure.

COMPENSATION HIGHLIGHTS

(See page 27 for our Compensation Discussion and Analysis (“CD&A”) under the section titled “Executive Compensation”)

•   2019 was a transition year in which the Company established its Turnaround Plan while experiencing management transition.

•  After the retirement of the former CEO in June, the Company’s CFO served as Interim CEO during an important transition period as the Board recruited a new CEO. In recognition of this interim service, the CFO received a temporary salary and target bonus increase as well as performance-based equity awards tied to cash flow objectives.

•   The Company hired a new CEO, who joined the Company in October 2019, and was awarded, among other things, a performance-based compensation package tied to Company performance and share price appreciation.

•  The Company began executing a Turnaround Plan focused on improved cash generation, paying down debt, reducing complexity, enhancing its digital strategy, strengthening the portfolio and building a strong management team and winning culture.

•   Group President, Russell Torres, left the Company in March 2020.

•    The Company Emphasizes Pay for Performance.

•   Approximately 84% of the newly appointed CEO’s annualized total target direct compensation will be performance-based, inclusive of stock options, and 72% of the other named executive officers’ (on average, excluding Mr. Polk and the temporary 2019 compensation increases for Mr. Peterson) annual total target direct compensation for 2019 was performance based.

•   Primarily based on achievement against Adjusted Earnings Per Share and Adjusted Operating Cash Flow targets, the Management Bonus Plan (the “Bonus Plan”) for 2019 paid out at 117% for the CEO and each of the other named executive officers.

•  Performance-based RSUs granted to the named executive officers in 2016 paid out at 0% percent of target upon the conclusion of their vesting period in May 2019, and the performance-based RSUs granted to the named executive officers in 2017 paid out at 0% upon the conclusion of their vesting period in February 2020.

•   The Company Continued to Encourage Stockholder Alignment and Long-Term Performance.

•  In response to shareholder feedback, the Company added an additional performance criterion related to cumulative Free Cash Flow to the LTIP for 2019 and has moved to core sales growth and Free Cash Flow with Relative TSR as a performance modifier of LTIP awards in 2020.

•   The Company maintains stock ownership and shareholding guidelines for its executive officers and non-employee directors to encourage alignment.

PROPOSAL 1—ELECTION OF DIRECTORS

ELECTION OF DIRECTORS

The Board has selected the following eleven nominees for election to the Board. The nominees will hold office from their election until the next annual meeting of stockholders, or until their successors are elected and qualified.

Michael A. Todman will not stand for re-election as he decided to retire from his position as Director of the Company effective as of the Annual Meeting. The Board wishes to thank Mr. Todman for his 13 years of distinguished service, including, most recently, his service as Chair of the Organizational Development and Compensation Committee. Upon his retirement, the size of the Board will be reduced to eleven members.

Proxies will be voted, unless otherwise indicated, FOR the election of all of the eleven nominees for director. Each of the nominees identified in this Proxy Statement has consented to being named as a nominee in the Company’s proxy materials and has accepted the nomination and agreed to serve as a director if elected by the Company’s stockholders. The Company has no reason to believe that any of the nominees will be unable to serve as a director. However, should any nominee be unable to serve if elected, the Board may reduce the number of directors, or proxies may be voted for another person nominated as a substitute by the Board.

The Board unanimously recommends that you vote FOR the election of each nominee for director.

Director Since

Bridget Ryan Berman, age 59, has served as the Managing Partner of Ryan Berman Advisory, LLC, a consumer and investment advisory firm, since January 2018. From 2016 to 2018, Ms. Ryan Berman worked as the Chief Experience and Strategy Officer at ENJOY Technology, Inc., a provider of personal delivery, set-up and training for consumer technology products. During 2016, Ms. Ryan Berman served as a Management Consultant at Google Inc., a multinational technology company and subsidiary of Alphabet Inc. From 2011 to 2016, Ms. Ryan Berman served as Chief Executive Officer of Victoria’s Secret Direct, LLC, an online and catalogue division of Victoria’s Secret, a specialty retailer of women’s lingerie, beauty products, apparel and accessories. Previously, Ms. Ryan Berman served as a Management Consultant for various retail brands, consulting on business strategy, merchandising, marketing and organizational development from 2008 to 2011; as the Chief Executive Officer of the Giorgio Armani Corporation, a U.S. subsidiary of Giorgio Armani S.p.A., a leading fashion and luxury goods company, from 2006 to 2007; and as Vice President and Chief Operating Officer of Retail Stores for Apple Computer, Inc., a multinational technology company, from 2004 to 2005. Ms. Ryan Berman also served in a variety of positions, including Group President, Global Retail, at Polo Ralph Lauren Corporation, a fashion and luxury goods company, from 1992 to 2004. Ms. Ryan Berman currently serves as board Chair of BH Cosmetics, Inc. and a member of the Board of Directors of Tanger Factory Outlet Centers, Inc. and Asbury Automotive Group, Inc. Ms. Ryan Berman is a former member of the Board of Directors of J. Crew Group, Inc. Ms. Ryan Berman is a seasoned brand and e-commerce executive with over 35 years of experience in retail, and as a senior level executive has helped oversee the strategies and operations of the some of the leading brands in the world.

2018

Director Since

Patrick D. Campbell, age 67, has been the independent non-executive Chairperson of the Board since March 2018. Mr. Campbell retired in 2011 as Senior Vice President and Chief Financial Officer of 3M Company, a diversified global technology company, a post he held from 2002 to 2011. Prior thereto, he served as Vice President of International and Europe for General Motors Corporation, a vehicle manufacturing company, where he served in various finance functions during his 25 years with the company. Mr. Campbell currently serves as a member of the Board of Directors of Stanley Black & Decker, Inc., SPX FLOW, Inc. and Herc Holdings Inc. Mr. Campbell is a former member of the Board of Directors of SPX Corporation and Solera Holdings, Inc. Mr. Campbell was nominated to the Board in 2018 and serves as Chairperson pursuant to the Director Appointment and Nomination Agreement (the “Nomination Agreement”) entered into with Mr. Carl C. Icahn described under “Certain Relationships and Related Transactions.” Mr. Campbell’s knowledge of financial and accounting matters, company capitalization structures and the capital markets gained through his tenures at General Motors and 3M Company provide him with insight into a variety of issues applicable to the Company. In addition, he was also responsible for mergers and acquisitions as well as information technology in his role at 3M Company, and provides significant expertise in each of those areas.

2018

James R. Craigie, age 66, served as non-executive Chairman of Church & Dwight Co., Inc. (“Church & Dwight”), a household products manufacturing company, from 2016 to May 2019. Mr. Craigie served in a variety of senior roles with Church & Dwight, including Chairman and Chief Executive Officer from 2007 to 2016 and President and Chief Executive Officer from 2004 through 2007. From 1998 through 2003, Mr. Craigie was President and Chief Executive Officer and a member of the board of directors of Spalding Sports Worldwide, a sporting goods company, and its successor, Top-Flite Golf Co., a sporting goods company that focuses on golf equipment. From 1983 to 1998, Mr. Craigie held various senior management positions with Kraft Foods Inc. Prior to entering private industry, he served for six years as an officer in the U.S. Navy. Mr. Craigie currently serves as a member of the Board of Directors of Church & Dwight, and Bloomin’ Brands, Inc., a casual dining company, where he serves as non-executive Chairman. He also serves as a member of the New York Regional Board of UNICEF. Mr. Craigie also currently serves as an investor and Advisory Board member to Cove Hill Partners, a private equity firm. Mr. Craigie is a former member of the Board of Directors of Meredith Corporation, TerraVia Holdings Inc. (previously called Solazyme, Inc.), World Kitchens LLC, and Nielsen Media Research, Inc. Mr. Craigie is a recognized leader in consumer brands with deep brand building experience and a long track record of value creation during his tenure as Chief Executive Officer of Church & Dwight.

2018

Director Since

Debra A. Crew, age 49, retired in 2017 as President and Chief Executive Officer of Reynolds American, Inc., a tobacco company, a post she held during 2017. Ms. Crew served as President and Chief Operating Officer of R.J. Reynolds Tobacco Co., a tobacco company, from 2015 to 2017. Ms. Crew joined R.J. Reynolds Tobacco Co. in 2014 as President and Chief Commercial Officer. Also, during 2014, Ms. Crew served at PepsiCo, a food, snack and beverage company, as President and General Manager, PepsiCo North America Nutrition. Ms. Crew served as President, PepsiCo Americas Beverages from 2012 through 2014 and as President, Western European Region of PepsiCo Europe from 2010 through 2012. Prior to her tenure with PepsiCo, Ms. Crew held positions of increasing responsibility at Kraft Foods, Nestlé S.A. and Mars, Inc. from 1997 to 2010. From 1993 to 1997, Ms. Crew served as a captain in the US Army, in military intelligence. Ms. Crew currently serves as a member of the Board of Directors of Stanley Black & Decker, Inc. and Mondēlez International, Inc. Ms. Crew is a former member of the Board of Directors of Reynolds American, Inc., and Diageo plc. Ms. Crew is a seasoned consumer goods operating executive, who brings a broad range of experience in branding, marketing, operations and strategy at some of the world’s leading consumer products companies

2018

Brett M. Icahn, age 40, has been a consultant for Icahn Enterprises L.P., a diversified holding company engaged in a variety of businesses, including investment, automotive, energy, gaming, railcar, food packaging, metals, mining, real estate and home fashion, where he exclusively provides investment advice to Mr. Carl C. Icahn with respect to the investment strategy for Icahn Enterprises’ Investment segment and with respect to capital allocation across Icahn Enterprises’ various operating subsidiaries since 2017. From 2010 to 2017, Mr. Brett Icahn served as a Portfolio Manager of the Sargon Portfolio for Icahn Capital LP, the entity through which Mr. Carl C. Icahn manages investment funds. From 2002 to 2010, Mr. Brett Icahn served as an investment analyst for Icahn Capital LP and in a variety of investment advisory roles for Mr. Carl C. Icahn. Mr. Brett Icahn is a former member of the Board of Directors of Nuance Communications, Inc., American Railcar Industries, Inc., Cadus Corporation, Take-Two Interactive Software Inc., The Hain Celestial Group, Inc. and Voltari Corporation. Mr. Carl C. Icahn has or previously had non-controlling interests in Nuance, Hain Celestial and Take-Two through the ownership of securities. Mr. Brett Icahn was nominated to the Board in 2018 in connection with the Nomination Agreement entered into with Mr. Carl C. Icahn described under “Certain Relationships and Related Transactions.” Mr. Brett Icahn’s experience at the Icahn entities, his multiple public company directorships and his tenure as a Portfolio Manager provide him with expertise in investing and capital allocation.

2018

Director Since

Gerardo I. Lopez, age 61, currently serves as Operating Partner and the Head of Operating Group at Softbank Investment Advisers, Inc., (formerly, Softbank Group), where he has worked since December 2018. Previously, he served as Operating Partner at High Bluff Capital, a private investment firm focused on consumer facing companies. Prior to High Bluff Capital, Mr. Lopez was President and Chief Executive Officer of Extended Stay America, Inc. and ESH Hospitality, Inc., the largest integrated owner/operator of company-branded hotels in North America, a post he held from 2015 to 2017. From 2009 to 2015, Mr. Lopez was the President and Chief Executive Officer of AMC Entertainment Holdings, Inc. (“AMC”), the world’s largest theatrical exhibition company. Prior to joining AMC, he served as Executive Vice President of Starbucks Corporation, the premier roaster, marketer and retailer of specialty coffee, where he also served as President of its Global Consumer Products, Seattle’s Best Coffee and Foodservice divisions, from 2004 to 2009. From 2001 to 2004, Mr. Lopez served as President of the Handleman Entertainment Resources division of Handleman Company, a former music distribution company. Mr. Lopez currently serves as a member of the Board of Directors of CBRE Group, Inc. and Realty Income Corp. Mr. Lopez is a former member of the Board of Directors of Brinker International, Inc., TXU Corp. (n/k/a Energy Future Holdings Corp.), National CineMedia, Inc., Extended Stay America, Inc., ESH Hospitality, Inc., REI, Inc., AMC, and Safeco Insurance. Mr. Lopez is an executive with over three decades of experience in consumer-focused industries. In addition, he has overseen a variety of corporate transformations and brings significant expertise in that area.

2018

Courtney R. Mather, CAIA, CFA, age 43, served as Portfolio Manager of Icahn Capital, the entity through which Mr. Carl C. Icahn manages investment funds, from December 2016 to March 2020, and was previously Managing Director of Icahn Capital from April 2014 to November 2016. Prior to joining Icahn Capital, Mr. Mather served in investment roles of increasing responsibility at Goldman Sachs & Co., a bank, from 1998 to 2012, most recently as Managing Director responsible for Private Distressed Trading and Investing. Mr. Mather currently serves on the Board of Directors of Caesar’s Entertainment Corporation, Cheniere Energy Inc. and Conduent Inc. Mr. Mather is a former member of the Board of Directors of American Railcar Industries, Inc., CVR Refining, LP, CVR Energy, Inc., Federal-Mogul Holdings Corporation, Ferrous Resources Ltd., Freeport-McMoRan Inc., Herc Holdings Inc., and Viskase Companies Inc. American Railcar Industries, Inc., CVR Refining, LP, CVR Energy, Inc., Ferrous Resources Ltd., Federal-Mogul Holdings Corporation, and Viskase Companies Inc. are each indirectly controlled by Mr. Carl C. Icahn. Mr. Carl C. Icahn also has a non-controlling interest in each of Caesar’s Entertainment Corporation, Conduent Inc., Herc Holdings, Inc., and Freeport-McMoRan Inc. through the ownership of securities. Mr. Mather holds the Chartered Alternative Investment Analyst (CAIA) and Chartered Financial Analyst (CFA) professional designations. Mr. Mather was nominated to the Board in 2018 in connection with the Nomination Agreement entered into with Mr. Carl C. Icahn described under “Certain Relationships and Related Transactions.” Through his tenure at Icahn Capital and Goldman Sachs & Co., Mr. Mather has gained a detailed knowledge of accounting and financial analysis, risk governance, company capitalization structures and the capital markets. Additionally, Mr. Mather’s experience on public company boards in a variety of industries provides him with a broad understanding of the responsibilities of public company boards, governance matters and public relations issues applicable to public companies.

2018

Director Since

Ravichandra K. Saligram, age 63, has been President and Chief Executive Officer of the Company since October 2019. Prior to joining the Company, Mr. Saligram was Chief Executive Officer and Director of Ritchie Bros., the world’s largest onsite heavy equipment auctioneer, starting in 2014. Prior to joining Ritchie Bros., Mr. Saligram was Chief Executive Officer of OfficeMax Inc., where he oversaw the historic 2013 merger of OfficeMax and Office Depot. Mr. Saligram also has more than 20 combined years of senior management experience from his tenures at InterContinental Hotels Group, SC Johnson, a household products company and ARAMARK, a leading supplier of work apparel. Mr. Saligram began his career at Leo Burnett, an advertising firm. Mr. Saligram has served on the Board of Directors of Church & Dwight since 2006. Mr. Saligram brings to the Board an extensive background in consumer brands, omnichannel commerce and global operations as well as experience leading corporate transformations and building innovative and diverse employee cultures. He also brings an important perspective to the Board as the President and Chief Executive Officer of the Company.

2019

Judith A. Sprieser, age 66, served as the Managing Director of Warrenton Advisors LLC, a strategic planning, corporate governance and business financing advisory firm from 2005 to 2019. Previously, Ms. Sprieser served as the founder, President and Chief Executive Officer of Transora, Inc., a business to business marketplace for global consumer packaged goods, from 2000 to 2005. From 1987 to 2000, Ms. Sprieser held various positions at Sara Lee Corporation, a consumer products company, including Executive Vice President and Chief Executive Officer of Sara Lee’s Food Group, from 1999 to 2000 and Executive Vice President and Chief Financial Officer from 1995 to 1999. Ms. Sprieser serves on the Board of Directors of Allstate Insurance Company, where she serves as Lead Director, and Intercontinental Exchange, Inc., where she chairs the Audit Committee. Ms. Sprieser is also a member of the National Association of Corporate Directors Committee for Audit Committee Chairs. Ms. Sprieser is a former member of the Board of Directors of Experian plc, Jimmy Choo plc, Koninkilijke Ahold Delhaize N.V., Reckitt Benckiser Group, plc, and Total Wine & More. Ms. Sprieser also serves as a trustee of Northwestern University. Ms. Sprieser brings to the board decades of experience in both financial and operations management of consumer packaged goods companies and as a director of large, multi-national corporations operating across multiple sectors.

2018

Robert A. Steele, age 64, has served as founder and CEO of STEELE Consulting LLC, a consulting firm, since 2012. Mr. Steele retired in 2011 as the Vice Chairman, Health Care for Procter & Gamble Co., a provider of branded consumer packaged goods. During his 35-year tenure with Procter & Gamble Co., Mr. Steele served in a variety of executive leadership positions, including Vice Chairman Global Health and Well-being, Group President Global Household Care, and Group President of North American Operations. Mr. Steele currently serves on the Board of Directors of Berry Global Group, Inc. and BJ’s Wholesale Club, Inc. Mr. Steele is a former member of the Board of Directors of Beam Inc., Keurig Green Mountain Inc. and Kellogg Company. Mr. Steele has extensive consumer products management experience, having held a variety of executive leadership positions during his tenure at Procter & Gamble Co.

2018

Director Since

Steven J. Strobel, age 62, retired in 2019 as senior advisor to the CEO of Hill-Rom Holdings, Inc., a holding company focusing on medical technologies and equipment (“Hill-Rom”), and prior to December 2018, served as the Senior Vice President and Chief Financial Officer of Hill-Rom, since 2014. Prior to his position with Hill-Rom, Mr. Strobel was the Executive Vice President and Chief Financial Officer and a Director of BlueStar Energy, a retail electricity supplier, from 2009 to 2012, when it was acquired by American Electric Power. Mr. Strobel served as Senior Vice President and Treasurer of Motorola, Inc., a telecommunications company, from 2007 to 2008 and served as Motorola’s Senior Vice President and Corporate Controller from 2003 to 2007. From 2000 to 2003, Mr. Strobel was Vice President and Finance and Treasurer for Owens Corning, a building materials and composites company. From 1996 to 1999, Mr. Strobel served as Owens Corning’s Vice President and Corporate Controller. From 1986 to 1996, Mr. Strobel served in a number of roles with Kraft Foods, including Vice President, Finance, Kraft Grocery Products Division; Vice President and Controller, Kraft USA Operations; and Chief Financial Officer, Kraft Foods Canada. Mr. Strobel has substantial experience in financial matters and leadership in both consumer and industrial markets. Mr. Strobel also has considerable experience with global, multi-divisional business models and a deep understanding of building brands and driving innovation at well-respected companies. He also has substantial institutional knowledge regarding the Company, due to his longstanding service to the Board.

2006

INFORMATION REGARDING BOARD OF DIRECTORS, COMMITTEES

AND CORPORATE GOVERNANCE

GENERAL

The primary responsibility of the Board is to oversee the affairs of the Company for the benefit of the Company’s stockholders. To assist it in fulfilling its duties, the Board has delegated certain authority to the Audit Committee, the Finance Committee, the Organizational Development & Compensation Committee and the Nominating/Governance Committee. The duties and responsibilities of these standing committees are described below under “Committees.”

The Board has adopted the “Newell Brands Inc. Corporate Governance Guidelines.” The purpose of these guidelines is to ensure that the Company’s corporate governance practices enhance the Board’s ability to discharge its duties on behalf of the Company’s stockholders. The Corporate Governance Guidelines are available under the “Corporate Governance” link under the “Investors” tab on the Company’s website at www.newellbrands.com and may be obtained in print without charge upon written request by any stockholder to the Corporate Secretary at 6655 Peachtree Dunwoody Road, Atlanta, GA 30328.

In recent years, the Board has taken the following actions with respect to the Company’s corporate governance practices:

•  implemented and enhanced an annual Board, committee and individual director evaluation process

•  implemented director and executive officer stock ownership guidelines

•  established a stockholder outreach program

• terminated the Company’s stockholder rights plan, or poison pill

• adopted a formal procedure in the Corporate Governance Guidelines to address and respond to successful stockholder proposals

• implemented majority voting for directors in uncontested director elections

• recommended a proposal to eliminate supermajority voting requirements in the Company’s charter documents which was approved by stockholders

• adopted a “clawback,” or recoupment, policy with respect to the incentive compensation of executive officers

•  amended the Company’s Restated Certificate of Incorporation to provide for the annual election of directors

•  adopted changes to the Company’s By-Laws to permit stockholders who own 15% or more of the Company’s outstanding common stock, on an aggregate net long basis, to call a special meeting of stockholders

• adopted a “proxy access” provision in the Company’s By-Laws to permit stockholders who have owned 3% or more of the Company’s outstanding common stock for at least three years to nominate up to 20% of directors up for election in any one year

• amended the Company’s Restated Certificate of Incorporation to allow stockholder action by written consent

• implemented anti-hedging and anti-pledging policies applicable to executive officers and directors

THE COMPANY HAS AN INDEPENDENT NON-EXECUTIVE CHAIRPERSON OF THE BOARD.

The positions of Chairperson of the Board and CEO are usually held by different persons. The Board believes that this separation has served the Company well for many years. However, the Board may choose to change this as it determines to be best for the Company under the then existing circumstances.

Should the Chairperson of the Board position be held by the CEO, the Board will appoint a lead independent director. The Board believes that the current arrangement of separating the roles of Chairperson of the Board and CEO is in the best interest of the Company and its stockholders at this time because it provides the appropriate balance between strategy development and independent oversight of management. Mr. Campbell currently serves as the independent non-executive Chairperson of the Board.

Mr. Campbell was appointed Chairperson of the Board in 2018 pursuant to the Nomination Agreement. Furthermore, pursuant to the Nomination Agreement, the Board may not appoint any other Chairperson of the Board without the approval of at least one of the Icahn Designees (as defined under “Certain Relationships and Related Transactions”) so long as at least two Icahn Designees are members of the Board.

DIRECTOR INDEPENDENCE

Pursuant to the Corporate Governance Guidelines, the Board undertook its annual review of director independence in 2020. During this review, the Board considered whether or not each director has any material relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company) and has otherwise complied with the requirements for independence under the applicable Nasdaq rules.

As a result of these reviews, the Board affirmatively determined that all of the Company’s current directors are “independent” of the Company and its management within the meaning of the applicable Nasdaq rules and under the standards set forth in the Corporate Governance Guidelines, with the exception of Ravichandra Saligram. Mr. Saligram is not considered an independent director because of his employment as President and Chief Executive Officer of the Company.

MEETINGS

The Company’s Board held fourteen meetings during 2019. All directors attended at least 75% of the Board meetings, including the 2019 annual meeting, and meetings of Board committees on which they served. Under the Company’s Corporate Governance Guidelines, each director is expected to attend the Annual Meeting.

The Company’s non-management directors held five meetings during 2019 separately in executive session without any members of management present. The Company’s Corporate Governance Guidelines provide that the presiding director at each such session is the Chairperson of the Board or lead director, or in his or her absence, the person the Chairperson of the Board or lead director so appoints. The Chairperson of the Board currently presides over executive sessions of the non-management directors.

COMMITTEES

The Board has an Audit Committee, a Finance Committee, an Organizational Development & Compensation Committee and a Nominating/Governance Committee.

Pursuant to the previously described Nomination Agreement, in 2018, Mr. Brett Icahn was appointed to the Audit Committee and Organizational Development & Compensation Committee and Mr. Mather was appointed to the Finance Committee as committee chair and to the Nominating/Governance Committee.

Audit Committee.     The Audit Committee, the current Chair of which is Ms. Sprieser and the other current members of which are Mr. Lopez, Mr. Strobel, Mr. Todman and Ms. Ryan-Berman, met nine times during 2019. Mr. Strobel served as Chair during 2019 and until March 3, 2020. Ms. Sprieser assumed her role as Chair and Ms. Ryan Berman joined the Audit Committee subsequently. Mr. Icahn served on the Audit Committee during 2019 and through March 2020. The Board has affirmatively determined that (a) each member of the Audit Committee was, during such director’s time of service through March 2020, an “independent director” and (b) each continuing member of the Audit Committee is an “independent director”, in each case, for purposes of the Audit Committee under the applicable SEC regulations, the applicable Nasdaq rules and the Company’s Corporate Governance Guidelines. The Board has also affirmatively determined that each of Messrs. Strobel and Todman and Ms. Sprieser qualifies as an “audit committee financial expert” within the meaning of the applicable SEC regulations.

The Audit Committee assists the Board in fulfilling its fiduciary obligations to oversee:

•	the integrity of the Company’s financial statements;

•	the Company’s compliance with legal and regulatory requirements;

•	the qualifications and independence of the Company’s independent registered public accounting firm;

•	the performance of the Company’s internal audit function and independent registered public accounting firm; and

•	the Company’s overall risk management profile and the Company’s process for assessing significant business risks.

In addition, the Audit Committee:

•	is directly responsible for the appointment, compensation, retention and oversight of the work of the Company’s independent registered public accounting firm;

•

has established procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls and auditing matters, including procedures for confidential, anonymous submission by employees of concerns regarding questionable accounting or audit matters; and

•	has the authority to engage independent counsel and other advisors as it deems necessary to carry out its duties.

Finance Committee.     The Finance Committee, the Chair of which is Mr. Mather and the other current members of which are Mr. Steele, Mr. Lopez and Ms. Sprieser, met five times in 2019.

The Finance Committee is principally responsible for:

•	reviewing the Company’s capital structure, including its dividend policy and stock repurchase programs;

•	reviewing and recommending, as appropriate, acquisitions, divestitures, partnerships and other business combinations; and

•	reviewing the Company’s tax planning and treasury activities and key financial policies.

Organizational Development & Compensation Committee.     The Organizational Development & Compensation Committee, the current Chair of which is Mr. Craigie and the other current members of which are Mr. Icahn, Ms. Ryan-Berman and Ms. Crew, met twelve times during 2019. Mr. Todman served as Chair during 2019 and until March 3, 2020. Mr. Craigie began his tenure as Chair and Ms. Ryan-Berman joined the Organizational Development & Compensation Committee on March 4, 2020. The Board has affirmatively determined that each member of the committee is an “independent director” for purposes of the Organizational Development & Compensation Committee under the applicable SEC regulations, the applicable Nasdaq rules and the Company’s Corporate Governance Guidelines.

The Organizational Development & Compensation Committee is principally responsible for:

•	assisting the independent directors in evaluating the CEO’s performance and setting the CEO’s compensation;

•	making recommendations to the Board with respect to incentive-compensation plans, equity-based plans and director compensation;

•	reviewing and approving the compensation for executive officers other than the CEO; and

•	assisting the Board in management succession planning.

The Organizational Development & Compensation Committee may, in its discretion, delegate all or a portion of its duties and responsibilities to a subcommittee of the Organizational Development & Compensation Committee. Additional information on the Organizational Development & Compensation Committee’s processes and procedures for the selection of a compensation consultant and consideration and determination of executive and director compensation is addressed below under the caption “Executive Compensation—Compensation Discussion and Analysis.”

Nominating/Governance Committee.     The Nominating/Governance Committee, the current Chair of which is Mr. Steele and the other current members of which are Mr. Craigie, Mr. Mather and Ms. Crew met five times during 2019. Mr. Craigie served as Chair during 2019 and until March 3, 2020. Mr. Steele began his tenure as Chair and joined the Nominating/Governance Committee thereafter. The Board has affirmatively determined that each member of the committee is an “independent director” for purposes of the Nominating/Governance Committee under the applicable SEC regulations and the Company’s Corporate Governance Guidelines.

The Nominating/Governance Committee is principally responsible for:

•	identifying and recommending to the Board candidates for nomination or election as directors;

•	reviewing and recommending to the Board appointments to Board committees;

•	developing and recommending to the Board corporate governance guidelines for the Company and any changes to those guidelines;

•

reviewing, from time to time, the Company’s Code of Conduct and certain other policies and programs intended to promote compliance by the Company with its legal and ethical obligations, and recommending to the Board any changes to the Company’s Code of Conduct and such policies and programs; and

•	overseeing the Board’s annual evaluation of its own performance.

Each of the above referenced committees acts under a written charter that is available under the “Corporate Governance” link under the “Investors” tab on the Company’s website at www.newellbrands.com and may be obtained in print without charge upon written request by any stockholder to the office of the Corporate Secretary of the Company at 6655 Peachtree Dunwoody Road, Atlanta, GA 30328.

BOARD AND MANAGEMENT ROLES IN RISK OVERSIGHT

Management is responsible for the day-to-day management of risk, while the Board, as a whole and through its committees, provides oversight of the Company’s risk management. The Board engages in risk oversight throughout the year as a matter of course in fulfilling its role overseeing management and business operations. In addition, each year, the full Board receives reports on the strategic plans and related risks facing the Company from senior management, including reports from the Company’s individual functions and businesses and their respective management teams. These risks may include financial risks, political and regulatory risks, legal risks, supply chain risks, competitive risks, information technology risks and other risks relevant to the Company and the way it conducts business.

The Board has delegated to its committees certain elements of its risk oversight function to better coordinate with management and serve the long-term interests of stockholders.

•

The Audit Committee oversees the Company’s risk management process, with specific focus on internal controls, financial statement integrity, compliance programs, fraud risk, legal matters and related risk mitigation. In connection with this oversight, the Audit Committee reviews and discusses with management, and, as appropriate, the Company’s internal auditors and the

Company’s independent registered public accounting firm, the Company’s risk assessments, the risk management process and issues related to the management of the Company’s business. Among the risk management oversight responsibilities of the Committee is the status of data privacy, security for the Company’s electronic data processing information systems and the general security of information systems. The Committee also receives an annual enterprise risk management update, which discusses the Company’s major financial, strategic, operational, cybersecurity and compliance risk exposures and the steps management has taken to monitor and control such exposures.

•

The Finance Committee oversees risks relating to the Company’s capital structure and financing, including borrowing, liquidity and capital allocation. The Finance Committee also oversees risks associated with stockholder distributions (dividends and stock repurchases), acquisitions and divestitures, the Company’s insurance programs, long-term benefit obligations and the use of derivatives to manage risk related to foreign currencies, commodities and interest rates.

•

The Organizational Development & Compensation Committee reviews the risk profile of the Company’s compensation policies and practices. This process includes a review of an assessment of the Company’s compensation programs, as described in “Risk Assessment of Compensation Programs” below. The Committee also manages risks associated with employee retention through employee development and succession planning.

•

The Nominating/Governance Committee monitors risks relating to governance matters and recommends appropriate actions in response to those risks. The Nominating/Governance Committee also oversees Code of Conduct-related compliance programs, environmental and health and safety compliance, sustainability, corporate citizenship and government relations.

The Board believes the allocation of risk management responsibilities described above supplements the Board’s leadership structure by allocating risk areas to an appropriate committee for oversight, allows for an orderly escalation of issues as necessary, and helps the Board satisfy its risk oversight responsibilities.

RISK ASSESSMENT OF COMPENSATION PROGRAMS

With respect to compensation practices, the Organizational Development & Compensation Committee considered, with the assistance of management and the independent compensation consultant, whether the Company’s compensation policies and practices in 2019 for its employees, including the named executive officers, would motivate inappropriate levels of risk taking that could have a material adverse effect on the Company. The Organizational Development & Compensation Committee determined that there was no risk that was reasonably likely to have such a material adverse effect. The Committee noted the following aspects of the executive compensation program that serve to mitigate any potential risk:

•	The program provides an appropriate balance between fixed and variable compensation.

•	Annual bonus payouts are based on a variety of performance metrics.

•	LTIP awards are generally subject to a three-year cliff vesting, or in some cases three-year ratable vesting, promoting employee development and retention.

•

Stock ownership guidelines link executives’ interests to increasing the value of the Company’s common stock over the long-term, thus aligning management’s interest with those of the Company’s stockholders.

•	Executive incentive awards are subject to an incentive recoupment policy.

•	The hedging and pledging of Company securities by executive officers is prohibited.

DIRECTOR NOMINATION PROCESS

The Nominating/Governance Committee is responsible for identifying and recommending to the Board candidates for directorships. The Nominating/Governance Committee considers candidates for

Board membership who are recommended by members of the Nominating/Governance Committee, other Board members, members of management and individual stockholders. From time to time, the Nominating/Governance Committee has engaged the services of global executive search firms to assist the Nominating/Governance Committee and the Board in identifying and evaluating potential director candidates. Once the Nominating/Governance Committee has identified prospective nominees for director, the Board is responsible for selecting such candidates. The Board considers candidates for director who are free of conflicts of interest or relationships that may interfere with the performance of their duties.

In 2018, the Board was significantly refreshed, adding more diversity and strength of experience. Nine new directors joined the Board, including three women, and the average tenure of the independent directors is now approximately four years.

As set forth in the Corporate Governance Guidelines, the Board seeks to identify as candidates for director a diverse group of persons from various backgrounds and with a variety of life experiences, a reputation for integrity and good business judgment and experience in highly responsible positions in professions or industries relevant to the conduct of the Company’s business. In selecting director candidates, the Board takes into account the current composition and diversity of the Board (including diversity with respect to race, gender and ethnicity) and the extent to which a candidate’s particular expertise and experience will complement the expertise and experience of other directors. This year’s director nominees include many current or former CEOs or senior executives of large companies, reflect racial, ethnic and gender diversity and include several individuals with extensive international experience. The Board assesses the effectiveness of this practice by conducting a periodic review of its own performance, as discussed below, which evaluates, among other things, whether the Board and Nominating/Governance Committee are functioning effectively and in compliance with this policy. The Nominating/Governance Committee is responsible for organizing and overseeing the review process and for soliciting the input of all of the directors.

BOARD EVALUATIONS

In order to increase the effectiveness of the Board, the Nominating/Governance Committee supervises a review and evaluation of the performance of the Board. The evaluation is facilitated by a wide range of questions related to topics including oversight, strategy, management capabilities, structure of the Board, responsibilities and resources. A review of the Board of Directors, its Committees and each individual director is undertaken annually. In 2019, the evaluation process was enhanced. The Board hired an independent third-party firm to conduct the evaluation process for the Board of Directors and the individual directors. The process included a questionnaire and interviews with each director. The Board’s Committees were evaluated by each Committee member based on a questionnaire that was developed in 2018.

In 2019-2020, the Nominating/Governance Committee and Chairperson of the Board led a robust process, including the participation of a third-party firm, to collect feedback, review it with the directors and facilitate self-evaluation comments. In addition, each of the Audit, Finance, Nominating/Governance and Organizational Development & Compensation committees conducted an annual self-evaluation.

BOARD SKILLS AND COMPOSITION

In 2019 and early 2020, the Nominating/Governance Committee discussed the key experience, qualifications and attributes for Board members and facilitated an evaluation of each director’s skills in these categories. The graphics below depict the percentage of current directors possessing each skill as well as Board composition.

COMMUNICATIONS WITH THE BOARD

The independent members of the Board have adopted the Company’s “Procedures for the Processing and Review of Stockholder Communications to the Board,” which provide for the processing, review and disposition of all communications sent by stockholders or other interested persons to the Board. Stockholders and other interested persons may communicate with the Company’s Board or any member or committee of the Board by writing to them at the following address:

Newell Brands Inc.

Attention: [Board of Directors]/[Board Member]

c/o Corporate Secretary

6655 Peachtree Dunwoody Road

Atlanta, GA 30328

Communications directed to the independent or non-management directors should be sent to the attention of the Chairperson of the Board or the Chair of the Nominating/Governance Committee, c/o Corporate Secretary, at the address indicated above.

Any complaint or concern regarding financial statement disclosures, accounting, internal accounting controls, auditing matters or violations of the Company’s Code of Ethics for Senior Financial Officers should be sent to the attention of the Chief Legal Officer at the address indicated above or may be submitted in a sealed envelope addressed to the Chair of the Audit Committee, c/o Chief Legal Officer, at the same address, and labeled with a legend such as: “To Be Opened Only by the Audit Committee.” Such accounting complaints will be processed in accordance with procedures adopted by the Audit Committee. Further information on reporting allegations relating to accounting matters is available under the “Corporate Governance” link under the “Investors” tab on the Company’s website at www.newellbrands.com.

CODE OF ETHICS

The Board has adopted a “Code of Ethics for Senior Financial Officers,” which is applicable to the Company’s senior financial officers, including the Company’s principal executive officer, principal financial officer, principal accounting officer and controller. The Company also has a separate “Code of Conduct” that is applicable to all Company employees, including each of the Company’s directors and officers. Both the Code of Ethics for Senior Financial Officers and the Code of Conduct are available under the “Corporate Governance” link under the “Investors” tab on the Company’s website at www.newellbrands.com. The Company posts any amendments to or waivers of its Code of Ethics for Senior Financial Officers or to the Code of Conduct (to the extent applicable to the Company’s directors or executive officers) at the same location on the Company’s website. In addition, copies of the Code of Ethics for Senior Financial Officers and of the Code of Conduct may be obtained in print without charge upon written request by any stockholder to the office of the Corporate Secretary of the Company at 6655 Peachtree Dunwoody Road, Atlanta, GA 30328.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Various Company policies and procedures, which include the Code of Conduct (applicable to all Company employees, including executive officers and non-employee directors), the Code of Ethics for Senior Financial Officers and annual questionnaires completed by all Company directors and executive officers, require disclosure of transactions or relationships that may constitute conflicts of interest or otherwise require disclosure under applicable SEC rules. Pursuant to its charter, the Nominating/Governance Committee considers and makes recommendations to the Board with respect to possible waivers of conflicts of interest or any other provisions of the Code of Conduct and the Code of Ethics for Senior Financial Officers. Pursuant to the Corporate Governance Guidelines, the Nominating/Governance Committee also annually reviews the continuing independence of the Company’s non-employee directors under applicable law or Nasdaq rules and reports its findings to the Board in connection with its independence determinations.

When the Nominating/Governance Committee learns of a transaction or relationship that may constitute a conflict of interest or may cause a director not to be treated as independent, the Nominating/Governance Committee determines if further investigation is required and, if so, whether it should be conducted by the Company’s legal, internal audit or other staff or by outside advisors. The Nominating/Governance Committee reviews and evaluates the transaction or relationship, including the results of any investigation, and makes a recommendation to the Board with respect to whether a conflict or violation exists or will exist or whether a director’s independence is or would be impaired. The Board, excluding any director who is the subject of the recommendation, receives the report of the Nominating/Governance Committee and makes the relevant determination. These practices are flexible and are not required by any document.

NOMINATION AGREEMENT

The Company is a party to the Nomination Agreement, which was entered into on March 18, 2018 with Mr. Carl C. Icahn, Mr. Brett Icahn, Mr. Courtney Mather, Mr. Andrew Langham, High River Limited Partnership, Hopper Investments LLC, Barberry Corp., Icahn Partners LP, Icahn Partners Master Fund LP, Icahn Enterprises G.P. Inc., Icahn Enterprises Holdings L.P., IPH GP LLC, Icahn Capital LP, Icahn Onshore LP, Icahn Offshore LP and Beckton Corp. (collectively, the “Icahn Group”) and amended on April 23, 2018. Pursuant to the Nomination Agreement, each of Messrs. Brett Icahn and Mather (the “Icahn Designees”) and Mr. Campbell were appointed to the Board as of March 18, 2018. Mr. Campbell was also appointed Chairperson of the Board pursuant to the Nomination Agreement, and the Board may not appoint any other person Chairperson of the Board without the approval of at least one of the Icahn Designees (so long as at least two Icahn Designees are members of the Board). For any annual meeting of stockholders, should the Board decide not to nominate Mr. Campbell or one of the Icahn Designees to the Board, the Company must notify the Icahn Group within a certain period of time in advance of the advance notice deadline for that annual meeting. So long as Mr. Campbell or one of the Icahn Designees is serving on the Board and the Icahn Group has not materially breached the Nomination Agreement or dropped below certain ownership thresholds set forth therein, the Icahn Group shall be entitled to designate a replacement, who must be approved by the Board, should Messrs. Campbell or one of the Icahn Designees be rendered unable to continue to serve on the Board.

Pursuant to the Nomination Agreement, so long as an Icahn Designee is a member of the Board, the Board will not be expanded to more than twelve directors without the approval from the Icahn Designees then on the Board.

In addition, at the Annual Meeting, and any subsequent annual meeting of stockholders subsequent to the Annual Meeting, if the Icahn Designees have agreed in writing to be nominated for election at such annual meeting, the Icahn Group agrees not to vote for any directors nominated by any person other than the Board and to vote in favor of the appointment of the Company’s auditors.

Pursuant to the Nomination Agreement, so long as either of the Icahn Designees is a member of the Board, the Company agreed (i) not to create a separate executive committee of the Board or any other committee with functions similar to those customarily granted to an executive committee, (ii) not to form any new committee without offering at least one Icahn Designee the opportunity to be a member of such committee, and (iii) that, with respect to any Board consideration of appointment and employment of executive officers, mergers, acquisitions of material assets, dispositions of material assets, or other extraordinary transactions, such consideration, and voting with respect thereto, shall take place only at the full Board level or in committees of which at least one of the Icahn Designees is a member.

If at any time the Icahn Group ceases to hold a “net long” position, as defined in the Nomination Agreement, in at least (A) 3.0% of the total outstanding shares of the Company’s common stock, the Icahn Group will cause one Icahn Designee employed by a member of the Icahn Group as of the date of the Nomination Agreement (or his or her replacement) to promptly resign from the Board and any committee of the Board on which he or she then sits and (B) 1.5% of the total outstanding shares of the Company’s common stock, the Icahn Group will cause each Icahn Designee employed by a member of the Icahn Group as of the date of the Nomination Agreement to promptly resign from the Board and any committee of the Board on which he or she then sits.

OWNERSHIP OF DEBT SECURITIES

Mr. Brett Icahn owns $700,000 face amount of the Company’s 3.850% notes due 2023, which he purchased in an open market transaction with an unaffiliated third-party. Mr. Brett Icahn purchased the notes through a wholly owned limited liability company. In 2019, as a result of his ownership of the notes and in accordance with the terms of the notes, Mr. Brett Icahn received approximately $26,950 in interest from the Company. Mr. Brett Icahn did not receive any principal from the Company. The notes pay interest semi-annually in arrears on April 1 and October 1 of each year at the rate of 3.850% per annum.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2019, Messrs. Todman, Brett Icahn and Lopez and Ms. Crew served on the Organizational Development & Compensation Committee. No member of the Organizational Development & Compensation Committee was, during 2019, an officer or employee of the Company, was formerly an officer of the Company, or, other than as noted in the section titled “Certain Relationships and Related Transactions”, above, had any relationship requiring disclosure by the Company as a related party transaction under Item 404 of Regulation S-K. During 2019, none of the Company’s executive officers served on the Board or the compensation committee of any other entity, any officers of which served either on the Company’s Board or its Organizational Development & Compensation Committee.

ORGANIZATIONAL DEVELOPMENT &

COMPENSATION COMMITTEE REPORT

The Organizational Development & Compensation Committee of the Board has furnished the following report to the stockholders of the Company in accordance with rules adopted by the U. S. Securities and Exchange Commission.

The Organizational Development & Compensation Committee states that it reviewed and discussed with management the Company’s Compensation Discussion and Analysis contained in this Proxy Statement.

Based upon the review and discussions referred to above, the Organizational Development & Compensation Committee recommended to the Board that the Company’s Compensation Discussion and Analysis be included in this Proxy Statement and in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019.

This report is submitted on behalf of the current members of the Organizational Development & Compensation Committee:

James Craigie, Chair Debra A. Crew Brett M. Icahn Bridget Ryan Berman

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

This CD&A explains the material elements of the compensation of the Company’s named executive officers and describes the objectives and principles underlying the Company’s executive compensation program and decisions made in 2019. For 2019, our named executive officers are:

•	Ravichandra K. Saligram, President and Chief Executive Officer;

•	Christopher H. Peterson, Chief Financial Officer and President, Business Operations;

•	Bradford R. Turner, Chief Legal and Administrative Officer and Corporate Secretary;

•	Laurel M. Hurd, Segment President, Learning and Development;

•	Russell Torres, former Group President; and

•	Michael B. Polk, former President and Chief Executive Officer.

Mr. Polk retired from his position as President, Chief Executive Officer and member of the Board effective June 28, 2019. Mr. Peterson served as Interim Chief Executive Officer (while continuing to serve as Executive Vice President and Chief Financial Officer) from June 28, 2019 until October 3, 2019 during an important transition period as the Board completed its search for a permanent CEO. Mr. Saligram joined the Company as President, Chief Executive Officer and member of the Board on October 3, 2019.

On January 17, 2020, the Company announced that Mr. Torres would leave the Company effective March 8, 2020.

On February 14, 2020, the Company announced that Mr. Peterson was appointed President, Business Operations in addition to his role as Chief Financial Officer. Mr. Peterson’s expanded role now includes oversight of Supply Chain, Procurement, and Investor Relations, in addition to his continuing oversight of Finance and Information Technology.

Turnaround Strategy.

2019 was an important year of inflection and management transition for the Company during which CEO transition occurred and management implemented a turnaround framework. Management developed a new strategy to address key challenges facing the Company, including: shifting consumer preferences and behaviors, a highly competitive operating environment, a rapidly changing retail landscape, growth in e-commerce, continued macroeconomic and political volatility, and an evolving regulatory landscape.

The Company identified the following strategic imperatives to address and adapt to these challenges during this turnaround period:

•	Strengthen the portfolio by investing in attractive categories aligned with its capabilities and strategy;

•	Build sustainable profitable growth by focusing on innovation, as well as growth in digital marketing, e-commerce and its international businesses;

•	Achieve attractive margins by driving productivity and overhead savings to reinvest into the business;

•	Enhance cash efficiency by improving key working capital metrics, resulting in a lower cash conversion cycle; and

•	Build a winning team through engagement and focus the best people on the right things.

Execution of these strategic imperatives will better position the Company for long-term sustainable growth in order to achieve its short-to-near-term goals of:

•	Growing core sales;

•	Improving operating margins;

•	Accelerating the cash conversion cycle; and

•	Strengthening organizational capability and employee engagement.

Management Transition.

In June 2019, Mr. Polk retired from the Company. The Board search committee was in the process of recruiting an experienced CEO with extensive consumer products experience, and the Board asked Mr. Peterson to serve in an interim role as CEO and CFO between late June 2019 and the appointment of a permanent CEO. During this important transition period, the Committee viewed it as critical to retain and incentivize Mr. Peterson, and the independent members of the Board, at the Committee’s recommendation, awarded Mr. Peterson a grant of performance-based RSUs linked to cash flow generation and a temporary base salary and bonus target increase in recognition of his interim CEO service. In October 2019, Mr. Saligram, a tenured CEO with global experience in consumer products, corporate transformations and building strong corporate cultures, joined the Company. In order to induce Mr. Saligram to join the Company, the Board, at the Committee’s recommendation, awarded him an annual compensation package commensurate with his experience, and a sign-on award which included a cash component and a stock option award. His cash sign-on award was intended to help defray the cost of relocation to the Company’s new headquarters in Atlanta, GA, as he did not participate in the Company’s relocation program. Mr. Saligram’s compensation arrangement included an initial award of performance-based stock options, the vesting of which is tied to significant stock price appreciation during his tenure as CEO. The execution of the Company’s new strategy also prioritized the building of a turnaround-focused management team and a winning employee culture. In March 2020, in connection with a change in the Company’s organizational design, Mr. Torres left the Company.

2019 Results.

During 2019, the Company began executing a Turnaround Strategy, with the vision of building a global, next generation consumer products company that can unleash the full potential of its brands in a fast moving omni-channel environment. The Company also completed its Accelerated Transformation Plan with the sales of its Process Solutions, Rexair and United States Playing Cards businesses and with the strategic decisions to retain the Consumer and Commercial Solutions, Mapa/Spontex and Quickie businesses. The Company also sharpened its focus on improving cash flow, reducing overhead and paying down its outstanding debt. Throughout the year, the Company delivered consistently against its new goals in the early stages of the turnaround.

Below is a summary of the overall 2019 financial and operating performance of the Company2:

•	Net sales were $9.7 billion, a decline of 4.3 percent compared with $10.2 billion in the prior year. Core sales decreased 1.9 percent versus 2018.

•	Reported gross margin was 33.1 percent, compared with 34.6 percent in the prior year. Normalized gross margin was 33.8 percent, compared with 34.3 percent in the prior year.

•

Reported operating loss was $482 million compared with an operating loss of $7.6 billion in 2018. Normalized operating income was $1.0 billion, unchanged compared with the prior year. Normalized operating margin was 10.8 percent compared with 10.3 percent in the prior year.

•	Interest expense was $303 million, compared with $446 million in 2018, attributable to a reduction in outstanding debt.

•	Reported net income was $107 million compared with a net loss of $6.9 billion in 2018. Reported diluted earnings per share were $0.25 compared with a reported diluted loss per share of $14.65 in 2018.

[2]	For an explanation of non-GAAP measures and a reconciliation to GAAP, please see Appendix A.

•	Normalized net income was $722 million, compared with $1.2 billion in the prior year. Adjusted Earnings Per Share were $1.70 compared with $2.46 in the prior year.

•	2019 operating cash flow was $1.0 billion, compared with $680 million in 2018.

Pay for Performance.

The Company continues to emphasize pay for performance, as evidenced by the design and execution of its compensation program:

•

Mr. Saligram’s annualized total target direct compensation will be 84% performance-based, through a combination of the Company’s short-term bonus awards and long-term incentives, including stock options.

•

Aligned with the Company’s performance in prior years, the performance-based RSUs granted in 2016 pursuant to the LTIP paid out at 0% in 2019, and the performance-based RSUs granted in 2017 pursuant to the LTIP paid out at 0% in February 2020.

•

The incentive targets for performance-based RSUs granted to named executive officers in 2019 were weighted 50% to Relative TSR performance and 50% to the achievement of cumulative Free Cash Flow targets over the three-year performance period, resulting in enhanced focus on cash generation during the performance period.

•

The incentive targets for named executive officers included in the Company’s 2019 Bonus Plan were weighted 50% to the achievement of Adjusted Earnings Per Share[3] targets, 25% to the achievement of Adjusted Operating Cash Flow[4] targets and 25% to the achievement of core sales growth targets.

•	100% of the 2019 annual equity awards to the former CEO, Mr. Peterson and Mr. Torres, and 70% and 60% of the annual equity awards to Mr. Turner and Ms. Hurd, respectively, were performance-based.

Compensation Program Objectives.

•

Motivate Executives to Meet or Exceed Company Performance Goals.    A significant portion of an executive’s total compensation is directly tied to achieving the Company’s performance goals. Each year, the Committee reviews the performance goals and modifies them as appropriate to reflect the Company’s current business objectives and strategies.

•

Reward Individual Performance and Contributions.    The individual performance evaluation of each executive officer, together with the executive’s contribution to Company performance, generally affects most aspects of each executive’s compensation. For example, the Committee typically considers individual performance in determining an executive’s annual salary, which, in turn, impacts the amount of incentive compensation that the executive could have earned for meeting or exceeding annual performance goals under the Bonus Plan. In addition, the CEO

[3]

Adjusted Earnings Per Share for purposes of the 2019 Bonus Plan payout were the reported earnings per share for the total Company, excluding the impact of charges which the Company normalizes for public reporting.

[4]

Adjusted Operating Cash Flow for purposes of the 2019 Bonus Play payout consisted of operating cash flow as publicly reported by the Company, excluding the impact of all cash costs related to the extinguishment of debt; debt and equity related financing costs; cash tax payments associated with the sale of a business unit or line of business; cash expenditures associated with the acquisition or divestiture of business units or lines of business (including retention related compensation payments and all payments associated with the pending Jarden appraisal rights proceeding); or other unanticipated extraordinary, non-budgeted cash expenditures as determined by the Committee. It includes operating cash flow attributable to any business unit classified as discontinued operations for the period up to the actual divestiture.

considers the individual performance of his direct reports when recommending any adjustments to the grant value for equity awards made to such executives under the LTIP or the final payout percentage of 2019 Bonus Plan payments.

•

Link the Financial Interests of Executives and Stockholders.    The Committee uses RSUs and, beginning in 2020, stock options, to provide long-term incentive compensation and to link the financial interests of the Company’s executives with those of its stockholders. In addition, the named executive officers are subject to stock ownership guidelines that help ensure they retain a significant portion of their vested equity awards.

•

Attract and Retain the Best Possible Executive Talent.    Successful recruiting and retention of talented executives requires the Company to provide competitive compensation opportunities. To do that, the Company obtains information about compensation practices of its relevant competitors, and in 2019, the Company used compensation information compiled from an updated 2019 custom comparator group and published survey data.

Compensation Policies and Practices.

The Committee believes that the compensation program includes key features that align the interest of the named executive officers and the long-term interest of stockholders and are good corporate governance practices.

What We Do	What We Don’t Do

•   Align pay with performance

•   Beginning in 2020, 100% of named executive officer annual equity awards are performance-based, including performance-based RSUs and stock options

•   Cap annual and long-term incentive awards

•   Require named executive officers and directors to own a meaningful amount of Company stock

•   Maintain a compensation recoupment policy

•   Maintain anti-hedging and anti-pledging policies for executive officers

•   Balance short-term and long-term incentives

•   Use an independent compensation consultant that is engaged by the Committee

•   Provide automatic or guaranteed base salary increases

•   Re-price stock options

•   Reward executives with little link to performance

•   Pay dividend equivalents on RSUs prior to vesting

•   Provide tax gross ups on golden parachute excise taxes

Determination of Executive Officer Compensation.

Summarized in the table below are roles and responsibilities of the parties that participate in, or have been delegated authority with respect to, the development of the Company’s executive compensation program:

Organizational Development & Compensation Committee

•   Reviews Company performance and approves the payout level of performance awards, if any, for executives.

•   Reviews and recommends to the independent Board members the CEO’s annual compensation, including salary, bonus and long-term incentives.

•   Approves the annual compensation for all executive officers other than the CEO.

•   Reviews and sets performance goals under the Bonus Plan and LTIP.

•   Reviews and approves awards (including the terms and conditions of such awards) under the Bonus Plan and LTIP for all executive officers other than the CEO.

•   Approves any severance agreements, change in control agreements or similar agreements between the Company and its executive officers other than the CEO.

Independent Board Members	• Approve the CEO’s annual compensation, including salary, bonus and long-term incentive compensation.

Committee Consultant—FW Cook

•   Assists the Committee in reviewing the effectiveness and competitiveness of the Company’s executive compensation programs and policies.

•   Makes recommendations regarding executive compensation programs consistent with the Company’s business needs, pay philosophy, market trends, and the latest legal and regulatory considerations.

•   Provides market data as background to decisions regarding CEO and senior executive base salary and annual and long-term incentives.

•   Advises the Committee regarding executive compensation best practices.

•   Maintains independence by providing no other services to the Company (the Committee has evaluated its relationship with FW Cook and has determined that no conflict of interest exists with respect to the services FW Cook provides to the Committee).

CEO

•   Recommends to the Committee, in the case of other executive officers, base salary amounts, equity awards as well as potential adjustments to incentive awards based on individual performance.

•   Participates in the development of annual Company performance goals under the Bonus Plan.

Other Executives

•   The CEO’s management team plays a prominent role in gathering information for, and by participating in meetings of, the Committee.

•   The CEO works with the Chief Human Resources Officer regarding recommendations on base salary amounts, annual target bonus and equity awards for executives other than the CEO using competitive market data.

•   The Chief Financial Officer assists in developing recommendations on annual performance goals and determining whether financial performance goals were attained by the Company under the Bonus Plan and LTIP.

In making compensation decisions, the Committee considers several factors including competitive market data, individual and Company performance, skills, experience, complexity and criticality of role and internal pay equity. The Committee does not use a predetermined formula to make its overall decisions but considers all the above factors. However, in determining the performance-based component of compensation for the Company’s named executive officers in 2019, generally including annual incentive and long-term incentive compensation, the Committee tied payment to adjusted Earnings Per Share, Adjusted Operating Cash Flow, Free Cash Flow, core sales growth and Relative TSR. Such performance goals are intended to align the majority of each executive officer’s compensation with stockholders’ interests over the near and long term.

Stockholder Outreach.

We value the views of our stockholders and we believe that building positive relationships with our stockholders is critical to our long-term success. To help Company management and the Board understand and consider the issues that matter most to our stockholders, we periodically engage with our stockholders on a range of topics related to executive compensation, governance and sustainability. We then incorporate this feedback into our disclosures, corporate governance policies and executive compensation program. For example, the inclusion of cumulative Free Cash Flow as a new metric in the 2019 LTIP awards reflected feedback received from stockholders.

Prior to the 2019 Annual Meeting of Stockholders, the Company conducted outreach with 17 large investors, comprising 48% of shares outstanding, regarding corporate governance and executive compensation topics (the “Spring 2019 Outreach”). These conversations enabled the Board to better understand shareholders’ views on the Company’s written consent provision considered at the 2019 Annual Meeting, overboarding policy, 2018 named executive officer compensation and the overall executive compensation program.

At the 2019 Annual Meeting of Stockholders, the Say on Pay Proposal was approved by approximately 70% of shares voted for or against and 68% of votes cast, including abstentions. The Organizational Development and Compensation Committee considered this level of approval to indicate the support of the majority of the Company’s stockholders; however, it was a lower level of support than desired. A shareholder proposal regarding reporting on diversity in the executive team also received a majority of votes cast at the 2019 Annual Meeting. During Fall 2019, we conducted further outreach with 16 of the Company’s top institutional investors representing approximately 43% of our shares outstanding (the “Fall 2019 Outreach”) to get feedback on our lower than desired 2019 Say on Pay Proposal outcome, to discuss the Board’s planned format for sustainability and diversity reporting and to give an overview of corporate governance and executive compensation matters, including the Company’s introduction of stock options as a new mechanism to link named executive officer compensation to Company performance.

Together, the Spring 2019 Outreach, voting outcomes at the 2019 Annual Meeting, and Fall 2019 Outreach influenced the following actions taken by the Company relative to executive compensation:

•

The Interim CEO compensation package awarded to Christopher H. Peterson during 2019 included performance-based equity linked to Adjusted Operating Cash Flow goals designed to reward him for Company performance and to retain him during an important leadership transition;

•

The compensation package designed to attract and retain our new CEO, Mr. Saligram, included a sign-on grant of performance-based stock options and his 2020 compensation opportunity includes LTIP compensation comprised of performance based RSUs (70%) and stock options (30%); and

•

The design of the 2020 LTIP awards to named executive officers further shifted away from Relative TSR as a metric by focusing on two long term performance measures: core sales growth and cumulative Free Cash Flow (as defined in the 2020 LTIP Terms and Conditions, filed with the SEC on a Current Report on Form 8-K on February 20, 2020). The award continues to incorporate the Company’s Relative TSR, but only as a positive or negative adjustment to the payout for top quartile or bottom quartile performance compared to a pre-determined set of comparator companies, respectively.

Pursuant to Section 14A of the Exchange Act, the Company is required to submit to stockholders an advisory resolution to approve the compensation of the Company’s named executive officers, as disclosed in this CD&A, and the accompanying compensation tables and narrative. The Company currently submits the advisory vote on executive compensation annually to stockholders, with a vote being held at the Annual Meeting. See “Proposal 3—Advisory Resolution to Approve Named Executive Officer Compensation.” Based on the advisory vote at the 2017 annual meeting, the frequency of the vote on our Say on Pay Proposal will continue to be every year.

Competitive Market Data.

Custom Comparator Group.

Given the changes in the Company’s size and smaller portfolio of businesses, the Committee adopted an updated custom comparator group, which was among the factors considered for 2019 LTIP awards. For performance-based LTIP awards granted in 2019, the Company used a custom comparator group consisting of companies that participate in the various consumer products industries in which the Company competes and excluded larger companies with revenue greater than $25 billion (USD), such as 3M Company and Kraft Heinz, included in the prior year’s comparator group. Companies in the custom comparator group represent the Company’s principal competitors for executive talent and reflect companies of similar size, global presence, business complexity and brand recognition. The following 23 companies were in the Company’s custom comparator group for 2019.

Avery Dennison Corporation	Henkel AG & Company, KGaA
Brother Industries, Ltd.	Kimberly-Clark Corporation
The Clorox Company	Koninklijke Philips N.V.
Church & Dwight Co., Inc.	Mattel, Inc.
Colgate-Palmolive Company	Reckitt Benckiser Group plc
Coty Inc.	SEB SA
Domtar Corporation	Societe Bic SA
Dorel Industries Inc.	Spectrum Brands Holding, Inc.
Electrolux AB	Tupperware Brands Corporation
Fortune Brands Home & Security, Inc.	VF Corporation
General Mills, Inc.	Whirlpool Corporation
Hasbro, Inc.

Compensation Survey Data.

The Company periodically obtains information on the compensation practices of companies in both the custom comparator group and general industry and compares the Company’s executive compensation components to that data. For 2019, the Company also used compensation information compiled from published compensation surveys, including surveys from Willis Towers Watson, Mercer and Aon Hewitt. These surveys provide a larger pool of data for a more statistically relevant comparison of compensation levels and pay practices.

In 2019, the Company used competitive practice and survey information as a reference for decisions regarding:

•	the mix of executive compensation that is annual and long-term;

•	the portion of total compensation that is equity or cash; and

•	levels of total direct compensation, both the total and for each element (salary, annual incentive opportunities and long-term incentive opportunities).

For purposes of evaluating Relative TSR for performance-based RSUs awarded under the LTIP, the Company uses only the custom comparator group as the most relevant businesses against which the Company competes.

Setting Compensation Opportunity.

Each element of the compensation program complements the others and, together, is intended to achieve the Committee’s principal compensation objectives. When decisions about compensation for an executive officer are made, the impact on the total value of all these elements of compensation for the individual is considered. The Committee periodically reviews summary reports, or “tally sheets,” which identify key elements of the compensation paid to or realizable by each executive officer. The Committee uses the summary reports to review the overall pay and benefit levels and provide additional perspective on how the executive compensation program meets the Company’s compensation objectives.

For executives, the Committee reviews competitive market data and establishes target total direct compensation opportunities (i.e., salary, annual cash incentive and annual long-term incentive targets) based on the following factors: individual performance, breadth of the executive’s responsibility, strategic importance of the position, internal pay equity, competitive market data, the circumstances surrounding the executive’s initial hiring or promotion to a position with increased responsibilities and the desire to promote executive retention.

The 2019 Summary Compensation Table shows the compensation of each named executive officer for the fiscal year ended December 31, 2019.

Mix of Pay.

To reinforce the Company’s pay for performance philosophy, the Board, at the Committee’s recommendation, approved an annualized total target direct compensation package for Mr. Saligram that will be approximately 84% contingent on performance. This excludes one-time awards provided to Mr. Saligram under the Compensation Arrangement related to his recruitment to Company. In addition, in 2019, approximately 72% of total target direct compensation for other named executive officers (on average, excluding Mr. Polk) was contingent upon performance. This percentage excludes the impact of a temporary compensation increase for Mr. Peterson associated with his interim CEO service. As a result, realized compensation fluctuates significantly with the Company’s financial results and share price. The Committee believes this approach motivates executives to consider the impact of their decisions on stockholder value.

Target Compensation Mix and “Pay at Risk”

Current CEO		Other NEOs

	• 84% of annualized total target direct compensation will be at risk.		• 72% of annualized total target direct compensation for the other NEOs (on average, excluding Mr. Polk, and excluding the temporary 2019 compensation increases for Mr. Peterson) is at risk.

•   25% of the annualized total target direct compensation will be tied to achievement of annual incentive goals, and 59% is tied to achievement of share price appreciation and long-term incentive goals.

•   20% of the annualized total target direct compensation of the other NEOs (on average, excluding Mr. Polk, and excluding the temporary 2019 compensation increases for Mr. Peterson) is tied to achievement of annual incentive goals, and 52% is tied to achievement of share price appreciation and long-term incentive goals.

Performance Based Time Based

Consideration of Individual Performance.

As part of the Company’s annual performance evaluation process, the CEO and each named executive officer establish that individual’s performance objectives for the coming year. These performance objectives are not specifically weighted or otherwise intended to be formulaic, but rather serve as the framework upon which the CEO evaluates the named executive officer’s overall performance. The CEO’s evaluation of a named executive officer’s performance relative to these objectives involves a high degree of judgment based on the CEO’s observations of, and interaction with, the executive throughout the year. No single performance objective is material to the CEO’s evaluation of the named executive officer’s performance; however, these performance goals, which reinforce alignment of Company and stockholder interests, are critical to the evaluation of each named executive officer. The CEO’s evaluation of individual performance is considered when he recommends to the Committee, in the case of other named executive officers, base salary amounts, annual incentive payout amounts and equity grants.

At the beginning of the year, the Committee recommends to the independent members of the Board the CEO’s individual performance objectives. The Board’s method of evaluation of the CEO’s performance is substantially similar to that used by the CEO to evaluate the other executive officers. As such, the CEO’s performance objectives are not specifically weighted or otherwise intended to be formulaic, but rather serve as the framework upon which the Committee and the full Board evaluate the CEO’s performance. The evaluation of the CEO’s overall performance relative to these objectives involves a high degree of judgment. No single performance objective is material to the Board’s evaluation of the CEO’s performance; however, these performance goals, which reinforce alignment of Company and stockholder interests, are critical to the CEO evaluation.

The Committee and Board also take into consideration the CEO’s performance when developing his base salary increase, if any, annual incentive payout amounts and long-term incentive grant value. In 2019, Mr. Polk did not receive an increase in base salary or target bonus percentage, and the Board reduced the value of his LTIP award from $10,000,000 in 2018 to $7,000,000 in 2019, in consideration of the Company’s performance in 2018 and smaller size due to the divestiture program. Mr. Saligram joined the Company in October 2019. Please see “Mr. Saligram’s Compensation Arrangement” below for the details of the offer letter pursuant to which his initial salary, 2019 annual incentive payout amount and long-term incentive grant value were determined.

Key Elements of Executive Compensation.

Salary.

Salaries are paid to provide a predictable, fixed cost element of compensation to attract and retain qualified executives. Salaries provide executives with a base level of income and are set based on the factors outlined above in “Setting Compensation Opportunity.”

The Committee generally sets annual salaries in February. In February 2019, the independent directors and the Committee did not approve any increases to the base salary of any named executive officers in connection with their continuing service to the Company. Ms. Hurd received an increase in base salary from $525,000 to $650,000 per year effective August 1, 2019, in connection with her promotion to Segment President, Learning and Development. Mr. Peterson received a temporary increase in his half-year base salary from $400,000 to $700,000 for the period from July 1, 2019, through December 31, 2019 in connection with his service as Interim Chief Executive Officer.

Annual Incentive Compensation.

On February 13, 2019, the Committee adopted annual incentive targets for the 2019 Bonus Plan. The annual incentive program under the Bonus Plan is designed to reward annual performance that supports our business objectives and strategy. A cash bonus, measured as a percentage of the executive’s salary, is paid based on the extent to which the performance goals are achieved.

Listed below are the performance goals and relative weight for 2019 for the named executive officers:

Performance Goals	Weight	Rationale for the Measure

Adjusted Earnings Per Share	50%	Incent profitable growth

Adjusted Operating Cash Flow	25%	Drive cash flow generation

Core Sales Growth	25%	Drive core sales growth

Under the terms of the 2019 Bonus Plan, targets were based on assumed divestiture dates for the Rexair, Process Solutions, U.S. Playing Cards, Mapa/Spontex and Rubbermaid Outdoor, Closet, Refuge, Garage and Cleaning (“Commercial”) businesses. Pursuant to the 2019 Bonus Plan terms, as each of the Rexair, Process Solutions and U.S. Playing Cards businesses were sold at a date later than assumed, targets were adjusted to include the budgeted results for each of these businesses for the period of time between the actual and planned divestiture dates, and to reflect the impact of any related delay in the planned use of net proceeds from the divestitures for debt repayment or share repurchase. Performance metrics were also adjusted in accordance with the plan terms to reflect any financial impact associated with the reclassification of the Mapa/Spontex and Commercial businesses to continuing operations and the Company’s decision to retain them. The 2019 performance targets, after giving effect to such adjustments, are summarized below:

2019 Bonus Plan Performance Targets

Performance Goals	Target for Payout at 100%	Minimum Threshold for Payout		Performance for Maximum Payout (200%)	Actual Performance

Adjusted Earnings Per Share	$1.64	>$	1.40	$1.89	$1.70

Adjusted Operating Cash Flow ($ millions)	$653.9	>$	428.9	$928.9	$1,070.6

Core Sales Growth	0.0%		-3.0%	3.0%	-1.9%

The maximum payout for each performance goal is equal to 200% of the portion of the target cash bonus weighted toward that goal. If a performance goal is met at the target level, as determined by the

Committee, the target amount is paid for that goal. Performance above the target results in payment of a higher percentage of salary up to a pre-established maximum. Performance below the target results in a lower bonus payment for that goal if a minimum threshold is met, or no payment if the minimum threshold is not met. The Committee (or independent directors, in the case of the CEO) also has the discretion to increase or decrease bonus payouts to named executive officers based on individual performance, quality of results or other factors they deem relevant.

In 2019, Adjusted Earnings Per Share was $1.70, which equates to a 120% payout with respect to the 50% of the bonuses tied to earnings per share. Adjusted Operating Cash Flow was approximately $1.071 billion, which is above the maximum performance required for that metric, resulting in a 200% payout with respect to the 25% of the bonuses tied to Adjusted Operating Cash Flow. Core sales growth was -1.9%, which equates to a 28% payout with respect to the 25% of the bonuses tied to core sales growth. Therefore, based on the weighted performance goals, the named executive officer annual bonuses for 2019 were achieved at 117% of target.

The table below shows actual bonus payouts for 2019 to the named executive officers and 2019 target payouts as a percentage of their earned base salaries.

Name	2019 Actual Bonus Payment	Target as % of Earned Base Salary	Actual % of Target Earned in 2019
Ravichandra K. Saligram	$1,362,898	N/A	117%
Christopher Peterson	$1,462,500	114%	117%
Bradford R. Turner	$819,000	100%	117%
Laurel M. Hurd	$475,989	63%	117%
Russell Torres	$877,500	100%	117%
Michael B. Polk	$1,184,625	150%	117%

Additional information appears in the “Estimated Possible Payouts Under Non-Equity Incentive Plan Awards” columns of the “2019 Grants of Plan-Based Awards” table. Please also see the section “Interim Service and Sign-On Awards” for further discussion. Mr. Saligram received a bonus payout pursuant to the terms of his CEO offer letter, which included a fixed amount of $1,275,000, subject to modification if the actual corporate bonus payout percentage for 2019 was greater than target. As the corporate bonus payout percentage for 2019 was 117%, Mr. Saligram received an additional amount equal to the difference between the actual payout percentage and the target payout percentage, multiplied by his target payout percentage of 150% and applied to his actual earned base pay for the portion of 2019 he was employed by the Company. Mr. Peterson’s target bonus amount was temporarily increased in connection with his service as Interim CEO from June 28, 2019, to October 3, 2019, resulting in a full-year 2019 target bonus opportunity of $1,250,000. In connection with Ms. Hurd’s promotion, effective August 1, 2019, she received an increase in her target bonus from 55% to 75% of annual base pay for 2019. Her annualized target bonus percentage for 2019 was then calculated on a prorated basis as follows: (i) 55% of her salary for the first seven months of 2019, plus (ii) 75% of salary for the last five months, resulting in weighted average annualized bonus target of 63% of her 2019 salary. Pursuant to his retirement agreement (the “Polk Retirement Agreement”), Mr. Polk received a prorated bonus in connection with his retirement in June 2019, based on the above-referenced Company performance goals, relative weights and performance targets.

Other than as described above, none of the named executive officers received target bonus percentage increases in 2019. As a result of her individual performance and the performance of the business units under her management in 2019, the Committee also approved a ten percent discretionary increase to Ms. Hurd’s payout, which increase is reflected in the actual payment above.

Mr. Saligram received a cash sign-on bonus of $600,000 in connection with his onboarding as the Company’s President and CEO effective October 3, 2019. His cash sign-on award was intended to help defray the cost of relocation to the Company’s new headquarters in Atlanta, GA, as he did not participate in the Company’s relocation program. See the section titled “Interim Service and Sign-On Awards” for more details concerning these additional cash bonus awards.

The Company believes that the opportunity for cash bonuses for each named executive officer serves the Company’s goals to:

•	motivate each of them to achieve Company performance goals and enhance stockholder value; and

•	allow the Company to retain their services because it provides each of them with the opportunity to receive a competitive cash bonus.

Long-Term Incentive Compensation.

Long-term incentive awards granted pursuant to the Newell Rubbermaid Inc. 2013 Incentive Plan (as amended, the “2013 Incentive Plan”) are designed to motivate executives to increase stockholder value over the long term and align the interests of executives with those of stockholders. Under the annual LTIP, the Committee sets a target award value for RSUs to be granted to each executive based on the breadth of the executive’s responsibility, strategic importance of the position, competitive data and internal pay equity.

The CEO’s recommendation to the Committee for the other named executive officers may include an adjustment to the target LTIP opportunity based upon the CEO’s evaluation of the named executive officer’s performance or other factors deemed relevant by the Committee. Similarly, when setting the CEO’s equity compensation, the independent members of the Board determine the CEO’s LTIP grant value based upon the Board’s evaluation of the CEO’s performance and other relevant factors.

Of the named executive officers who served with the Company in 2019, none received target LTIP percentage increases for the 2019 LTIP grant. Ms. Hurd’s LTIP target increased to 175% of salary reflecting her promotion to Segment President, Learning & Development, which will be reflected in her 2020 LTIP grant.

The LTIP target values and RSU grants for each of the named executive officers receiving LTIP awards in 2019 were as follows:

Name	LTIP Award Value at Target($)	LTIP Performance- Based RSUs	LTIP Time- Based RSUs
Mr. Saligram	N/A	N/A	N/A
Mr. Peterson	3,000,000	176,366	—
Mr. Turner	1,600,000	65,843	28,218
Mr. Torres	2,062,500	121,252	—
Ms. Hurd	656,250	23,148	15,432
Mr. Polk	7,000,000	411,522	—

The value reported in the 2019 Summary Compensation Table and 2019 Grants of Plan-Based Awards table varies from the above amounts because those amounts reflect the stock price on the date of grant and the probable outcome of the performance conditions for the performance-based RSUs. Based on these factors, the 2019 Summary Compensation Table shows an accounting value more than 2.5% higher than the grant date stock price. The values in the table above reflect the value the Committee considered when making the 2019 LTIP grants.

For Messrs. Polk, Peterson and Torres, 100% of the 2019 LTIP was provided in performance-based RSUs that vest on the third anniversary of the date of grant, subject to the Company’s three-year cumulative Free Cash Flow performance and Relative TSR with respect to the applicable custom comparator group. For Mr. Turner and Ms. Hurd, 70% and 60%, respectively, of the 2019 LTIP value was provided in the same type of performance-based RSUs, and 30% and 40%, respectively, of the 2019 LTIP value was provided in time-based RSUs, which vest ratably in one-third increments on each of the first, second and third anniversaries of the date of the grant. The number of RSUs granted was derived based on the closing price of the stock of the Company on February 19, 2019, or $17.01. No value is reflected for Mr. Saligram, whose start date of employment with the Company was October 3, 2019.

For performance-based RSUs granted pursuant to the LTIP in 2017 and 2018, the sole performance metric is Relative TSR with respect to the applicable custom comparator group established by the Company for each of these years, and the payout ranges from 200% (if the Company is first in the three-year Relative TSR rank) to 0% (if the Company is last in the three-year Relative TSR rank), with interpolation being used for Relative TSR rankings between first and last. In addition, no payout is earned if the Company’s three-year Relative TSR ranking falls in the bottom quartile of the applicable custom comparator group for the performance period. From 2016 to 2018, the Committee established performance metrics for performance-based RSUs that were based 100% on Relative TSR due to the complexities related to the 2016 acquisition and subsequent integration of Jarden, and related portfolio transformation, and establishing long term performance metrics for the combined enterprise.

In 2019, to enhance focus on cash flow generation and working capital improvement, the Committee established metrics for the performance-based RSUs that are based 50% on Relative TSR (based on the payout ranges described above) and 50% on cumulative Free Cash Flow, over the three-year performance period, with payout ranging from 0 to 200% depending upon achievement of these equally weighted performance goals. In 2019, for the purposes of the LTIP, Free Cash Flow is defined as operating cash flow for the total Company (including discontinued operations), as reported by the Company, less capital expenditures, excluding: the impact of all cash costs related to the extinguishment of debt; debt and equity related financing costs; cash tax payments associated with the sale of a business unit or line of business; cash expenditures associated with the acquisition or divestiture of business units or lines of business; and other significant cash costs that have had or are likely to have a significant impact on Free Cash Flow for the period in which the item is recognized, are not indicative of the Company’s core operating results and affect the comparability of underlying results from period to period, as determined by the Committee. Free Cash Flow includes disposal proceeds for ordinary course and restructuring related asset sales. Free Cash Flow targets were initially set in February 2019, (as disclosed on a Current Report on Form 8-K filed with the SEC on February 12, 2019) and, pursuant to the terms of the LTIP and the related RSU agreements, have been adjusted to reflect changes relative to the assumed timing of the 2019 divestitures (Rexair, Process Solutions and USPC) as well as the decision to retain Mapa/Spontex and Commercial Business.

The adjusted payout percentage for the Free Cash Flow targets are as follows:

Payout Level	Cumulative Free Cash Flow over Performance Period	Payout Percentage
Threshold	$711 million	0%
	$886 million	50%
Target	$1.06 billion	100%
	$1.36 billion	150%
Maximum	$1.76 billion	200%

In 2020, the Committee established metrics for the performance-based RSUs, which are based 50% on cumulative Free Cash Flow and 50% on core sales growth, to ensure appropriate linkage and focus on long-term measures critical to the Company’s future success. The 2020 performance-based RSUs awarded may vest at 0% to 200% depending upon achievement of these equally-weighted performance goals over the three-year performance period. Core sales growth performance is calculated based on the core sales growth numbers publicly reported by the Company and expressed as a percentage, over each year of the three-year performance period commencing January 1, 2020 and ending December 31, 2022, with each of the three annual core sales performance periods measured against the respective preceding fiscal year. Additionally, following the determination of the extent to which the Company has achieved its performance goals, a positive or negative adjustment to the payout will be made based upon a comparison of the Company’s Relative TSR in relation to a pre-determined set of comparator group companies for the three-year performance period. If the Company’s ranking is in the bottom quartile of the comparator group at the end of the performance period, the payout percentage will be multiplied by 75% to determine the total payout percentage of the award. If the Company’s ranking is in the top quartile of the comparator group at the end of the performance period, the payout percentage will be multiplied by 125%. For a ranking in the second or third quartile, no TSR-related adjustment will be made. If the Company’s ranking is in the bottom quartile of the comparator group, the payout percentage will be no higher than target (100%), even if the calculation results in a higher payout. The total payout percentage for the award will not exceed 200% of the target. For further information, please see the 2020 LTIP Terms and Conditions, as filed with the SEC on February 20, 2020, on a Current Report on Form 8-K.

The Committee (or in the case of the Chief Executive Officer, the independent members of the Board) also changed the mix of long-term incentive compensation in 2020 to include stock options as a new mechanism to link named executive officer compensation to Company performance. A named executive officer’s 2020 LTIP award is comprised of 70% performance-based RSUs and 30% stock options, by value. Performance-based RSU awards under the LTIP vest three years from the date of grant. The exercise price per share of the stock options is equal to the closing price of a share of the Company’s common stock on the date of grant. Stock option awards have an exercise period of ten years and vest ratably in one-third increments on each of the first, second and third anniversaries of the date of the grant.

The Company’s 2017 LTIP performance metric, as calculated under the LTIP during the performance period beginning on January 1, 2017 and ending December 31, 2019, is summarized below:

2017 LTIP Performance Metrics

Performance Goals	Weight	Target for Payout at 100%		Minimum Threshold for Payout		Performance for Maximum Payout (200%)		Estimated Actual Performance
Relative TSR Performance	100%	10	th	> Bottom	[1] /4	1	st	0%

Based on the Company’s Relative TSR during the applicable performance period, none of the performance-based RSUs granted to Messrs. Polk, Torres, Turner, and Ms. Hurd pursuant to the LTIP in February 2017 vested. Mr. Saligram and Mr. Peterson joined the Company in 2019 and 2018, respectively, and did not receive 2017 LTIP grants.

In addition to the annual grants under the LTIP, from time to time, RSUs and stock options may be granted to named executive officers in circumstances such as a promotion, a new hire, or for retention purposes. In 2019, Mr. Saligram received a sign-on performance-based stock option award covering 1,333,333 shares. In connection with his service as Interim CEO in 2019, Mr. Peterson received an additional award of performance-based RSUs with a value of $1.75 million based on the closing price of the Company’s common stock on the date of grant (the “Interim Service Award”). See the sections titled “Interim Service and Sign-On Awards” and “Prior Year Special Awards” for additional discussion of Mr. Saligram’s sign-on stock option award, RSU grants to Mr. Peterson as compensation for his service in 2019 as Interim CEO and in connection with his recruitment as Chief Financial Officer, and certain retention-related RSU grants made to Mr. Turner in 2018 and Mr. Torres in 2018 and 2019.

Holders of RSUs do not receive dividend equivalents at the time dividends are paid. Rather, all such dividend equivalents will be accrued and paid only at the time and to the extent that the RSUs actually vest.

Interim Service and Sign-On Awards.

Mr. Peterson’s Interim CEO Pay Package.

After Mr. Polk’s departure on June 28, 2019, Mr. Peterson was appointed Interim CEO as the Board continued its search for a permanent CEO. In connection with his appointment as Interim CEO, Mr. Peterson and the Company entered into a compensation arrangement dated June 25, 2019 (the “Interim CEO Offer Letter”) which supplemented the compensation and benefits described in

Mr. Peterson’s Compensation Arrangement, dated November 21, 2018, filed with the SEC with the Company’s 2018 Annual Report on Form 10-K on March 4, 2019 (the “2018 Compensation Arrangement”). Pursuant to the Interim CEO Offer Letter, Mr. Peterson received the following compensation and benefits:

•

An increase in half-year base salary from $400,000 to $700,000 for the period from July 1, 2019 through December 31, 2019, with Mr. Peterson’s annual base salary to return to $800,000 as of January 1, 2020;

•

An increase in target bonus opportunity from $400,000 to $850,000 for the period from July 1, 2019 through December 31, 2019, for a full year 2019 target bonus opportunity of $1.25 million under the Company’s Bonus Plan, with Mr. Peterson’s target bonus opportunity returned to 100% of base salary as of January 1, 2020; and

•

The Interim Service Award of performance based RSUs with a value of $1.75 million based on the closing price of the Company’s common stock on the date of grant. Vesting of the Interim Service Award will occur partially on July 1, 2020 (57%) and partially on December 31, 2020 (43%), subject in each case to the Company’s achievement of an Adjusted Operating Cash Flow target during the performance period commencing June 1, 2019 and ending June 30, 2020, as approved by the Board, as well as Mr. Peterson’s continued employment through each of the vesting dates.

In the event that Mr. Peterson terminates his employment during the time period between July 1, 2020 and August 31, 2020, upon at least sixty days written notice to the Company, he will be entitled to receive (i) a pro-rated bonus under the Bonus Plan based upon eligible earnings for the amount of days worked in 2020, to be paid out by March 15, 2021 on the basis of actual corporate performance levels as determined by the Board; (ii) a pro-rata portion of previously granted RSU awards (other than the Interim Service Award) that would vest during the three year period after his termination (subject to the satisfaction of any applicable performance conditions), to ensure appropriate retention and compensation for the period worked; and (iii) a waiver of any repayment obligations under the Company’s Executive Relocation Program. Mr. Peterson has the option to extend the applicable time period and notice dates to terminate employment (described above) by an additional six months in each case, upon providing written notice prior to June 30, 2020.

In the event that Mr. Peterson is terminated for any reason other than good cause (as defined in the 2018 Compensation Arrangement), Mr. Peterson will be entitled to have any unvested RSUs granted under the Interim Service Award continue to vest through the applicable vesting dates (subject to the satisfaction of any applicable performance conditions), in addition to any other benefits set forth in the 2018 Compensation Arrangement.

In February 2020, Mr. Peterson was appointed as President, Business Operations in addition to his ongoing role as Chief Financial Officer. Mr. Peterson’s role was expanded to include oversight of Supply Chain, Procurement, and Investor Relations, in addition to his continuing oversight of Finance and Information Technology. He received a base salary increase to $835,000 and his 2020 Bonus Plan target percentage increased to 120% of base salary.

Mr. Saligram’s Compensation Arrangement.

As inducement to join the Company and in connection with his appointment as President and CEO, Mr. Saligram and the Company entered into a compensation arrangement dated July 29, 2019 (the “CEO Offer Letter”) pursuant to which Mr. Saligram was entitled to receive the following compensation and benefits:

•

An annual base salary of $1.4 million and target bonus opportunity of 150% of base salary (with a maximum bonus payout of 300% of annual base salary) under the Bonus Plan, with the payment for 2019 to be equal to the fixed amount of $1.275 million, subject to a pro-rata increase based on payout percentage and earned base salary if Company performance results in a Bonus Plan payout exceeding 100%;

•

A cash sign-on bonus of $600,000 that is subject to full repayment if he voluntarily terminates his employment without good reason (other than due to death or disability, as determined in good faith by the Board), or if he is terminated by the Company for good cause, as such terms are defined in the Newell Brands Executive Severance Plan, within twelve months after the start date of his employment with the Company;

•

A sign-on stock option award covering 1,333,333 shares, that was granted on his start date with the Company and generally expires on the tenth anniversary of the grant date, subject to continued employment with the Company, and has an exercise price equal to the closing market price of the Company’s common stock on the grant date (the “Employment Transition Award”);

•

An annual LTIP award, commencing in 2020, with a target value of $5,000,000. His 2020 LTIP Award consisted of 70% performance-based RSUs, and 30% stock options. The target value of LTIP awards for years after 2020 will remain $5,000,000; however, the target value of actual grants may vary from this target only based on Company performance and/or significant changes in the relevant market for compensation; and

•

Participation in the Company’s U.S. benefits program, the Company’s Supplemental Employee Savings Plan and its Flexible Perquisites Program, under which Mr. Saligram will receive an annual cash allowance of $36,000 per year that may be used for such items as car, insurance, automobile maintenance, income tax preparation services, estate planning services and financial planning services.

Vesting of the Employment Transition Award occurs ratably upon the eighteen month, two year and three year anniversaries of the grant date, subject to the attainment of a performance condition that, during any 30-day period between the date that is eighteen calendar months following the grant date and the third anniversary of the grant date of the Employment Transition Award, the average of the Company’s closing stock price must exceed 125% of the closing stock price on July 29, 2019. If the performance condition has not been satisfied as of any of the vesting dates, then the vesting of any portion of the Employment Transition Award otherwise scheduled for such vesting date will be deferred until the fifth business day following the date, if any, on which the performance condition has been satisfied. The Employment Transition Award also provides for vesting in the event of a termination of Mr. Saligram’s employment by the Company without Good Cause, or by Mr. Saligram for Good Reason, as such terms are defined in the Company’s 2013 Incentive Plan, in each case subject to attainment of the applicable performance condition (with the performance condition, for this purpose only, measured as of any 30-day period falling between the grant date and the third anniversary of the grant date)

If Mr. Saligram retires from the Company, or is terminated involuntarily without Good Cause (as defined in the applicable award agreement) in either case after three years of continuous service with the Company, he will be entitled to receive (subject to his execution of a separation agreement and general release) (i) a partial pro-rated bonus under the Bonus Plan for the year of termination based upon the number of days worked in in the year of termination, on the basis of actual corporate performance levels as determined by the Board; (ii) continued vesting of previously granted RSU and stock option awards (subject to the satisfaction of any applicable performance conditions); and (iii) a three year period following termination or vesting (whichever is later), not to exceed the remaining term of the option, during which his options will remain exercisable.

Mr. Saligram participates in the Newell Brands Executive Severance Plan (as described below) and is entitled to the severance benefits described therein. Pursuant to the terms of the CEO Offer Letter, Mr. Saligram’s participation in the Newell Brands Executive Severance Plan will end after three years of continuous service with the Company (subject to a 90-day notice requirement for termination without cause thereafter) and his benefits thereunder will not be adversely affected by any amendment thereof within the first three years of his continuous service to the Company.

Retirements and Departures.

Mr. Polk’s Retirement Agreement.

Mr. Polk retired from the Company on June 28, 2019. As disclosed by the Company in a Current Report on Form 8-K on March 14, 2019, the Company and Mr. Polk entered into the Polk Retirement Agreement, pursuant to which Mr. Polk agreed to a customary release and restrictive covenants. The Polk Retirement Agreement entitled Mr. Polk to, among other things, (1) salary continuation payments for two years, totaling $2.7 million, the unpaid portion of which was paid in a lump sum on July 31, 2019; (2) continued medical coverage for Mr. Polk and covered dependents under the Company’s plans, at COBRA rates, until Mr. Polk and his spouse are eligible for Medicare (or coverage under the medical plans of a new employer); (3) a lump sum payment of approximately $19,500, which was the difference between the aggregate premium for 24 months of medical coverage for Mr. Polk and his dependents, at the cost charged to active employees, and the aggregate premium for 24 months of such coverage at COBRA rates; (4) a portion of his annual cash incentive award pro-rated through June 28, 2019 under the 2019 Bonus Plan, payable in March 2020 (subject to the satisfaction of applicable performance conditions); (5) reimbursement of legal fees associated with the Polk Retirement Agreement, up to $10,000; and (6) retention of his Company-issued mobile phone, laptop computer and iPad. Mr. Polk’s unexercised 2011 stock options will remain exercisable until expiration in July 2021 consistent with the terms of the underlying option agreement. Additionally, Mr. Polk’s unvested performance-based RSUs awarded in February 2018 will continue to vest in February 2021 (subject to the satisfaction of applicable performance conditions) and a pro-rata portion of the RSUs awarded to Mr. Polk in February 2019, reflecting four months of service and totaling 45,724 RSUs, will continue to vest in February 2022 (subject to the satisfaction of applicable performance conditions). The provisions for the benefit of the Company included in any agreement previously entered into by Mr. Polk that by their applicable terms extend past his termination of employment, including but not limited to confidentiality, invention assignment, non-solicitation and non-competition provisions, will remain in full force and effect.

Mr. Torres’ Departure.

On January 17, 2020, the Company disclosed in a Current Report on Form 8-K filed with the SEC, that Mr. Torres would be leaving the Company effective March 8, 2020, in connection with a change in organizational design. In connection with his departure, Mr. Torres and the Company entered into a separation agreement dated January 16, 2020 (the “Torres Separation Agreement”) pursuant to which Mr. Torres agreed to a customary release and restrictive covenants. The Torres Separation Agreement entitles Mr. Torres to receive certain payments and benefits after the Separation Date (as defined in the Torres Separation Agreement) including continued vesting of the portion of his May 2018 RSU award scheduled to vest in May 2020 and payment within sixty days of his separation date of the remaining installment of his May 2018 cash retention bonus, equaling $375,000. See the section titled “Potential Payments Upon Termination or Change in Control of the Company,” below, for additional details concerning the Torres Separation Agreement.

Prior Year Special Awards.

During a time of significant volatility and challenge to the Company in 2018-19, retention of senior functional and operational executives was a priority. The Committee considered Mr. Turner and Mr. Torres as critical both for their leadership capabilities and to provide continuity during significant executive turnover and transition. Ms. Hurd also played a key operational role at the time as the leader of the Company’s Writing division.

The Company steadily increased Mr. Turner’s roles and responsibilities, adding the Human Resources function to his responsibilities along with the Legal Services function between late 2017 and late 2019, and in 2018 also giving him responsibility for the Corporate Development function, including oversight of the execution of the Company’s divestiture program. Similarly, Mr. Torres was given steadily increasing operational responsibility amidst the ongoing management transition. Formerly

Chief Transformation Officer, Mr. Torres was named a Group President in 2018 and assumed responsibility for the Food and Baby Divisions in addition to remaining responsible for the Company’s Supply Chain transformation initiatives.

In May 2018, the Committee approved retention awards to these individuals reflecting a blend of cash and equity as well as a blend of time and performance-based requirements. Mr. Turner was awarded a special RSU award with a grant date value of $700,000, subject to the achievement of certain performance conditions. To receive the first of three tranches of this award, scheduled to vest in 2019, Mr. Turner was required to identify and initiate not less than 20% gross run-rate savings in annualized legal functional costs for 2019 versus the Company’s 2018 budget5. In 2019, the Committee determined that Mr. Turner had met the condition for vesting of the first tranche. To receive the second and third tranches of the award, scheduled to vest in 2020 and 2021, Mr. Turner was required to oversee completion by December 31, 2019 of the Company’s previously announced divestiture program6. The Committee has concluded that this performance condition was achieved. Mr. Turner also received a cash retention bonus equal to $1.2 million in the aggregate, of which $500,000 was paid in July 2018 (subject to repayment in the event of a voluntary departure within twelve months of accepting the award), $350,000 was paid in July 2019 and the remainder of which will be payable in July 2020, subject to his continued employment.

At the same time, Mr. Torres was awarded a special RSU award with a grant date value of $750,000, subject to the achievement of certain performance conditions. To receive the first of three tranches of this award, scheduled to vest in 2019, Mr. Torres was required to oversee a reduction of the Company’s Transformation Office annual personnel and consulting costs by $48 million in 2018 versus 2017. In 2019, the Committee determined that Mr. Torres had met the condition for vesting of the first tranche. As part of Mr. Torres’ separation from the Company, it was agreed that he would receive the second tranche scheduled to vest in 2020, subject to the performance conditions for vesting, which required a reduction of Transformation Office, personnel, and consulting costs to a $15 million run rate by March 1, 2020. The Committee has concluded that this performance condition was achieved. He will forfeit the third tranche of the award, scheduled to vest in 2021. Mr. Torres also received a $750,000 cash retention bonus, half of which was paid in July 2019 and the other half of which will be paid pursuant to the terms of the Torres Separation Agreement.

Also, in 2018, Ms. Hurd was awarded a retention bonus of $800,000, to be paid out in two installments, with 50% paid in July 2019 and the remaining 50% to be paid in July 2020, subject to continued employment with the Company.

In connection with his recruitment as Chief Financial Officer in December 2018, the Committee approved a sign-on inducement award to Mr. Peterson of time-based RSUs with a value of $2.7 million based on the Company’s closing stock price on the date of grant. Half of the award vested in December 2019 and the other half will vest on the second anniversary of the award date, provided generally that he remains employed with the Company through that date.

In 2019, Mr. Torres’s responsibilities were further increased to include the Home and Outdoor Living Segment (which includes Outdoor & Recreation, Home Fragrance and Connected Home & Security), the Food Division and the Commercial and Consumer Solutions Division of the Company. In February 2019, for retention purposes and in recognition of the expansion of his responsibilities, the Committee awarded Mr. Torres a special award of time-based RSUs, with a grant date value of approximately $3.2 million, which vests in three equal installments on the first, second and third anniversary of the grant date, subject to his continued employment. The first tranche of this grant vested in February 2020, and as a result of his departure from the Company, Mr. Torres will forfeit the second and third tranches of these grants pursuant to the terms of the Torres Separation Agreement.

[5]	Savings include identified variable costs associated with businesses sold or held for sale. Calculations exclude the impact of merit increases and retention awards.
[6]

Any transaction abandoned or postponed by determination of the Board of the Company or the Chief Executive Officer, or any transaction subject to a definitive agreement, the closing of which has not yet occurred, shall be considered completed for purposes of the award.

Grant Policies and Practices.

The Company’s practice has been to make annual equity awards and award other incentive compensation to named executive officers at the time of regularly scheduled meetings of the Board or the Committee in February of each year. The Company’s policy is that, except for new hires and certain promotions, all other equity awards to named executive officers will be made only at quarterly meetings of the Committee or the Board.

Incentive Compensation Recoupment Policy.

Subject to the discretion and approval of the Board, the Company will require reimbursement and/or cancellation of any bonus or other incentive compensation, including equity-based compensation, awarded to an executive officer after January 1, 2010 where all of the following factors are present: (a) the award was predicated upon the achievement of certain financial results that were subsequently the subject of a material restatement, (b) in the Board’s view, the executive engaged in fraud or willful misconduct that was a significant contributing cause to the need for the restatement, and (c) a lower award would have been made to the executive based upon the restated financial results. In each such instance, the Company will, to the extent permitted by applicable law and subject to the fiduciary duties of the Board, seek to recover the individual executive’s bonus award or other incentive compensation paid or issued to the executive officer in excess of the amount that would have been paid or issued based on the restated financial results.

Stock Ownership Guidelines.

Certain executives and non-employee directors are expected to maintain ownership of Company stock equal to the following applicable market value:

• President and CEO	6 times annual salary

• Chief Financial Officer and President, Business Operations, Chief Legal & Administrative Officer	3 times annual salary

• Segment President, Chief Human Resources Officer and Business Unit CEOs with revenue over $500 million	1.5 times salary

• Non-Employee Directors (including Chairperson of the Board)	5 times annual cash retainer

Until the ownership level is met, executives are required to retain 75% of the net after-tax shares received from stock option exercises and the vesting of RSUs. All shares held directly or beneficially, including time-based RSUs, performance-based RSUs for which all performance criteria have been satisfied but have not yet vested due to time-based vesting requirements, shares of Company stock allocated to executives’ accounts under the Newell Brands Employee Savings Plan (the “401(k) Plan”), and deemed investments in Company stock available to non-employee directors under the Newell Rubbermaid Inc. 2008 Deferred Compensation Plan (the “2008 Plan”), count toward attainment of these targets. Unexercised stock options and other unvested performance-based RSUs are not counted.

Retirement Compensation.

The Company provides its eligible executives with retirement benefits that are supplemental to those provided to its employees generally in order to provide competitive benefits and assist in attracting and retaining key executives. Depending on his or her employment date and participation eligibility date with the Company, these supplemental executive retirement benefits may also apply to named executive officers. In particular, prior to 2018, certain named executive officers received “SERP Cash Account Credits,” as defined in the 2008 Plan, which vested ratably in annual installments based on their continued employment with the Company, and which, once vested, are maintained in an investment account (each, a “Cash Account”) for the eligible named executive officer’s benefit pursuant to the 2008 Plan. See the section below titled “2019 Nonqualified Deferred Compensation” for a more detailed discussion of the payments to which certain named executive officers are entitled in connection with their Cash Accounts.

In 2013, the Company, upon recommendation of the Committee, amended the 2008 Plan in order to: (1) align the retirement benefits provided by these plans with market practice; (2) simplify and harmonize the operation of the plans; (3) provide consistent levels of benefits among executives; and (4) stabilize the cost of the plans by reducing volatility.

In November 2017, upon recommendation of the Committee, the Newell Brands Supplemental Employee Savings Plan (the “Supplemental ESP”) was adopted, effective January 1, 2018. The Supplemental ESP was adopted in connection with an overall harmonization of U.S. benefit plans at the Company. The Supplemental ESP is a nonqualified deferred compensation plan that is available to a select group of management and highly compensated employees of the Company and certain of its subsidiaries. The Supplemental ESP is designed to allow for deferrals that are in addition to those available to employees under the 401(k) Plan because of compensation limits under that plan.

Other Compensation.

Executive officers are provided other benefits as part of the Company’s executive compensation program which the Committee believes are in line with competitive practices. See the “All Other Compensation” column of the “2019 Summary Compensation Table” and the related footnotes and narrative discussion.

Benefits for the named executive officers include:

•

Participation in the Flexible Perquisites Program, which provides a monthly cash stipend that can be used for the purchase or lease of a personal automobile and related insurance and maintenance, income tax preparation services, estate planning services, financial planning services or other perquisites;

•	Company contributions to the 401(k) Plan;

•	payment of life and long-term disability insurance premiums;

•	annual health examinations encouraged by the Company; and

•

assistance for a new hire or transfer necessitating relocation, which includes reimbursement of various relocation expenses, a relocation allowance, purchase of the executive’s home at an appraised value if not sold within a certain period, and a bonus for an early sale of the executive’s home and tax assistance on certain taxable reimbursed expenses.

The Company maintains one corporate aircraft, for business travel. As a result of a policy determination by the Committee and the Board in 2019, the President and CEO and other named executive officers may now only use the corporate aircraft for personal travel on an exceptional basis.

Deductibility of Compensation.

Section 162(m) of the Internal Revenue Code (“Section 162(m)”) generally disallows a federal tax deduction by the Company for compensation paid to certain executive officers (and, beginning in 2018, certain former executive officers) in excess of $1 million. Historically, compensation that qualified as “performance-based compensation” under Section 162(m) could be excluded from this $1 million limit, but this exception has now been repealed, effective for taxable years beginning after December 31, 2017, unless certain transition relief for certain compensation arrangements in place as of November 2, 2017 is available. The Committee generally structured its historical compensation programs so that amounts under the Company’s Bonus Plan and certain equity awards could potentially qualify as “performance-based compensation” for purposes of Section 162(m) and be fully deductible by the Company for federal income tax purposes. Based on the repeal described above and the operation of Section 162(m), compensation granted by the Committee may not qualify as “performance-based compensation” under certain circumstances.

The Committee considers the tax deductibility of executive compensation as one factor to be considered in the context of its overall compensation philosophy and objectives. However, the Committee does not limit executive compensation to amounts deductible under Section 162(m), since the Committee desires to maintain the flexibility to structure compensation programs that attract, retain and motivate the best possible executive talent and meet the objectives of the Company’s executive compensation program, and to enhance stockholder value. Additionally, achieving the desired flexibility in the design and delivery of compensation may result in compensation that in certain cases is not deductible for federal income tax purposes, and it is possible that awards that historically were intended to qualify as “performance-based compensation” may not so qualify. Moreover, even if the Compensation Committee intended to grant compensation that qualifies as “performance-based compensation” for purposes of Section 162(m), we cannot guarantee that such compensation will so qualify or ultimately is or will be deductible.

Termination Benefits.

Each of the named executive officers is entitled to severance benefits following certain terminations of employment pursuant to their employment terms and the terms of their 2018 and 2019 RSU agreements and their Stock Option Agreements, as applicable. Please see the caption “Potential Payments Upon Termination or Change in Control of the Company—Termination of Employment—No Change in Control” for a discussion of these terms.

The Company believes that appropriate severance benefits are important to attracting and retaining talented executives. The Company also believes that the termination protections afforded under the 2018 and 2019 RSU agreement, certain individual RSU agreements and Stock Option Agreements are appropriate given that the agreements provide that the executive will be subject to confidentiality obligations and non-solicitation, non-competition and non-disparagement restrictive covenants following any termination of employment.

The Company believes that, in the event of an extraordinary corporate transaction, the ESAs and the Severance Plan (as defined below), as applicable, could prove crucial to the Company’s ability to retain top management through the transaction process. In addition, the Company believes that the benefits provided under the ESAs and the Severance Plan represent fair and appropriate consideration for the agreement of the named executive officers to the restrictive covenants in the ESAs or required under the Severance Plan that prohibit them from competing with the Company and from soliciting Company employees following a termination of employment. The benefits provided under the ESAs and the Severance Plan were determined to be at levels appropriate and competitive with the benefits provided under similar arrangements of companies in the Company’s comparator group.

Neither the ESAs nor the Severance Plan contains tax gross up provisions. Rather, payments and benefits payable to the executive will be reduced to the extent necessary if doing so would result in the executive retaining a larger after-tax amount, taking into account the income, excise and other taxes imposed on the payments and benefits.

Newell Brands Executive Severance Plan.

To harmonize severance benefits offered to current and future executives, the Committee recommended and the Board approved the adoption in July 2019 of the Newell Brands Executive Severance Plan (the “Severance Plan”). It was adopted to provide severance pay, medical benefits and certain other benefits to eligible Company Executives (as defined in the Severance Plan) when their employment terminates under certain circumstances. Subject to the conditions described above in “Mr. Saligram’s Compensation Arrangement”, Mr. Saligram is a participant in the Severance Plan. None of the other named executive officers currently participate in the Severance Plan.

In order for the other named executive officers to participate in the Severance Plan, the executive must waive any rights to severance payments and other severance benefits under his or her employment security agreement (each an “ESA” or collectively, “ESAs”) or other written agreement between such executive and the Company in effect as of the effective date of participation in the

Severance Plan (other than any provisions thereof that apply to the executive’s awards with respect to the securities of the Company granted prior to the effective date of the executive’s participation in the Severance Plan).

The Severance Plan provides for benefits upon either of two types of employment termination involving a participating executive (an “Executive”): (i) an involuntary termination of the Executive’s employment by the Company without “good cause”; or (ii) a voluntary termination of employment for “good reason.” Under the Severance Plan, “good cause” exists if the Executive in the performance of his or her duties engages in misconduct that causes material harm to the Company, materially breaches the Company’s Code of Conduct or is convicted of a criminal violation involving fraud or dishonesty. Generally, “good reason” exists under the Severance Plan if there is a material adverse in the nature or the scope of the Executive’s authority, duties, rate of pay or incentive or retirement benefits; the Executive is required to report to an officer with a materially lesser position or title; the Company relocates the Executive by 50 miles or more; or the Company materially breaches the provisions of the Severance Plan. However, “good reason” will not exist if the Company’s reduction in benefits under an incentive or retirement plan is applicable to all other plan participants who are senior executives and either (1) the reduction is a result of an extraordinary decline in the Company’s earnings, share price or public image or (2) the reduction is done to bring the plan(s) in line with the compensation programs of comparable companies.

In the event of termination in the absence of a change in control, as defined in the Severance Plan, at any time by the Company other than for good cause or by the Executive for good reason, Executives are eligible to receive the following pay and benefits:

•

Severance pay equal to two times the sum of the base salary and target annual cash bonus for the CEO and equal to one times the sum of the base salary and target annual cash bonus for non-CEO Executives;

•	A pro rata annual cash bonus based on actual corporate results, subject to adjustments that may be applied generally;

•

Vesting of a portion of time-based equity and long-term incentive awards that were granted on or after the Executive’s participation in the Severance Plan and would have otherwise vested during the three-year period after termination, with settlement in accordance with the original schedule and vesting of performance-based equity and long-term incentive awards subject to the level of achievement of performance goals, in each case subject to any more favorable provisions in an offer letter or grant agreement;

•

Vesting of a portion of option awards that were granted on or after the Executive’s participation in the Severance Plan and would have otherwise vested during the three-year period after termination, and exercisability of vested options for up to one year after termination, subject to any more favorable provisions in an offer letter or grant agreement;

•	Up to 2 years for the CEO and 1 year for non-CEO Executives of medical and dental benefits at active employee premium rates that terminates upon eligibility for coverage under certain other plans; and

•	Twelve months of outplacement benefits.

For purposes of the Severance Plan, a “change in control” generally means: (i) a person acquires 25% or more of the voting power of the Company’s outstanding securities; (ii) a merger, consolidation or similar transaction that generally involves a change in ownership of at least 50% of the Company’s outstanding voting securities; (c) a sale of all or substantially all of the Company’s assets that generally involves a change in ownership of at least 50% of the Company’s outstanding voting securities; or (d) during any period of two consecutive years or less, the incumbent directors cease to constitute a majority of the Board. Under the Severance Plan, in the event of a change in control, Executives are eligible to receive the following pay and benefits if their employment is terminated by the Company other than for good cause or by the Executive for good reason, on or within 24 months after a change in control:

•	Severance pay equal to two times the sum of their base salary and target annual cash bonus;

•	A pro rata annual cash bonus based on attainment of targeted results at a target payout level;

•

Full vesting of equity and long-term incentive awards that were granted on or after the Executive’s participation in the Severance Plan, with performance metrics deemed satisfied at target payout level for uncompleted performance periods;

•	A period of 3 years or the remaining term under an Executive’s option agreement to exercise options that were granted on or after the Executive’s participation in the Severance Plan;

•	Up to 2 years of medical, vision and dental benefits at active employee premium rates which terminate upon eligibility for coverage under certain other plans;

•

100% vesting of benefits under the Newell Brands Supplemental Employee Savings Plan and the 2008 Plan and payment to Executives of a lump sum equal to the sum of any unvested amounts accrued or credited under qualified defined contribution plans as of the date of termination; and

•	Twelve months of outplacement benefits.

In order to receive benefits under the Severance Plan, participating Executives will be required to sign restrictive covenants, including non-competition for a period of up to two years, and a release of claims. The Company may recover payments previously paid in the event an Executive breaches restrictive covenants. No gross-up payment will be made to cover any excise and related income tax liability arising under Sections 4999 and 280G of the Internal Revenue Code as a result of any payment or benefit arising under the Severance Plan. Instead, the Severance Plan provides for a reduction in amounts payable so that no excise tax would be imposed. However, a reduction in payments will not occur if the payment of the excise tax would produce a greater overall net after-tax benefit.

Employment Security Agreements.

The Company still has ESAs with certain of its executives, including the named executive officers other than Mr. Saligram. The ESAs provide severance benefits following certain terminations of employment occurring within two years of a change in control of the Company. Please see the caption “Potential Payments Upon Termination or Change in Control of the Company—Termination of Employment Following a Change in Control—Employment Security Agreements” below for a discussion of the terms of the ESAs.

2019 Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)	Total ($)
Ravichandra K. Saligram, President and Chief Executive Officer	2019	344,697	1,875,000	5,235,554	87,898	—	26,353	7,569,502

Christopher H. Peterson, Chief Financial Officer and President, Business Operations	2019 2018	1,100,000 66,667	— —	4,824,058 2,699,986	1,462,500 —	— —	339,264 2,902	7,725,822 2,769,555

Bradford R. Turner, Chief Legal and Administrative Officer and Corporate Secretary	2019 2018 2017	700,000 700,000 635,069	350,000 500,000 —	1,627,632 3,028,841 1,398,624	819,000 525,000 —	— 206 183	320,076 162,721 200,445	3,816,708 4,916,768 2,234,321

Laurel M. Hurd, Segment President, Learning & Development	2019	573,958	425,000	665,968	475,989	—	133,684	2,274,599

Russell Torres, Former Group President	2019 2018	750,000 750,000	375,000 —	5,318,922 3,515,510	877,500 562,500	— —	72,032 81,132	7,393,454 4,909,142

Michael B. Polk, Former President and Chief Executive Officer(4)	2019 2018 2017	675,000 1,350,000 1,350,000	— — —	7,172,828 12,349,263 12,950,544	1,184,625 1,518,750 —	— — —	2,814,476 329,194 957,264	11,846,929 15,547,207 15,257,808

(1)

Bonus Amounts.    Mr. Saligram received a $600,000 sign-on bonus paid within 30 days of his start date in October 2019, intended to help defray his cost of relocation to the Company’s new headquarters in Atlanta, GA, as he did not participate in the Company’s relocation program. As part of the CEO Offer Letter, Mr. Saligram also received a guaranteed minimum bonus payout of $1,275,000. In May 2018, Mr. Turner was awarded a retention bonus consisting in part of a one-time cash payment of $500,000 (subject to a repayment obligation in the event of voluntary termination of employment, other than for good reason, within one year). Also in 2018, each of Messrs. Turner and Torres and Ms. Hurd was awarded a cash retention payment of $700,000, $750,000, and $800,000, respectively, to be paid out in two installments, with 50% paid in July 2019 and the remaining 50% to be paid in July 2020, subject to certain conditions, including but not limited to continued employment with the Company during the relevant periods. As part of the Torres Separation Agreement, Mr. Torres’ outstanding 2018 retention bonus will be paid out within 60 days of his separation from the Company. Additionally, in 2019, Ms. Hurd received payment of a special award of $25,000, related to the achievement of 2018 Operating Income targets for the Writing Division.

(2)

Stock Awards.    This column shows the grant date fair value of awards of RSUs granted to the executive officers in the years indicated computed in accordance with ASC 718. In February 2019, performance-based RSUs were awarded under the LTIP in the following amounts: Mr. Polk, 411,522 RSUs, Mr. Peterson, 176,366 RSUs, Mr. Turner 65,843 RSUs, Mr. Torres 121,252 RSUs, and Ms. Hurd, 23,148 RSUs. Also, in February 2019, time-based RSUs were awarded under the LTIP in the following amounts: Mr. Turner, 28,218 RSUs and Ms. Hurd, 15,432 RSUs. In February 2019, Mr. Torres was awarded 150,000 time-based RSUs as part of a retention stock award, vesting in equal installments over a three-year period. Please see the section “Compensation Discussion and Analysis - Prior Year Special Awards” for further information on Mr. Torres’ grant. In June 2019, Mr. Peterson was awarded 117,845 RSUs as part of his agreement for serving as Interim CEO, subject to performance conditions related to cash flow generation. In October 2019, Mr. Saligram was awarded 1,333,333 stock options, subject to meeting a specific stock price threshold following 18 months of his employment as CEO. See the Stockholders’ Equity and Share-Based Awards Footnote to the Consolidated Financial Statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 for an explanation of the assumptions made by the Company in the valuation of the awards shown in this column. Details regarding 2019 stock awards can be found in the table “2019 Grants of Plan-Based Awards.” Additional information regarding the 2019, 2018 and 2017 stock awards that are still outstanding can be found in the table “Outstanding Equity Awards At 2019 Fiscal Year-End.” A portion of Mr. Polk’s and Mr. Torres’ awards in 2019 lapsed upon his separation of employment, but their grant date fair value is reflected in the Stock Awards column.

(3)

Change in Pension Value and Nonqualified Deferred Compensation Earnings.    The amounts in this column represent Mr. Turner’s nonqualified deferred compensation Cash Account under the 2008 Plan, which had above-market earnings in 2017 and 2018, which are reflected in this column.

(4)

Polk Retirement Agreement.    In connection with his retirement from the Company, Mr. Polk was permitted to retain unvested performance-based RSUs awarded in February 2018 that will vest in February 2021 (subject to the satisfaction of applicable performance conditions) and a pro-rata portion of the RSUs awarded in February 2019, reflecting four months of service and totaling 45,724 RSUs. which will vest in February 2022 (subject to the satisfaction of applicable performance conditions. Mr. Polk also received (1) salary continuation payments for two years, totaling $2,700,000, the unpaid portion of which was paid in a lump sum on July 31, 2019; (2) continued medical coverage for Mr. Polk and covered dependents under the Company’s plans, at COBRA rates, until Mr. Polk and his spouse are eligible for Medicare (or coverage under the medical plans of a new employer); (3) a lump sum payment of approximately $19,500, which was the difference between the aggregate premium for 24 months of medical coverage for Mr. Polk and his dependents, at the cost charged to active employees, and the aggregate premium for 24 months of such coverage at COBRA rates; (4) a portion of his annual cash incentive award pro-rated through June 28, 2019 under the 2019 Management Bonus Plan, payable in March 2020 (subject to the satisfaction of applicable performance conditions); (5) reimbursement of legal fees associated with the Polk Retirement Agreement, up to $10,000; (6) certain other benefits, including retention of his Company-issued mobile phone, laptop computer and iPad and senior executive outplacement services. Additionally, Mr. Polk’s unexercised 2011 stock options will remain exercisable until expiration in July 2021 consistent with the terms of the underlying option agreement.

Salary.    The “Salary” column of the “2019 Summary Compensation Table” shows the salaries paid in the years indicated to each of the named executive officers. Salary increases, if any, for each year are generally approved in February of that year or in connection with the named executive officer’s promotion. Ms. Hurd’s salary increase became effective on August 1, 2019.

Bonus.    The “Bonus” column of the “2019 Summary Compensation Table” shows special bonus, guaranteed minimum bonuses under the Bonus Plan and similar one-time, lump-sum payments to the named executive officers paid during the year which are separate from Non-Equity Incentive Plan Compensation.

Stock Awards.    The amounts in the “Stock Awards” column of the “2019 Summary Compensation Table” consist of the grant date fair value of awards of RSUs and stock options in accordance with ASC 718 for each named executive officer. The grant date fair values of performance–based RSU and stock option awards under the LTIP are based on the probability of outcomes possible under each award and the shares the recipient would receive under each of the outcomes. As a result, the 2019 fair values of performance-based RSUs for purposes of the table are over 2.5% higher than the value represented by the actual stock price on the grant date.

Non-Equity Incentive Plan Compensation.    The “Non-Equity Incentive Plan Compensation” column of the “2019 Summary Compensation Table” shows the cash bonus the Company awarded under the Bonus Plan to each named executive officer. The Company pays all of these amounts, if any, in the month of March following the year in which they are earned. Bonuses under the 2019 Bonus Plan were earned at 117% of target. Mr. Polk was entitled under the Polk Retirement Agreement to receive a pro-rated bonus. Additional explanation of the non-equity incentive plan compensation for each named executive officer appears above under the caption “Compensation

Discussion and Analysis—Key Elements of Executive Compensation—Annual Incentive Compensation” and below in the footnotes to the “2019 Grants of Plan-Based Awards” table.

Information regarding the amount of salary and bonus received in proportion to total compensation appears above in the CD&A, under the caption “Compensation Discussion and Analysis—Mix of Pay.”

All Other Compensation.    The “All Other Compensation” column of the “2019 Summary Compensation Table” reflects the following amounts for each named executive officer in 2019:

Name	Personal Use of Aircraft ($)(1)	Other Perquisites and Personal Benefits ($)(2)	401(k) Plan ($)(3)	Supplemental ESP ($)(4)	Insurance Premiums ($)(5)	Retirement Related Compensation ($)(6)	RSU Dividend Equivalents on Vested Awards ($)(7)	Total ($)
Ravichandra K. Saligram	—	8,900	16,800	—	653	—	—	26,353
Christopher H. Peterson	—	129,827	16,800	136,950	2,610	—	53,077	339,264
Bradford R. Turner	—	209,255	16,800	74,390	2,610	—	17,021	320,076
Laurel M. Hurd	—	22,523	16,800	45,565	2,610	—	46,186	133,684
Russell Torres	6,117	35,041	11,500	—	2,610	—	16,764	72,032
Michael B. Polk	9,921	21,546	16,800	—	1,305	2,764,904	—	2,814,476

(1)

Personal Use of Aircraft.    This column shows the estimated incremental cost to the Company in 2019 of providing personal use of the Company-owned aircraft to the named executive officers. The estimated cost of aircraft usage is determined by multiplying flight hours by an average estimated hourly cost of operating the aircraft. The estimated hourly cost is calculated by taking into account variable expenses, such as fuel, equipment repair, supplies, pilot lodging, meals and transportation, airport services and aircraft catering. In connection with Mr. Polk’s compensation arrangement, any amounts in excess of $165,000 in incremental cost to the Company for his personal use of Company-owned aircraft are required to be deducted from the amount to be paid to him under the Bonus Plan. No such adjustments were required for 2019 as the cost of his personal usage was below $165,000.

(2)

Other Perquisites and Personal Benefits.    The amounts in this column include (a) monthly cash stipends of $3,000 for Mr. Saligram and Mr. Polk, and $1,803 for Messrs. Peterson, Turner, Torres, and Ms. Hurd, paid to each named executive officer which may be used for the purchase or lease of a personal automobile and related insurance and maintenance, income tax preparation services, estate planning services, financial planning services or other perquisites (the amount reflected for Mr. Saligram relates only to October through December 2019, and the amount reflected for Mr. Polk relates only to his service through his retirement date), (b) all amounts paid by the Company for physical examinations, which are permitted pursuant to Company policy and was utilized by Messrs. Polk, Turner, Peterson, and Ms. Hurd, (c) relocation related benefits of $105,190 and $184,059 for Mr. Peterson and Mr. Turner, respectively (in connection with their relocation from the Hoboken, New Jersey area to Atlanta, Georgia, the site of the Company’s new headquarters), which includes tax reimbursement payments of $32,397 and $78,436, respectively, and (d) $13,403 of taxable commuting expenses for Mr. Torres.

(3)	401(k) Plan. This column shows the amount of all Company Matching Contributions made for 2019 under the 401(k) Plan on behalf of each named executive officer.

(4)

Supplemental ESP.    This column shows the employer matching contributions for 2019 (exclusive of employee deferrals) which was credited to each named executive officer’s Supplemental ESP account for 2019, as described below under “Deferred Compensation Plans—Supplemental ESP.”

(5)

Insurance Premiums.    This column shows all amounts paid by the Company on behalf of each named executive officer in 2019 for (a) life insurance premiums: Mr. Saligram, $315; Mr. Peterson, $1,260; Mr. Turner, $1,260; Ms. Hurd, $1,260; Mr. Torres, $1,260; and Mr. Polk, $630; and (b) long-term disability insurance premiums: Mr. Saligram, $338; Mr. Peterson, $1,350; Mr. Turner, $1,350; Ms. Hurd, $1,350; and Mr. Torres, $1,350; and Mr. Polk, $675.

(6)

Retirement Related Compensation.    In connection with Mr. Polk’s retirement from the Company, he received, among other things, (1) salary continuation payments for two years, totaling $2,700,000, the unpaid portion of which was paid in a lump sum on July 31, 2019; and (2) certain other benefits, including payment for unused vacation, retaining his Company-issued mobile phone, senior executive outplacement services, and reimbursement of legal fees and related tax expenses. Please see Footnote 4 to the “2019 Summary Compensation Table”, above, for a more detailed discussion of these amounts.

(7)	RSU Dividend Equivalents on Vested Awards. This column shows all dividend equivalents paid to each named executive officer on RSUs which vested in 2019.

2019 Grants of Plan-Based Awards

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number Of Shares Of Stock Or Units (#)(6)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock Awards ($)(7)
		Thresh- old ($)(3)	Target ($)(4)	Maxi- mum ($)(5)	Thresh- old (#)	Target (#)	Maxi- mum (#)
Ravichandra K. Saligram		1,275,000	1,275,000	1,792,046
	10/2/2019	—	—	—	—	—	—	444,444	17.79	1,728,887
	10/2/2019	—	—	—	—	—	—	444,444	17.79	1,742,220
	10/2/2019	—	—	—	—	—	—	444,445	17.79	1,764,447
Christopher H. Peterson			1,250,000	2,500,000
	2/19/2019	—	—	—	45,855	176,366	352,732	—	—	3,074,059
	6/25/2019	—	—	—	—	—	—	117,845	—	1,749,998
Laurel M. Hurd			487,500	975,000
	2/19/2019	—	—	—	6,018	23,148	46,296	—	—	403,470
	2/19/2019	—	—	—	—	—	—	15,432	—	262,498
Bradford R. Turner			700,000	1,400,000
	2/19/2019	—	—	—	17,119	65,843	131,686	—	—	1,147,643
	2/19/2019	—	—	—	—	—	—	28,218	—	479,988
Russell Torres			750,000	1,500,000
	2/5/2019	—	—	—	—	—	—	150,000	—	3,205,500
	2/19/2019	—	—	—	31,525	121,252	242,504	—	—	2,113,422
Michael B. Polk			2,025,000	4,050,000
	2/19/2019	—	—	—	106,995	411,522	823,044	—	—	7,172,828

(1)

Estimated Future Payouts Under Non-Equity Incentive Plan Awards.    Potential payouts under the Bonus Plan were based on performance in 2019. Bonuses under the Bonus Plan were earned at 117% of target. As part of the CEO Offer Letter, Mr. Saligram received a guaranteed minimum bonus payout of $1,275,000, and also received a pro-rata increase based on payout percentage and earned base salary if Company performance resulted in a Bonus Plan payout exceeding 100% of target. Mr. Peterson’s target and maximum bonus payouts are reflective of his adjusted full year 2019 target bonus opportunity of $1,250,000 for serving as interim CEO. Ms. Hurd’s target and maximum bonus payouts are reflective of earned base pay in 2019 and weighted average bonus targets, given Ms. Hurd’s salary increase and bonus incentive target change due to her promotion.

(2)

Estimated Future Payouts Under Equity Incentive Plan Awards.    This column includes the number of performance-based RSUs granted in 2019 to the named executive officers under the LTIP. The target number of shares shown in the table reflects the number of shares that will be awarded if, for the performance-based RSUs granted in February 2019, the three-year total performance and market conditions are met at the target level. Actual shares, if any, will be awarded in February 2022 and may range from 0% to 200% of the target.

(3)

Estimated Future Payouts Under Non-Equity Incentive Plan Awards—Threshold Payout.    The amounts shown in this column represent, for Mr. Saligram, his 2019 guaranteed minimum bonus payout as part of the CEO Offer Letter. Pursuant to the Bonus Plan, performance at or below a specific percentage of a target goal will result in no payment with respect to that performance goal. As a result, except in the case of Mr. Saligram for 2019 only, no payment is to be made under the Bonus Plan until a minimum performance level for a performance goal, or threshold, is exceeded, and performance above such level will result in a payment ranging from $1 to the maximum bonus amount related to such goal, depending upon the level at which the goal was attained. For an explanation of the potential payouts under the Management Cash Bonus Plan with respect to 2019 performance, see the section titled “Compensation Discussion and Analysis—Key Elements of Executive Compensation—Annual Incentive Compensation.”

(4)

Estimated Future Payouts Under Non-Equity Incentive Plan Awards—Target Payout.    Under the Bonus Plan, the amounts shown in this column represent: (i) for Mr. Saligram, his 2019 guaranteed minimum bonus payout as part of the CEO Offer Letter; (ii) for Mr. Polk, 150% of full year salary earned; (iii) for Mr. Peterson, target award for 2019; (iv) for Mr. Turner, 100% of full year salary earned; (v) for Mr. Torres, 100% of full year salary earned; and (vi) for Ms. Hurd, 63% of full year salary earned.

(5)

Estimated Future Payouts Under Non-Equity Incentive Plan Awards—Maximum Payout.    Under the Bonus Plan, the amounts shown in this column represent: (i) for Mr. Saligram, maximum payout achievable for 2019, as defined in the CEO Offer Letter; (ii) for Mr. Polk, 300% of full year salary; (iii) for Messrs. Turner and Torres; 200% of full year salary; (iii) for Mr. Peterson, 200% of 2019 target award; and (iv) for Ms. Hurd, 126% of full year salary.

(6)

All Other Stock Awards: Number of Shares of Stock or Units.    This column shows the number of time-based RSUs awarded to the named executive officers in 2019, the stock option award for Mr. Saligram as part of his new hire package, and the special RSU awarded to Mr. Peterson in June 2019 for serving as Interim CEO of the Company. Subject to the achievement of the applicable performance conditions, actual shares relating to Mr. Peterson’s special RSUs, if any, will vest in July and December of 2020. This column also includes time-based RSUs granted to Mr. Torres in February 2019, for retention purposes and in recognition of the expansion of his responsibilities, which vests in three equal installments on the first, second and third anniversary of the grant date, subject to his continued employment. Mr. Torres will forfeit the second and third tranches of these grants pursuant to the terms of the Torres Separation Agreement. Additionally, for Mr. Turner and Ms. Hurd, the target number of shares also includes time-based RSUs granted in February 2019, which vested or will vest ratably in February 2020, 2021, and 2022, as long as both remain employed with the Company.

(7)

Grant Date Fair Value of Stock Awards.    This column shows the grant date fair value of awards of RSUs and stock options granted to the named executive officers, computed in accordance with ASC 718 based on the target number of RSUs and stock options awarded. See the Stockholders’ Equity and Share-Based Awards Footnote to Consolidated Financial Statements included in the Company’s 2019 Annual Report on Form 10-K for an explanation of the assumptions made by the Company in valuing these awards.

For information regarding the amount of salary and bonus compensation in relation to the total compensation of our named executive officers, as well as the individual agreements in effect with our named executive officers, see the CD&A.

Outstanding Equity Awards at 2019 Fiscal Year-End

	Option Awards (1)				Stock Awards
Name	Number Of Securities Underlying Unexercised Options (#) Exercisable	Number Of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number Of Shares Or Units Of Stock That Have Not Vested (#)(2)	Market Value Of Shares Or Units Of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(4)
Ravichandra K. Saligram(5)	—	1,333,333	17.79	10/02/2029	—	—	—	—
Christopher H. Peterson (6)	—	—	—	—	175,537	3,263,233	176,366	3,389,755
Bradford R. Turner(7)	—	—	—	—	60,641	1,165,520	146,451	2,814,788
Laurel M. Hurd(8)	—	—	—	—	32,007	615,175	29,795	572,660
Russell Torres(9)	—	—	—	—	186,445	3,583,473	241,729	4,646,031
Michael B. Polk(10)	225,872	—	15.15	7/18/2021	—	—	413,371	7,944,991

(1)

Option Awards.    All options were granted with exercise prices equal to the market value on the date of grant, based on the closing market price of the common stock for such date. Mr. Saligram’s award represents his Employment Transition Award granted on the date of his employment with the Company.

(2)	Number of Shares or Units of Stock That Have Not Vested. Represents all time-based RSU awards and special RSU awards held by the named executive officer as of December 31, 2019.

(3)

Market Value of Shares or Units of Stock That Have Not Vested.    Represents the value of the number of shares of common stock covered by the time-based RSU awards and special RSU awards valued using $19.22 (the closing market price of the Company’s common stock on December 31, 2019). The value provided for the special RSUs awarded to Messrs. Turner and Torres in May 2018 and to Mr. Peterson in June 2019 assumes that the performance criteria are achieved. The actual number of shares issued or cash paid upon settlement will depend on whether the performance goals are attained. The Committee has determined that the performance condition applicable to the second and third tranches of each of Messrs. Turner’s and Torres’ May 2018 special grants, scheduled to vest in May 2020 and 2021, respectively, have been satisfied (although Mr. Torres will forfeit the third tranche of his May 2018 award pursuant to the terms of the Torres Separation Agreement).

(4)

Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested.    Represents the value of the number of shares of common stock covered by the performance-based RSU awards using $19.22 (the closing market price of the Company’s common stock on December 31, 2019). The value provided assumes the annual performance-based RSU awards pay out at target and any stock price targets or other performance criteria are achieved. The performance-based RSU awards vest at the end of the applicable three-year performance cycle if certain performance goals are attained and, generally, if the executive remains employed by the Company. The actual number of shares issued or cash paid upon settlement will depend on the extent to which the performance goals are attained or exceeded. Based on the Company’s Relative TSR to the applicable custom comparator group through the applicable performance period, ending December 31, 2019, none of the 2017 performance-based RSUs vested.

(5)	Vesting Dates-Saligram. Mr. Saligram was granted 1,333,333 stock options on October 2, 2019 pursuant to the CEO Offer Letter. In reference to the Employee Transition Award in Mr. Saligram’s offer letter, the options will expire on the tenth anniversary of the grant date, assuming continued employment with the Company, and the exercise price per share ($17.79) of the stock options was equal to the closing price of a share of the Company’s common stock on the date of grant. One-third of the award (rounded down to the nearest whole share) will vest on the date that is eighteen months after the grant date (April 2021), the next one-third will vest on the second anniversary of the grant date (October 2021), and the last one-third will vest on the third anniversary of the grant date (October 2022). The vesting and exercise of the award are subject to continued employment and the attainment of a specific stock price threshold following 18 months after Mr. Saligram’s commencement of employment. If the performance condition has not been satisfied as of any of the vesting dates, then the vesting of any portion of the Employment Transition Award otherwise scheduled for such vesting date will be deferred until the fifth business day following the date, if any, on which the performance condition has been satisfied.

(6)

Vesting Dates—Peterson.    The remaining future vesting date of the time-based RSU award is December 3, 2020 (57,692 RSUs). The vesting dates of his special RSU award made in June 2019 are as follows: July 1, 2020 (67,340 RSUs) and December 31, 2020 (50,505 RSUs). The vesting date of the performance-based RSU award is February 19, 2022 (176,366 RSUs).

(7)

Vesting Dates—Turner.    The vesting dates of the time-based RSU awards are as follows: February 14, 2020 (7,353 RSUs); February 19, 2020 (9,406 RSUs); February 14, 2021 (7,353 RSUs); February 19, 2021 (9,406 RSUs); and February 19, 2022 (9,406 RSUs). The vesting date of the special RSU award made in May 2018 are as follows: May 15, 2020 (8,858 RSUs) and May 15, 2021 (8,859 RSUs). The vesting dates of the annual performance-based RSU awards are as follows: February 15, 2020 (29,138 RSUs); February 14, 2021 (51,470 RSUs); and February 19, 2022 (65,843 RSUs).

(8)

Vesting Dates – Hurd.    The vesting dates of the time-based RSU awards are as follows: February 9, 2020 (2,849 RSUs); February 14, 2020 (6,863 RSUs); February 19, 2020 (5,144 RSUs); February 14, 2021 (6,863 RSUs); February 19, 2021 (5,144 RSUs); and February 19, 2022 (5,144 RSUs). The vesting dates of the performance-based RSU awards are as follows: February 15, 2020 (23,148 RSUs) and February 19, 2022 (23,148 RSUs).

(9)

Vesting Dates—Torres.    The vesting dates of the time-based RSU awards are as follows: February 5, 2020 (50,000 RSUs); February 14, 2020 (8,731 RSUs); February 5, 2021 (50,000 RSUs); February 14, 2021 (8,732 RSUs); and February 5, 2022 (50,000 RSUs). The vesting dates of the special RSU award made in May 2018 are as follows: May 15, 2020 (9,491 RSUs) and May 15, 2021 (9,491 RSUs). The vesting dates of the annual performance-based RSU awards are as follows: February 15, 2020 (59,356 RSUs); February 14, 2021 (61,121 RSUs); and February 19, 2022 (121,252 RSUs).

(10)

Vesting Dates—Polk.    Mr. Polk retired in June 2019 but was able retain and continue vesting in outstanding equity awards that were granted prior to his separation date. According to the Polk Retirement Agreement, his non-vested performance-based RSUs granted in February 2018 that would have otherwise vested in February 2021 will vest in full as if he had continued to remain employed by the Company. A prorated portion of his non-vested performance-based RSUs granted in February 2019 that would have otherwise vested in February 2022 will vest on the original vesting date (subject to the satisfaction of, and based on, the applicable performance conditions). The vesting dates of his outstanding performance-based RSU awards are as follows: February 14, 2021 (367,647 RSUs) and February 19, 2022 (45,724 RSUs).

2019 Stock Vested

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized On Vesting ($)(1)
Ravichandra K. Saligram	—	—
Christopher H. Peterson	57,692	1,074,802
Bradford R. Turner	25,374	438,308
Laurel M. Hurd	24,455	493,495
Russell Torres	18,222	337,720
Michael B. Polk	—	—

(1)

Value Realized on Vesting.    Represents the number of vested shares of RSUs valued using the closing market price of the Company’s common stock on the relevant vesting date and includes the following cash payments for dividend equivalents paid with respect to RSUs: Mr. Peterson, $53,077; Mr. Turner, $17,021; Ms. Hurd, $46,186 and Mr. Torres, $16,764.

Retirement Plans.

The Company generally provides its eligible executives in the U.S. with retirement benefits using a combination of the 401(k) plan, the 2008 Plan, and the Supplemental ESP.

2019 Pension Benefits.

None of the named executive officers in 2019 were eligible for the Company’s tax qualified defined benefit plans or supplemental executive retirement plans.

401(k) Plan.

Effective January 1, 2018, the 401(k) Plan was amended to provide for matching Company contributions up to six percent of eligible earnings for all participants. The matching Company contributions made for each named executive officer in 2019 are reflected in the “All Other Compensation” column of the “2019 Summary Compensation Table.”

2019 Nonqualified Deferred Compensation

This table shows the contributions made by each named executive officer and the Company in 2019, the earnings accrued on the named executive officer’s account balances in 2019 and the account balances at December 31, 2019 under the 2008 Plan and the Supplemental ESP.

Name	Name of Plan	Executive Contributions in Last FY ($)	Company Contributions in Last FY ($)(1)	Aggregate Earnings (Loss) in Last FY ($)(2)	Aggregate Withdrawals/ Distributions ($)(3)	Aggregate Balance at Last FYE ($)(4)
Ravichandra K. Saligram	2008 Plan	—	—	—	—	—
	Supplemental ESP	—	—	—	—	—
Christopher H. Peterson	2008 Plan	—	—	—	—	—
	Supplemental ESP	194,250	136,950	3,041	—	334,241
Bradford R. Turner	2008 Plan	—	—	34,634	—	262,997
	Supplemental ESP	73,640	74,340	15,529	—	280,589
Laurel M. Hurd	2008 Plan	—	—	223,052	—	1,002,349
	Supplemental ESP	37,341	45,565	8,576	—	136,125
Russell Torres	2008 Plan	—	—	44,828	—	203,340
	Supplemental ESP	—	—	—	—	—
Michael B. Polk	2008 Plan	—	—	734,015	—	4,850,680
	Supplemental ESP	27,519	—	42,774	—	374,503

(1)

Company Contributions in Last FY.    For 2019, the Company contributed to each eligible named executive officer’s account under the Supplemental ESP the amount described in the table, as reported in the “All Other Compensation” column of the “2019 Summary Compensation Table.” Company contributions were credited in March 2020 for the 2019 Plan year. No Company contributions are reflected for the 2008 Plan because the 2008 Plan was frozen to future deferrals as of January 1, 2018 with respect to the named executive officers.

(2)	Aggregate Earnings (Loss) in Last FY. The investment earnings/loss for 2019 reported in this column for each named executive officer is not included in the 2019 Summary Compensation Table.

(3)	Aggregate Withdrawals/Distributions. No named executive officer received a distribution from, or withdrew funds from, the 2008 Plan in 2019.

(4)

Aggregate Balance at Last FYE.    The following amounts with respect to the 2008 Plan were reported in the Summary Compensation Table in prior years: Mr. Polk $811,125 and Mr. Turner $78,073. The following amounts with respect to the Supplemental ESP were reported in the Summary Compensation Table in prior years: Mr. Polk $310,875, Mr. Turner, $118,000. The Aggregate Balance at Last FYE as noted in the 2018 reporting did not reflect 2018 accrued contributions for the Supplemental ESP paid in 2019. For reference, these amounts were $246,750 for Mr. Polk and $95,250 for Mr. Turner. The Aggregate Balance at Last FYE column in this table includes 2019 accrued contributions that were paid in 2020.

Deferred Compensation Plans.

2008 Plan.

Eligibility.    All of the named executive officers other than Mr. Saligram and Mr. Peterson were eligible to participate in the 2008 Plan.

Participant Contributions.    For each calendar year prior to 2018, a participant could elect to defer to the 2008 Plan up to 50% of his base salary and up to 100% of any cash bonus paid for the calendar year. The deferred amounts were credited to an account established for the participant. As of January 1, 2018, the 2008 Plan was frozen to future deferrals with the exception of a small number of grandfathered participants, none of whom are named executive officers.

Cash Account—Basic Contribution.    All current named executive officers hired prior to January 1, 2018 had funds deposited for their benefit in Cash Accounts as contributions made by the Company pursuant to the 2008 Plan. Prior to 2018, those named executive officers received an annual basic contribution credit, as provided in the table below. This annual contribution credit to Cash Accounts was discontinued for all plan years following 2017 in connection with the adoption of the Supplemental ESP.

Age + Completed Years of Service	% of Eligible Compensation
Less than 40	6
40-49	7
50-59	8
60 or more	9

Vesting.    Many of the contributions made by the Company were subject to ratable annual vesting schedules. All named executive officers with Cash Accounts established under the 2008 Plan are currently 100% vested in their Cash Account balances and other benefits under the 2008 Plan.

Investments.    Each Cash Account is credited with earnings and losses based on investment alternatives made available in the 2008 Plan and selected by the named executive officer from time to time.

Distributions.    At the time a named executive officer with a Cash Account made a deferral election, he or she must have elected whether such amount is to be paid in a lump sum or in annual installments of not more than 10 years (five years in the case of in-service distributions). However, the named executive officer’s retirement account and the vested portion of his or her Company contributions account will be paid out in a lump sum upon termination of employment prior to attaining age 55. The payment or commencement of the benefits will be made in the year after the year of the named executive officer’s termination of employment, but not sooner than six months after the date of such termination. A named executive officer also may have elected, at the time of the named executive officer’s initial deferral election, to have certain deferrals paid in January of any year during the named executive officer’s employment, provided that the payment date is at least two years after the year for which the election was effective and amounts subject to such payment election will become payable upon the named executive officer’s termination of employment if such termination occurs before payments have begun pursuant to the named executive officer’s election.

In addition, upon a named executive officer’s death, deferrals and Company contributions will be paid to beneficiaries in accordance with the named executive officer’s payment election for amounts payable on a termination of employment. Upon a named executive officer’s termination of employment within two years following a change in control of the Company (for Internal Revenue Code Section 409A purposes), the entire undistributed balance of his or her Cash Account will be paid pursuant to the 2008 Plan in a lump sum on the first business day of the seventh month following the named executive officer’s termination of employment. A named executive officer may also request a distribution as necessary to satisfy an unforeseeable emergency.

Supplemental ESP.

Eligibility.     All of the named executive officers were eligible to participate in the Supplemental ESP, with the exception of Mr. Saligram, given his appointment in October 2019.

Participant Contributions.     For each calendar year, a participant can elect to defer up to 50% of his or her base salary in excess of the IRS 401(a)(17) limit and up to 100% of any annual incentive bonus on a pre-tax basis. The deferred amounts are credited to an account established for the participant.

Company Contributions.     For each calendar year, the Company will credit participants with a matching contribution for up to 6% of their base pay in excess of the IRS 401(a)(17) limit, subject to applicable conditions. The Company will also make a matching contribution for up to 6% of their annual incentive bonus, subject to applicable conditions. The Company also has the ability to make discretionary matching contributions under the Supplemental ESP.

Compensation.     The amount of compensation deferred under the Supplemental ESP is based on elections by each participant in accordance with the terms of the Supplemental ESP, the Company contributions and the earnings or losses thereon. The obligation of the Company to pay such deferred compensation will become due as pre-designated by each participant or on retirement, death or other termination of employment in the form and on the date or dates determined in accordance with the terms of the Supplemental ESP.

Vesting.     All eligible participants will be at all times 100% vested in their entire benefit under the Supplemental ESP, except that the Company may establish a vesting schedule for any discretionary employer contributions.

Investments.     Amounts deferred under the Supplemental ESP will be credited with investment returns based on investment alternatives chosen by each participant, and the amount payable to each participant will reflect the investment returns of the chosen investment alternatives.

Distributions.     At the time a participant makes a deferral election, he or she must elect whether such amount is to be paid in a lump sum or in annual installments of not more than 10 years. If no selection is made, the amount will be paid out in a lump sum. The amount will be paid out as elected upon termination of employment for each named executive office, but not sooner than six months after the date of such termination, or a month and year elected by the participant which must be at least three years after the last day of the plan year for which the election relates (unless termination of employment occurs before such month and year, in which case distributions would commence in connection with such termination, but not sooner than six months after such termination). Company contributions will commence upon a participant’s termination of employment, but not sooner than six months after such termination. The Company has the authority, subject to certain limitations, to terminate the Supplemental ESP in connection with a change in control of the Company (for Internal Revenue Code Section 409A purposes) and distribute each affected participant’s entire vested account.

Potential Payments Upon Termination or Change in Control of the Company.

The Company provides certain additional benefits to eligible employees upon certain types of termination of employment, including termination of employment following a change in control of the Company, or in some cases upon only a change in control of the Company. All named executive officers (other than Mr. Polk, whose employment with the Company ended on June 28, 2019), were eligible for benefits under these circumstances as of December 31, 2019.

Termination of Employment Following a Change in Control.

Employment Security Agreements.

The Company has entered into ESAs with each current named executive officer, except for Mr. Saligram, as well as with certain other key employees, to provide benefits upon certain terminations of employment following a change in control of the Company.

The ESAs provide for benefits upon either of two types of employment termination that occur within 24 months after a change in control of the Company: (i) an involuntary termination of the executive’s employment by the Company without “good cause”; or (ii) a voluntary termination of employment for “good reason.”

For purposes of the ESAs, a “change in control” generally means: (a) a person acquires 25% or more of the voting power of the Company’s outstanding securities; (b) a merger, consolidation or similar transaction that generally involves a change in ownership of at least 50% of the Company’s outstanding voting securities; (c) a sale of all or substantially all of the Company’s assets that generally involves a change in ownership of at least 50% of the Company’s outstanding voting securities; or (d) during any period of two consecutive years or less, the incumbent directors cease to constitute a majority of the Board.

Further, “good cause” exists under the ESAs if the executive in the performance of his or her duties engages in misconduct that causes material harm to the Company or the executive is convicted of a criminal violation involving fraud or dishonesty. Finally, “good reason” exists under the ESAs if there is a material diminution in the nature or the scope of the executive’s authority, duties, rate of pay or incentive or retirement benefits; the executive is required to report to an officer with a materially lesser position or title; the Company relocates the executive by 50 miles or more; or the Company materially breaches the provisions of the ESA. However, “good reason” will not exist if the Company’s reduction in benefits under an incentive or retirement plan is applicable to all other plan participants who are senior executives and either (1) the reduction is a result of an extraordinary decline in the Company’s earnings, share price or public image or (2) the reduction is done to bring the plan(s) in line with the compensation programs of comparable companies.

The benefits provided upon such a termination of employment include the following (which are quantified in the table that follows this discussion):

•

A lump sum severance payment equal to the sum of: (1) two times (one time in the case of Ms. Hurd) the executive’s annual base salary, (2) two times (one time in the case of Ms. Hurd) the executive’s target bonus under the Bonus Plan and (3) a pro-rata portion of the executive’s target bonus under the Bonus Plan for the year of the named executive officer’s termination of employment.

•

All benefits under the 2008 Plan (to the extent applicable to the named executive officer) become fully vested and the equivalent of the unvested portion of the named executive officer’s benefits under the 401(k) Plan shall be paid in a lump sum.

•

All Company stock options held by the named executive officer will become immediately exercisable and remain exercisable until the earlier of three years thereafter or the remaining term of the options; all restrictions on any Company restricted securities and RSUs held by the executive will lapse; and all performance goals on Company performance-based awards will be deemed satisfied at the target level.

•

Continued medical coverage provided in the form of subsidized COBRA coverage (to the extent applicable to the named executive officer) that extends generally for 24 months, coverage under all other welfare plans (to the extent applicable to the named executive officer) generally for 24 months (12 months in the case of Ms. Hurd), outplacement services for six months and the payment of certain out-of-pocket expenses of the named executive officer.

•

No gross-up payment will be made to cover any excise and related income tax liability arising under Sections 4999 and 280G of the Internal Revenue Code as a result of any payment or benefit arising under the ESA. Instead, the ESAs provide for a reduction in amounts payable so that no excise tax would be imposed. However, a reduction in payments will not occur if the payment of the excise tax would produce a greater overall net after-tax benefit.

The ESAs contain restrictive covenants that prohibit the named executive officer from (1) associating with a business that is competitive with any line of business of the Company for which the executive provided services, without the Company’s consent and (2) soliciting the Company’s agents and employees. These restrictive covenants remain in effect for two years following any termination of the named executive officer’s employment.

Newell Brands Executive Severance Plan.

Mr. Saligram participates in the Newell Brands Executive Severance Plan. Please see the CD&A section heading “Newell Brands Executive Severance Plan” for further information on this plan.

2010 Stock Plan and 2013 Incentive Plan.

If any awards under the 2010 Stock Plan or the 2013 Incentive Plan are replaced with equivalent equity awards upon a change in control, then upon a termination of employment without good cause or for good reason within two years following the change in control, all such unvested awards become fully exercisable and all restrictions applicable to such awards will terminate or lapse.

Special Cash Retention Awards.

The portion that remains unpaid of the special cash retention awards made to each of Messrs. Turner and Torres in May 2018 ($350,000 and $375,000, respectively) and Ms. Hurd in July 2018 ($400,000) would become payable following a termination of employment by the Company without good cause (as defined in the award letter) or, in the case of Messrs. Turner and Torres, by the executive for good reason (as defined in the award letter).

2008 Plan/Supplemental ESP.

See the discussion under “2019 Nonqualified Deferred Compensation—2008 Plan” for an explanation of the benefits payable to a named executive officer upon the executive’s termination of employment in connection with a change in control. See the discussion under “2018 Nonqualified Deferred Compensation—Supplemental ESP” for an explanation of the potential treatment of the benefits payable to a named executive officer in connection with a change in control. For purposes of the 2008 Plan and Supplemental ESP, a “change in control” is determined by reference to certain provisions of Section 409A of the Code.

Termination of Employment—No Change in Control.

Compensation Arrangements.

Under the terms of their employment letters, in the event that any of Messrs. Peterson, Turner or Torres is terminated prior to a change in control (as such term is defined in the respective ESA described above) for any reason other than good cause (as defined in their respective offer letters or employment contract), the executive will be entitled to the following benefits, subject to his execution of a customary release that contains non-solicitation and non-competition obligations: (i) severance pay of 52 weeks of weekly base compensation (subject to applicable limits in the Employee Severance Plan (effectively, $560,000 for 2019)) payable in a lump sum no later than 60 days after termination; (ii) other benefits in the Employee Severance Plan that run concurrently with the severance pay such as a COBRA subsidy and outplacement services; (iii) a pro-rata portion of the executive’s management cash bonus under the Bonus Plan for the year of termination, paid out subject to the satisfaction of applicable performance criteria at the same time as management bonuses are paid to employees generally, but no later than March 15th of the following year; (iv) retention of a pro-rated portion of the executive’s unvested stock options or LTIP awards, which shall continue to vest according to their original respective vesting dates; provided that any performance-based RSUs will only vest to the extent the applicable performance criteria are achieved, and, (v) in Mr. Peterson’s case, retention of all of the time-based RSUs granted in connection with his offer of employment in December 2018 and performance-based awards granted in June 2019, which shall continue to vest according to their original respective vesting dates.

General severance benefits under these compensation arrangements apply only upon a qualifying termination of employment prior to a change in control. Under each such named executive officer’s compensation arrangement and ESA, the benefits payable to him or her upon termination of employment following a change in control (or generally upon a change in control) are governed exclusively by the ESA, 2010 Stock Plan, 2013 Incentive Plan, 2008 Plan and the Supplemental ESP. However, the executive may elect to waive his or her right to receive benefits under his or her ESA and elect to receive benefits under their respective compensation arrangement.

For further information on Mr. Polk’s actual payouts when he retired from the Company in June 2019, please see the section “Mr. Polk’s Retirement Agreement”, below.

Newell Brands Severance Plan.

The Company has a severance plan that provides benefits to non-unionized employees, including Ms. Hurd, in the event they are involuntarily terminated without cause due to a plant closing, layoff or reduction in force, or other similar reason (the “Employee Severance Plan”). Under the Employee Severance Plan applicable to Ms. Hurd, an employee who is eligible may receive salary continuation for the greater of: (i) three weeks for each year of service or (ii) 52 weeks. The amount of salary continuation is limited to two times the lesser of: (i) an employee’s annual compensation for the year prior to the termination or (ii) the maximum amount that may be taken into account under a qualified retirement plan pursuant to Section 401(a)(17) of the Internal Revenue Code for the year of termination ($280,000 for 2019). The employee may also receive medical coverage under COBRA until the earlier to occur of: (i) nine months after termination of employment or (ii) the date the employee is no longer eligible to participate in the group medical plan. Such coverage would be subsidized by the Company at the then existing active employee rates.

Newell Brands Executive Severance Plan.

Mr. Saligram participates in the Newell Brands Executive Severance Plan. Please see the CD&A section heading “Newell Brands Executive Severance Plan” for further information on this plan.

2010 Stock Plan and 2013 Incentive Plan.

The following applies to stock options and RSUs issued under the 2010 Stock Plan and the 2013 Incentive Plan upon termination of employment, retirement generally and under the Company’s retirement guidelines, death or disability.

•

Stock Options.     In general, if an individual’s employment terminates for any reason other than death, disability or retirement, then all of his or her options expire on, and cannot be exercised after, the date of his termination. Pursuant to Mr. Saligram’s 2019 sign-on option award, if his employment is terminated due to death or disability or due to retirement after three years of continuous employment, all outstanding options will continue to vest (without regard to any continuous employment requirements but subject to any performance conditions) and be exercisable for a period of three years following the later of the date of vesting or termination of employment (or the expiration of the term of the option, if earlier).

•

Restricted Stock Units (RSUs).    In general, with respect to RSUs granted to named executive officers before 2018, the RSU agreements provide that if the if a named executive officer’s employment terminates for any reason other than death, disability or retirement, then his or her RSUs that have not yet vested are forfeited. In addition, with respect to the annual RSUs granted to the named executive officers in February 2018 pursuant to the LTIP, if the executive’s employment with the Company is terminated by the Company for any reason other than good cause (as defined in the RSU agreement) or is terminated by the executive for good reason (as defined in the RSU agreement), prior to the third anniversary of the award date, any unvested time-based RSUs and performance-based RSUs will remain outstanding until the applicable vesting date, upon which time they will vest in full (without regard to any continuous employment requirements), provided that any performance-based RSUs will only vest to the extent the applicable performance criteria are achieved. With respect to the special RSUs received by each of Messrs. Turner and Torres on May 15, 2018, and by Mr. Torres on February 5, 2019, if the executive’s employment with the Company is terminated by the Company for any reason other than good cause (as defined in his award agreement) or by the executive for good reason (as defined in his award agreement), prior to the third anniversary of the award date, any unvested RSUs will remain outstanding until the applicable vesting date, at which time the RSUs shall vest in full (without regard to any continuous employment requirements), notwithstanding whether the performance criteria applicable to such unvested RSUs, if any, have been satisfied, except for the portion of the then-unvested RSUs with respect to which the vesting date has already passed without satisfaction of the performance conditions applicable thereto. Under the annual RSU agreement with each of the named executive officers issued pursuant to the LTIP in 2019, if his or her employment with the Company is terminated by the Company for any reason other than good cause (as defined in the RSU agreement) or is terminated by the executive for good reason (as defined in the RSU agreement), prior to the third anniversary of the award date, a pro-rata portion of any unvested time-based RSUs and performance-based RSUs will remain outstanding until the applicable vesting date, upon which time they will vest on such pro-rata basis (without regard to any continuous employment requirements), provided that any performance-based RSUs will only vest to the extent the applicable performance criteria are achieved.

For all outstanding RSUs, if the named executive officer’s employment terminates due to death or disability, then all restrictions lapse, and all RSUs fully vest, on the date of his termination.

With respect to all outstanding RSUs, if the individual’s employment terminates due to retirement (i) at age 60 or later; or (ii) at age 55 or later with at least ten years of service, any unvested time-based and performance-based RSUs granted more than 12 months prior to the date of retirement will be pro-rated by dividing the full number of months worked since the grant date by 36 (or, in the case of RSUs granted in 2018, by the full number of months in the applicable vesting period); provided that annual performance-based RSUs granted in 2017 and later will not be pro-rated (and will vest in full subject to the achievement of the applicable performance criteria) if the executive retires at age 60 or later. The pro-rated awards (or full

2017 and later performance-based RSUs for retirees over 60) will be paid out at the end of the original vesting schedule. Any RSUs granted less than 12 months from the date of retirement will be forfeited under these provisions.

•

Additional Provisions.    All outstanding RSU and stock option agreements for the named executive officers include confidentiality and non-solicitation covenants and, beginning with 2018 awards, non-competition and non-disparagement obligations. In addition, the Board may condition the grant of an equity award upon the executive entering into one or more agreements with the Company not to compete with, or solicit the customers or employees of, the Company. Further, in the event of termination of the executive’s employment with the Company generally without cause or termination by an employee for good reason, the Board or the Committee has the discretion to accelerate the date as of which any stock option may become exercisable or to accelerate the date as of which the restrictions will lapse with respect to RSUs or other awards. Additional provisions described in this Proxy Statement may apply to the treatment of RSUs or stock options upon termination of a named executive officer’s employment under the terms of the named executive officer’s individual award letter, employment offer or ESA, or pursuant to the Severance Plan, as applicable.

Special Cash Retention Awards.

The portion that remains unpaid of the special cash retention awards made to Messrs. Turner and Torres in May 2018 ($350,000 and $375,000, respectively) and Ms. Hurd in July 2018 ($400,000) would become payable following a termination of employment by the Company without good cause (as defined in the award letter) and in the case of Messrs. Turner and Torres, by the executive for good reason (as defined in his award letter).

2008 Plan/Supplemental ESP.

As mentioned above, all named executive officers with Cash Accounts are fully vested in their Cash Account balances. All named executive officers currently eligible to participate in the Supplemental ESP are fully vested in their Supplemental ESP accounts. Under each of the 2008 Plan and Supplemental ESP, assuming a termination of employment on December 31, 2019, each eligible named executive officer would be entitled to the entire balance of his or her 2008 Plan Cash Account and Supplemental ESP account, as applicable, as reported in the “Aggregate Balance at Last FYE” column of the “2019 Nonqualified Deferred Compensation” table. See the discussion under “2019 Nonqualified Deferred Compensation—2008 Plan” and “2019 Nonqualified Deferred Compensation—Supplemental ESP” for an explanation of benefits payable to a named executive officer upon his or her termination of employment.

Retirement Agreements and Resignations.

•

Polk Retirement Agreement.    The Polk Retirement Agreement entitles Mr. Polk to, among other things: (1) salary continuation payments for two years, totaling $2,700,000, the unpaid portion of which was paid in a lump sum on July 31, 2019; (2) continued medical coverage for Mr. Polk and covered dependents under the Company’s plans, at COBRA rates, until Mr. Polk and his spouse are eligible for Medicare (or coverage under the medical plans of a new employer); (3) a lump sum payment of approximately $19,500, which is the difference between the aggregate premium for 24 months of medical coverage for Mr. Polk and his dependents, at the cost charged to active employees, and the aggregate premium for 24 months of such coverage at COBRA rates; (4) a portion of his annual cash incentive award pro-rated through June 28, 2019 under the 2019 Management Bonus Plan, payable in March 2020 (subject to the satisfaction of applicable performance conditions); (5) reimbursement of legal fees associated with the Polk Retirement Agreement, up to $10,000; and (6) retention of his Company-issued mobile phone, laptop computer and iPad. Mr. Polk’s unexercised 2011 stock options will remain exercisable until expiration in July 2021 consistent with the terms of the underlying option agreement. Additionally, Mr. Polk’s unvested performance-based RSUs awarded in February 2018 will continue to vest in February 2021 (subject to the satisfaction of applicable performance conditions) and a pro-rata portion of the RSUs awarded to Mr. Polk in February 2019, reflecting four months of service and totaling 45,724 RSUs, will continue to vest in February 2022 (subject to the satisfaction of applicable performance conditions).

•

Torres Separation Agreement.    The Torres Separation Agreement, dated January 16, 2020, entitles Mr. Torres to receive certain payments and benefits after the Separation Date including but not limited to continued vesting of the portion of his May 2018 RSU award scheduled to vest in May 2020 and payment within sixty days of March 8, 2020 of the remaining installment of his May 2018 cash retention bonus, equaling $375,000.

Change in Control Only—No Termination of Employment.

2010 Stock Plan and 2013 Incentive Plan.

Under the 2010 Stock Plan and the 2013 Incentive Plan all awards that are not replaced with equivalent equity awards become fully exercisable or vested without restriction and awards that are earned but not paid become immediately payable in cash. These benefits do not require any termination of employment. Performance-based RSUs will be treated in the same manner as time-based RSUs granted under the 2013 Incentive Plan following a change in control of the Company in that an unvested performance-based RSU will have the same value as an unvested time-based RSU, and any unvested performance-based RSU will either be replaced by a time-based equity award or become immediately vested.

For purposes of the above plans, a “change in control” generally has the same meaning as applicable for the ESAs. See “Employment Security Agreements” above.

Death, Disability or Termination of Employment, Without a Change in Control.

The amounts set forth in the table titled “Potential Payments upon Termination or Change in Control”, below, would be payable to or for each named executive officer, assuming no change in control of the Company and that the named executive officer’s employment were terminated on December 31, 2019, without cause or on account of death or disability (as defined by the applicable plan or agreement). The compensation included is only that which would have been payable as a result of the applicable triggering event.

The table titled “Potential Payments upon Termination or Change in Control”, below, also quantifies the additional compensation and benefit amounts that would be payable to each named executive officer upon a qualifying termination within 24 months after a change in control (as described above) if such events occurred as of December 31, 2019. A qualifying termination consists of involuntary termination without cause or voluntary termination by the executive for good reason, as defined by the applicable plan or agreement.

The compensation included is only that which would have been payable as a result of the applicable triggering event. Therefore, no information has been provided for Mr. Polk, whose employment actually ended before December 31, 2019. The table below titled “Potential Payments upon Termination or Change in Control” excludes the value of the amounts payable under deferred compensation plans that are disclosed in the “2019 Nonqualified Deferred Compensation” table on page 58.

Potential Payments upon Termination or Change in Control.

NAME	BENEFIT	DEATH OR DISABILITY	INVOLUNTARY TERMINATION WITHOUT CAUSE	QUALIFYING TERMINATION WITHIN 24 MONTHS OF CHANGE IN CONTROL
Ravichandra K. Saligram	Severance Payment(1)(2)	—	$7,000,000	$7,000,000
	Prorata Bonus Payment(3)(4)	$1,362,898	$1,275,000	$1,275,000
	Retention Award(5)	—	—	—
	Value of Unvested RSUs/Options(6)(7)	$1,906,666	$1,906,666	$1,906,666
	Health & Welfare Benefits(8)(9)	—	$25,200	$25,200
	Outplacement(10)	—	$7,500	$7,500
	Total Estimated Value	$3,269,564	$10,214,366	$10,214,366

Christopher H. Peterson	Severance Payment(1)(2)	—	$560,000	$4,400,000
	Prorata Bonus Payment(3)(4)	$1,462,500	$1,462,500	$1,250,000
	Retention Award(5)	—	—	—
	Value of Unvested RSUs/Options(6)(7)	$7,033,117	$4,348,066	$7,033,117
	Health & Welfare Benefits(8)(9)	—	$12,600	$25,200
	Outplacement(10)	—	$7,500	$7,500
	Total Estimated Value	$8,495,617	$6,390,666	$12,715,817

Russell Torres	Severance Payment(1)(2)	—	$560,000	$3,000,000
	Prorata Bonus Payment(3)(4)	$877,500	$877,500	$750,000
	Retention Award(5)	—	$375,000	$375,000
	Value of Unvested RSUs/Options(6)(7)	$8,817,213	$6,520,911	$8,817,213
	Health & Welfare Benefits(8)(9)	—	$12,600	$25,200
	Outplacement(10)	—	$7,500	$7,500
	Total Estimated Value	$9,694,713	$8,353,511	$12,974,913

Bradford R. Turner	Severance Payment(1)(2)	—	$560,000	$2,800,000
	Prorata Bonus Payment(3)(4)	$819,000	$819,000	$700,000
	Retention Award(5)	—	$350,000	$350,000
	Value of Unvested RSUs /Options(6)(7)	$4,296,388	$2,798,526	$4,296,388
	Health & Welfare Benefits(8)(9)	—	$12,600	$25,200
	Outplacement(10)	—	$7,500	$7,500
	Total Estimated Value	$5,115,388	$4,547,626	$8,179,088

Laurel M. Hurd	Severance Payment(1)(2)	—	$560,000	$1,137,500
	Prorata Bonus Payment(3)(4)	$487,500	—	$487,500
	Retention Award(5)	—	$400,000	$400,000
	Value of Unvested RSUs /Options(6)(7)	$1,274,413	—	$1,274,413
	Health & Welfare Benefits(8)(9)	—	$12,600	$12,600
	Outplacement(10)	—	$7,500	$7,500
	Total Estimated Value	$1,761,913	$980,100	$3,319,513

(1)

Severance Payment—Involuntary Termination Without Cause.    Under the Newell Brands Executive Severance Plan (the “Severance Plan”), Mr. Saligram would receive 24 months of salary continuation upon his involuntary termination of employment except for good cause or voluntary termination for good reason, within the first three years of employment. For Ms. Hurd, amounts in this table are payable pursuant to the Employee Severance Plan. For all other named executive officers, amounts in this row are payable upon an involuntary termination without cause pursuant to their respective compensation arrangements which generally provide for 12 months of base salary payable in a lump sum, subject to the maximum limit under the Employee Severance Plan, which was $560,000 for 2019.

(2)	Severance Payment—Qualifying Termination Following Change in Control. For Ms. Hurd, represents a cash payment equal to the sum of base salary and bonus. For all other named executive officers,

represents a cash severance payment equal to two times the sum of their base salary and target annual cash bonus.

(3)

Pro rata Bonus—Death, Disability or Involuntary Termination without Cause.    All named executive officers would be entitled to a pro-rated annual cash bonus for the year following death, disability, or involuntary termination without cause. The Bonus Plan for 2019 paid out at 117% of target, as reflected in the table, except for Mr. Saligram, who joined the Company in October 2019 and has a payout per the CEO Offer Letter.

(4)

Pro rata Bonus—Qualifying Termination Following Change in Control.    All named executive officers would be entitled to a pro-rated annual cash bonus for the year following qualifying termination within 24 months of change in control, paid on the basis of target performance.

(5)

Special Cash Retention Bonus.    Amounts in this row reflect the value of the cash retention bonuses awarded to Messrs. Turner and Torres and Ms. Hurd in 2018 that remain unpaid as of December 31, 2019 ($350,000, $375,000, and $400,000, respectively) and that would become payable following a termination of employment by the Company without good cause or, in the case of Messrs. Turner and Torres, by the executive for good reason.

(6)

Value of Unvested RSUs/Stock Options—Death, Disability, or Qualifying Termination Following a Change in Control.    Amounts in this row consist of RSUs and Stock Options that would vest upon death, disability, or qualifying termination following change in control, on December 31, 2019, with performance-based RSUs payable at target. The value of the RSUs and Stock options is based on the closing market price of the Company’s common stock on December 31, 2019 ($19.22).

(7)

Value of Unvested RSUs—Involuntary Termination without Cause.    Amounts in this row represent the value of the RSUs or Stock Options that would vest upon involuntary termination of employment without cause. The value of the RSUs is based on the closing market price of the Company’s common stock on December 31, 2019 ($19.22). As defined in the CEO Offer Letter, Mr. Saligram would be entitled full vesting of his Employment Transition Award, subject to performance conditions, upon an involuntary termination without cause or voluntary termination for good reason. With respect to Messrs. Peterson, Turner and Torres, in the event they are terminated other than for good cause, they would be entitled to pro-rata vesting of outstanding LTIP RSU awards granted in 2017 and, in the event they are terminated other than for good cause or resign for good reason, full vesting of all outstanding LTIP RSU awards granted in 2018 and pro-rata vesting of outstanding LTIP awards granted in 2019, which in each case would continue to vest on their respective vesting dates; provided that any performance-based RSUs would only vest to the extent the applicable performance criteria were achieved. The remaining value is attributed to full vesting of all outstanding special awards of Messrs. Peterson, Turner and Torres, in each case, as of December 31, 2019, based on the December 31, 2019 closing stock price ($19.22), and assuming payout at target of performance-based RSUs. Actual payment of the awards would occur on the respective RSUs’ original vesting dates, provided that Mr. Peterson’s performance-based RSUs would only vest to the extent the applicable performance criteria were achieved.

(8)

Welfare Benefits for Severance Period—Involuntary Termination without Cause.    Amounts in this row consist of projected premiums for life, medical, dental, vision, accidental death and disability and disability policies, reduced by the amount of projected employee premiums and employee paid administrative charges, during the severance period for each named executive officer. For termination due to disability or termination without cause, amounts reflect projected costs for 12 months, with the exception of Mr. Saligram, for whom the listed amounts reflect projected costs for 24 months.

(9)

Welfare Benefits for Severance Period—Qualifying Termination following Change in Control. Amounts in this row consist of projected premiums for life, medical, dental, vision, accidental death and disability and disability policies, reduced by the amount of projected employee premiums and employee paid administrative charges, during the severance period for each named executive officer. For a qualifying termination following change in control, amounts reflect projected costs for 24 months, with the exception of Ms. Hurd, who is eligible for 12 months.

(10)	Outplacement Value. Amounts in this row consist of projected costs of outplacement services provided to the executive upon termination of employment.

Change in Control—No Termination of Employment.

None of the outstanding unvested equity awards held by the named executive officers are “single trigger” that would vest on the occurrence of a change in control of the Company (assuming such awards are assumed and converted into new awards) and none of the named executive officers are entitled to any other “single trigger” benefits upon the occurrence of a change in control.

2019 Director Compensation

This table discloses all compensation provided to each non-employee director of the Company in 2019.

Name	Fees Earned ($)(1)	Annual Stock Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Bridget Ryan Berman	115,000	145,000	11,934	271,934
Patrick D. Campbell (Chairperson)	300,000	145,000	6,602	451,602
James R. Craigie	130,000	145,000	8,046	283,046
Debra A. Crew	115,000	145,000	9,002	269,002
Brett M. Icahn	115,000	145,000	5,909	265,909
Gerardo I. Lopez	115,000	145,000	7,673	267,673
Courtney R. Mather	130,000	145,000	6,345	281,345
Judith A. Sprieser	115,000	145,000	5,762	265,762
Robert A. Steele	115,000	145,000	8,911	268,911
Steven J. Strobel	135,000	145,000	9,064	289,064
Michael A. Todman	135,000	145,000	5,064	285,064

(1)

Fees Earned.    Includes all meeting and retainer fees paid quarterly in cash (or awards of Company common stock in lieu of cash) or deferred pursuant to the Company’s 2008 Plan. The number of shares of Company stock a non-employee director receives in lieu of cash is the number of whole shares that equals the cash fees divided by the closing price of a share of Company common stock as of the day the date the cash fees otherwise would have been paid. Specifically, each of the following directors elected to receive all or part of their 2019 cash retainer fees in the form of Company stock, resulting in the receipt of the following number of shares of Company common stock during 2019: Mr. Campbell, 17,974 shares, Mr. Craigie, 7,787 shares, Mr. Brett Icahn, 6,889 shares, and Mr. Lopez, 6,889 shares. Additionally, Mr. Mather elected to defer receipt of his quarterly cash retainer fees pursuant to the 2008 Plan, and the cash fees he earned in 2019 were invested in phantom stock units through a stock fund that tracks the performance of the Company’s common stock. Mr. Mather deferred receipt of the equivalent of 7,790 shares of the Company’s common stock. The aforementioned phantom stock units are subject to dividend reinvestment. After the end of Mr. Mather’s service on the Board, he will receive the cash value of the phantom stock units and accrued dividend reinvestments.

(2)

Stock Awards.    The amount in this column reflects the grant date fair value of the award of 9,085 RSUs to each director on May 7, 2019 computed in accordance with ASC 718. The RSUs are scheduled to vest on the earlier of: (i) the first anniversary of the date of the grant; or (ii) the date immediately preceding the date of the annual meeting of stockholders in the following year, in each case provided the director remains on the Board until such date (the “Vesting Period”). During the Vesting Period, when a cash dividend is paid on the Company’s common stock, each director is credited with a corresponding dividend equivalent with respect to their RSUs which will be paid in cash to each director at the end of the Vesting Period. The number of RSUs granted to each non-employee director was determined by dividing $145,000 by the fair market value of a share of common stock on the date of grant, $15.96. In addition, Messrs. Campbell, Craigie, and Mather, and Ms. Sprieser elected to defer receipt of the 9,085 shares; accordingly, their 9,085 RSUs will convert to an equal number of shares of the Company’s common stock after the deferring director retires from the Board, and, at that time, the deferring director will also receive the cash value of reinvested dividends paid on the Company’s common stock since the end of the Vesting Period. As of December 31, 2019, each of the non-employee directors holds 9,085 unvested RSUs.

(3)

All Other Compensation.    The amount in this column represents the aforementioned dividend equivalents paid in 2019 on RSUs, as well as amounts reimbursed for Company products. As described in more detail in Footnote (2) above, beginning with the RSU grants made to directors in 2017, when a cash dividend is paid on the Company’s common stock during the Vesting Period, a director holding an RSU is credited with a corresponding dividend equivalent with respect to the RSU. On the RSU’s scheduled vesting date, the director receives a cash payment equal to the value of dividends paid during the RSU’s one-year Vesting Period on an equivalent number of shares of the Company’s common stock. In addition, each non-employee director received reimbursement, on a quarterly basis, for the purchase of Company products. The directors were reimbursed in 2019 the following amounts: Mr. Campbell, $1,142, Mr. Craigie, $2,015, Ms. Crew, $2,671, Mr. Lopez, $2,186, Mr. Mather, $437, Ms. Berman, $6,870, Ms. Sprieser, $698, Mr. Steele, $3,425, and Mr. Strobel, $4,000.

Non-employee directors of the Company are paid an annual cash retainer of $115,000 (the Chairperson of the Board is paid an annual retainer of $300,000). Additional annual cash retainers are paid to Committee Chairmen as follows: Audit Committee, $20,000; Finance Committee, $15,000; Nominating/Governance Committee, $15,000; and Organizational Development & Compensation Committee, $20,000. Each director is eligible to participate in the Company’s 2008 Plan and is permitted to defer up to 100% of director fees under the terms of that plan. Non-employee directors also receive an annual RSU award valued at $145,000, with the number of RSUs determined by the fair market value of a share of the Company’s common stock on the date of grant. The RSU award is typically made in May of each year and vests on the earlier of: (i) the first anniversary of the date of the grant; or (ii) the date immediately preceding the date of the annual meeting of stockholders in the following year, in each case provided the director remains on the Board until such date. The 2013 Incentive Plan provides for discretionary grants to non-employee directors of stock options, stock awards and stock units.

The 2008 Plan permits non-employee directors of the Company to defer becoming vested in any common stock of the Company that such non-employee directors may otherwise receive at the end of the vesting period for any annual RSU award. Directors who elect to defer annual RSU vesting receive, on the scheduled RSU vesting date, a quantity of phantom stock units that is equal to the quantity of their deferred RSUs. Pursuant to the 2008 Plan, non-employee directors holding phantom stock units converted from annual RSU awards are entitled to exchange their phantom stock units for an equal number of shares of Company common stock after such non-employee director’s separation from the Board. In this case, notional dividend reinvestment applies to the phantom stock units during the deferral period, so that, at the end of the deferral period, the director receives the shares of common stock originally granted as well as the cash value of all dividends paid and reinvested during the deferral period. Other than the timing of when shares of Company common stock may be received by non-employee directors, the deferral election provisions do not otherwise materially alter RSU awards granted to all directors, which continue to be administered and redeemed in accordance with the terms of the RSU awards and the related incentive plan. This deferral election may be made once per calendar year and is irrevocable for RSU awards granted while the director’s election was in effect.

Pursuant to the 2008 Plan, as of August 1, 2018, non-employee directors were eligible to defer quarterly cash retainer fees to a stock fund that tracks the performance of the Company’s common stock. Fees invested in this manner are subject to dividend reinvestment. The aggregate value of the fund and dividend reinvestment proceeds are paid out as cash to the non-employee director after the end of his or her service on the Board. This deferral election may be made once per calendar year and is irrevocable for cash fees earned and deferred while the director’s election was in effect. As of December 31, 2019, Mr. Mather has chosen this option as described in Footnote (1).

Each non-employee director may elect to receive any cash fees earned (which are not elected to be deferred pursuant to the 2008 Plan) as shares of Newell common stock (in lieu of cash). The shares the non-employee director receives will be the number of whole shares of Newell common stock that equals the cash fees the non-employee director otherwise is to receive, divided by the closing price of a share of Newell common stock as of the trading date the cash fees otherwise would have been paid. All shares issued pursuant to this stock-in-lieu-of-cash election constitute Stock Awards under the 2013 Incentive Plan, and the underlying shares are immediately vested. As of December 31, 2019, Messrs. Campbell, Craigie, Icahn and Lopez have chosen this option, as described in Footnote (1).

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes information, as of December 31, 2019, relating to equity compensation plans of the Company under which the Company’s common stock is authorized for issuance.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)(1)	Weighted-average exercise price of outstanding options, warrants and rights (b)(2)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)(3)
Equity compensation plans approved by security holders	6,411,079	$17.42	30,591,434
Equity compensation plans not approved by security holders	N/A	N/A	N/A
TOTAL:	6,411,079	$17.42	30,591,434

(1)

The number shown in column (a) is the number of shares that, as of December 31, 2019, may be issued upon exercise of outstanding options (1,585,955 options outstanding as of December 31, 2019) and vesting of RSUs (4,825,124 RSUs outstanding as of December 31, 2019) under the stockholder-approved 2013 Incentive Plan, the 2010 Stock Plan and the 2003 Stock Plan. The 4,825,124 RSUs are comprised of 2,378,919 time-based RSUs and 2,446,205 performance-based RSUs. 2,243,881 of the performance-based RSUs, depending on the level of achievement of specified performance and market conditions, may be adjusted up to a maximum payout of 200%, or down to a minimum payout of 0% of the number of performance-based RSUs granted. This column assumes that the performance-based RSUs pay out at target, or 100%.

(2)	The price shown in column (b) is the weighted-average exercise price of outstanding stock options.

(3)

The amount shown in column (c) is the number of shares that, as of December 31, 2019, may be issued upon exercise of options and other equity awards that may be granted in the future under the 2013 Incentive Plan. For purposes of this column, the number of performance-based RSUs reflects the maximum potential adjustment of 200% of outstanding performance-based RSUs, or 15,707,167 shares. In the event the performance-based RSUs granted under the 2013 Incentive Plan pay out at target, or 100%, the number of securities available for future issuance under the 2013 Incentive Plan would be approximately 38,445,017. Every share issued pursuant to an RSU award under the 2013 Incentive Plan decreases availability under such plan by 3.5 shares.

PAY RATIO

The Dodd-Frank Act and the compensation disclosure rules of the SEC require the Company to disclose the ratio of the annual total compensation of the Chief Executive Officer (the “CEO” and such compensation, the “CEO Compensation”) to the median of the annual total compensation of the employees of the Company and its consolidated subsidiaries (other than the CEO) (the “Median Annual Compensation”). For 2019, the Median Annual Compensation was $31,704 and the CEO Compensation was $8,624,805; accordingly, the CEO Compensation was approximately 272 times that of the Median Annual Compensation. This calculated “pay ratio” is a reasonable estimate determined in a manner consistent with Item 402(u) of Regulation S-K. The Company refers to the employee who received the Median Annual Compensation as the “median employee.”

The Company used the following methodology to make the determinations for calculating the pay ratio:

•

As of December 31, 2019, (the “Determination Date”) the Company’s employee population consisted of approximately 29,322 individuals (other than the CEO) working at the Company and its consolidated subsidiaries, with 15,473, or 52.8%, of these individuals located in the United States and 13,849, or 47.2%, of these individuals located outside of the United States.

•

The pay ratio disclosure rules provide an exemption for companies to exclude non-U.S. employees from the median employee calculation if all employees in a particular jurisdiction account for five percent (5%) or less of the company’s total number of employees. The Company applied this de minimis exemption when identifying the median employee by excluding 1,449 employees in the following jurisdictions: 1 employee located in Hungary, 343 employees located in India, 272 employees located in Poland, 9 employees located in South Africa, 30 employees located in Russia, 9 employees located in Malaysia, 34 employees located in Peru, 481 employees located in Czech Republic, 147 employees located in Venezuela, 93 employees located in Thailand and 30 employees located in Turkey. After taking into account the de minimis exemption, 27,873 employees were considered when identifying the median employee.

•

The Company selected the Determination Date as the date upon which the Company would identify the median employee to allow sufficient time to identify the median employee given the global scope of the Company’s operations.

•	To identify the median employee from the remaining 27,873 employees, the Company conducted an analysis of the compensation of its employee population employed as of the Determination Date.

•

The Company selected base salary or wages plus overtime as part of the consistently applied compensation measure as it reasonably reflects the annual compensation of the Company’s employees around the median.

•	The Company annualized compensation of all permanent employees who were hired in 2019 but did not make a full-time equivalent adjustment for any part-time employee.

•

Using a valid statistical sampling methodology, the Company produced a sample of employees who were paid within a 5% range of the estimated median base salary or wages plus overtime. The Company then selected the median employee from within that group and calculated such employee’s Median Annual Compensation for 2019 in accordance with Item 402(c)(2)(x) of Regulation S-K.

For purposes of this pay ratio disclosure, the CEO is Mr. Saligram, who was serving in such capacity on the Determination Date. The CEO Compensation is the amount reported for 2019 in the “Total” column of the “2019 Summary Compensation Table” for Mr. Saligram, the Company’s CEO on December 31, 2019, except that the calculation takes into account Mr. Saligram’s annualized annual salary, whereas the Summary Compensation Table reflects only partial year salary earned in 2019.

This ratio is a reasonable estimate calculated using a methodology consistent with the SEC rules, as described above. As the SEC rules allow for companies to adopt a wide range of methodologies, to apply country exclusions and to make reasonable estimates and assumptions that reflect their compensation practices to identify the median employee and calculate the CEO pay ratio, the pay ratios reported by other companies may not be comparable to the Company’s pay ratio reported above.

CERTAIN BENEFICIAL OWNERS

As of February 15, 2020, the only persons or groups that are known to the Company to be the beneficial owners of more than five percent of the outstanding common stock are:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Mr. Carl C. Icahn c/o Icahn Capital LP 767 Fifth Ave, 47th Floor New York, NY 10153	41,119,415	9.71	%(1)
The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	45,338,910	10.70	%(2)
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	50,981,355	12.00	%(3)
Pzena Investment Management, LLC	25,315,254	5.90	%(4)

(1)

As reported in a statement on Form 13F filed with the SEC on February 14, 2020, by Carl C. Icahn, for the period ended December 31, 2019. According to the filing, Company shares are held by Icahn Enterprises LP, under the investment management of: Mr. Carl C. Icahn, High River Limited Partnership (“High River”) and Icahn Capital LP (“Icahn Capital”). The principal business address of (i) each of High River and Icahn Capital is White Plains Plaza, 445 Hamilton Avenue—Suite 1210, White Plains, NY 10601 and (ii) each of Mr. Carl C. Icahn and Mr. Brett Icahn is c/o Icahn Associates Holding LLC, 767 Fifth Avenue, 47th Floor, New York, NY 10153.

The Reporting Persons may be deemed to beneficially own, in the aggregate, 41,119,415 shares of Company common stock, representing approximately 9.71% of the outstanding shares of Company common stock (based upon the 423.6 million shares of Company common stock estimated to be outstanding). High River has shared voting power and shared dispositive power with regard to 8,223,884 shares of Company common stock. Icahn Capital has shared voting power and shared dispositive power with regard to 32,895,531 shares of Company common stock. Brett Icahn has sole voting power and sole dispositive power with regard to 758,026 shares of Company common stock, including 250,000 shares of Company common stock beneficially owned by a charitable foundation controlled by Mr. Brett Icahn. None of the other Reporting Persons has shared voting power or shared dispositive power with regard to such 758,026 shares of Company common stock.

Each of Icahn Capital and Mr. Carl C. Icahn, by virtue of their relationships to High River, may be deemed to indirectly beneficially own the shares of Company common stock which High River directly beneficially owns. Each of Icahn Capital and Mr. Carl C. Icahn disclaims beneficial ownership of such shares of Company common stock for all other purposes. Each of High River and Mr. Carl C. Icahn, by virtue of their relationships to Icahn Capital, may be deemed to indirectly beneficially own the shares of Company common stock which Icahn Capital directly beneficially owns. Each of High River and Mr. Carl C. Icahn disclaims beneficial ownership of such shares of Company common stock for all other purposes.

Mr. Brett Icahn may be considered to have formed a “group” with the other Reporting Persons within the meaning of the Act by virtue of Mr. Brett Icahn being a party to the Nomination Agreement. However, Mr. Brett Icahn expressly disclaims beneficial ownership of all shares of Company common stock directly beneficially owned by High River and Icahn Capital for all purposes. In addition, the Reporting Persons, other than Mr. Brett Icahn, expressly disclaim beneficial ownership of all shares of Company common stock directly beneficially owned by Mr. Brett Icahn (including the shares of Company common stock directly beneficially owned by a charitable foundation controlled by Mr. Brett Icahn) for all purposes.

(2)

As reported in a statement on Schedule 13G/A filed with the SEC on February 12, 2020 by The Vanguard Group, Inc. According to the filing, The Vanguard Group, Inc. has sole voting power over 579,204 of such shares, shared voting power over 116,946 of such shares, sole dispositive power over 44,682,343 of such shares and shared dispositive power over 656,567 of such shares.

(3)

As reported in a statement on Schedule 13G/A filed with the SEC on February 4, 2020 by BlackRock, Inc. According to the filing, BlackRock, Inc. has sole voting power over 46,891,229 of such shares and sole dispositive power over 50,981,355 shares.

(4)

As reported in a statement on Schedule 13G/A filed with the SEC on January 27, 2020 by Pzena Investment Management, LLC. According to the filing, Pzena Investment Management, LLC, has sole voting power over 23,013,503 of such shares and sole dispositive power over 25,315,254 of such shares.

The following table sets forth information as to the beneficial ownership of shares of common stock of each director, including each nominee for director, and each named executive officer and all directors and executive officers of the Company, as a group, as of February 15, 2020. Except as otherwise indicated in the footnotes to the table, each individual has sole investment and voting power with respect to the shares of common stock set forth therein.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Bridget Ryan Berman	6,948	(1)	*
Patrick D. Campbell	50,476		*
James R. Craigie	35,962	(2)	*
Debra A. Crew	6,911	(3)	*
Brett Icahn	758,026	(4)	*
Gerardo I. Lopez	19,145		*
Courtney R. Mather	50,000		*
Michael B. Polk	1,363,392	(5)(6)	*
Ravichandra K. Saligram	0		*
Judith A. Sprieser	0		*
Robert A. Steele	5,963		*
Steven J. Strobel	58,942		*
Michael A. Todman	72,184		*
Laurel M. Hurd	29,709		*
Stephen B. Parsons	0		*
Christopher H. Peterson	39,378		*
Robert A. Schmidt	0		*
Bradford Turner	37,299		*
Russell Torres	88,730		*
All directors and executive officers as a group	2,623,065		*

*	Represents less than 1% of the Company’s outstanding common stock.

(1)	Includes 135 shares held directly by Ms. Ryan Berman’s spouse.

(2)

Includes 12,500 shares held by B and CC Family Holdings LLC, of which Mr. Craigie is the manager and owns a 1% interest. Also includes 1,594 shares held in two trusts, 797 shares for each trust, for Mr. Craigie’s children. As Trustee, Mr. Craigie has shared investment and voting power with respect to the shares of common stock held in each trust.

(3)	Includes 30 shares held in a joint account with spouse.

(4)	Includes 250,000 shares beneficially owned by a charitable foundation controlled by Mr. Brett Icahn.

(5)	Includes 155,269 shares held in grantor retained annuity trusts and 86,412 shares held in trust by Mr. Polk’s spouse, for the benefit of Mr. Polk’s children.

(6)	Includes 225,872 shares issuable pursuant to stock options.

AUDIT COMMITTEE REPORT

The Audit Committee is appointed annually by the Board and currently consists of five members, all of whom are “independent directors” for purposes of the Audit Committee under the applicable SEC regulations, the applicable Nasdaq rules and the Company’s Corporate Governance Guidelines, and each of Messrs. Strobel and Todman and Ms. Sprieser qualifies as an “audit committee financial expert” within the meaning of the applicable SEC regulations. The Committee fulfills its responsibilities through periodic meetings with the Company’s independent registered public accounting firm, internal auditors and management. During 2019, the Committee met 9 times. The Audit Committee acts under a written charter which was most recently approved by the Board in November 2019. A copy of the Committee’s current charter is available under the “Corporate Governance” link under the Investors tab on the Company’s website at www.newellbrands.com.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board. Management has the primary responsibility for the preparation, presentation and integrity of the Company’s financial statements, for establishing and maintaining internal control over financial reporting and for assessing the effectiveness of the Company’s internal control over financial reporting as of the end of each fiscal year. The Company’s independent registered public accounting firm is responsible for planning and carrying out an audit of the Company’s annual financial statements and the Company’s internal control over financial reporting, expressing opinions as to the conformity of the financial statements with generally accepted accounting principles and the effectiveness of internal control over financial reporting, based on its audits.

The Committee discussed with the Company’s internal auditors and its independent registered public accounting firm the overall scope and plans for their respective audits. The Committee meets with the internal auditors and representatives of the Company’s independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

In fulfilling its oversight responsibilities, the Committee reviewed and discussed the audited financial statements in the Annual Report on Form 10-K with management. The Committee also reviewed and discussed with representatives of the Company’s independent registered public accounting firm their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and underlying estimates in its financial statements, and the matters required to be discussed pursuant to the PCAOB’s Auditing Standards on Communications with Audit Committees, as currently in effect. The Committee has received from the independent registered public accounting firm the written disclosures regarding their independence required by PCAOB Rule No. 3526, Communication with Audit Committees Concerning Independence, as currently in effect, and has discussed with representatives of the Company’s independent registered public accounting firm the firm’s independence from management and the Company. Finally, the Committee has received written confirmations with respect to non-audit services performed by the independent registered public accounting firm and has considered whether such non-audit services are compatible with maintaining the firm’s independence.

Based on the reviews and discussions referred to above, the Committee recommended to the Board that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2019 to be filed with the SEC.

This report is submitted on behalf of the members of the Audit Committee:

Judith Sprieser, Chair

Bridget Ryan Berman

Gerardo I. Lopez

Steven J. Strobel

Michael A. Todman

PROPOSAL 2—RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Appointment of Independent Registered Public Accounting Firm

The Audit Committee has appointed PricewaterhouseCoopers LLP (“PwC”) as the Company’s independent registered public accounting firm to audit the consolidated financial statements of the Company for the fiscal year ending December 31, 2020. Representatives of PwC are expected to be present at the Annual Meeting to answer appropriate questions and, if they so desire, to make a statement. If the stockholders should fail to ratify the appointment of the independent registered public accounting firm, the Audit Committee would reconsider the appointment.

The Board unanimously recommends that you vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2020.

FEES OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2019 AND 2018

The following table sets forth the amount of audit fees, audit-related fees, tax fees, and all other fees billed for services by PwC for the fiscal years 2019 and 2018. All audit and non-audit services provided to the Company by the independent registered public accounting firm are pre-approved by the Audit Committee, and the Audit Committee considers the provision of such non-audit services when evaluating the accounting firm’s independence.

Description of Fees	Amount of Fees in Fiscal Year 2019 (In millions)	Amount of Fees in Fiscal Year 2018 (In millions)
Audit Fees(1)	$18.2	$17.3
Audit-Related Fees(2)	$0.7	$3.6
Tax Fees(3)	$3.1	$3.1
All Other Fees(4)	—	—

(1)

Includes fees for professional services rendered for the audits of the Company’s annual consolidated financial statements and internal control over financial reporting, reviews of the consolidated financial statements included in the Company’s Quarterly Reports on Form 10-Q, issuances of comfort letters and consents for securities offerings, statutory audits required internationally and for other services that only the Company’s independent registered public accounting firm can reasonably provide.

(2)

Includes fees for professional services rendered related primarily: (i) with respect to 2019, to accounting consultations and procedures related to various other audit and special reports and (ii) with respect to 2018, both to due diligence procedures for acquisitions and divestitures and accounting consultations and to procedures related to various other audit and special reports.

(3)	Includes fees for professional services in connection with tax compliance, planning and advice.

(4)	Includes fees for advisory services, as well as software license fees related to research and benchmarking.

PROPOSAL 3—ADVISORY RESOLUTION TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) Section 14A of the Exchange Act, the Company is required to submit to stockholders a resolution subject to an advisory vote to approve the compensation of the Company’s named executive officers. The advisory vote on named executive officer compensation is currently presented annually to our stockholders.

The Board encourages stockholders to carefully review the “Executive Compensation” section of this Proxy Statement, including the CD&A, for a thorough discussion of the Company’s compensation program for named executive officers. The Company’s executive compensation objectives are to: motivate its executives to meet or exceed the Company’s performance goals; reward individual performance and contributions; link the financial interests of executives and stockholders; and attract and retain the best possible executive talent. The Company has pursued these objectives by:

•	Having a significant portion of each executive officer’s total compensation directly tied to achieving the Company’s performance goals;

•	Using RSUs and stock options to provide long-term incentive compensation and to link the financial interests of its executives with those of its stockholders;

•	Using compensation information compiled from a custom comparator group and published compensation surveys to set compensation at competitive levels;

•	Maintaining a clawback policy that allows for the recoupment of incentives in certain circumstances;

•	Maintaining stock ownership guidelines for named executive officers; and

•	Prohibiting the hedging or pledging of shares of the Company’s common stock by named executive officers.

Accordingly, the following resolution is submitted for an advisory stockholder vote at the Annual Meeting:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby approved.”

As this is an advisory vote, the result will not be binding on the Company, the Board of Directors or the Organizational Development & Compensation Committee, although the Board of Directors and the Organizational Development & Compensation Committee will carefully consider the outcome of the vote when evaluating the Company’s compensation program.

The Board unanimously recommends that you vote FOR the advisory resolution to approve named executive officer compensation.

DELINQUENT SECTION 16(A) REPORTING

Based solely upon a review of reports on Forms 3, 4 and 5 and any amendments thereto furnished to the Company pursuant to Section 16 of the Exchange Act, and written representations from the Section 16 officers and directors that no other reports were required, the Company reports that, due to administrative oversight, late Form 4s with respect to the vesting of RSUs and withholding of shares to cover taxes were filed for Mr. Peterson and Ms. Hurd and a late Form 4 was filed for Mr. Mather with respect to the 2019 deferral of quarterly director payments into a stock fund which tracks Newell’s Common Stock, pursuant to the Company’s 2008 Plan.

OTHER BUSINESS

The Board does not know of any business to be brought before the Annual Meeting other than the matters described in the notice of Annual Meeting. However, if any other matters properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting, each person named in the accompanying proxy intends to vote the proxy in accordance with his judgment on such matters.

By Order of the Board of Directors,

Bradford R. Turner
Chief Legal and Administrative Officer and Corporate Secretary

APPENDIX A

Non-GAAP Financial Measures

The Proxy Statement contains non-GAAP financial measures within the meaning of Regulation G promulgated by the U.S. Securities and Exchange Commission and includes a reconciliation of these non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with GAAP.

The Company uses certain non-GAAP financial measures that are included in this proxy statement and the additional financial information both to explain its results to stockholders and the investment community and in the internal evaluation and management of its businesses. The Company’s management believes that these non-GAAP financial measures and the information they provide are useful to investors since these measures (a) permit investors to view the company’s performance and liquidity using the same tools that management uses to evaluate the company’s past performance, reportable business segments, prospects for future performance and liquidity, and (b) determine certain elements of management incentive compensation.

The Company’s management believes that core sales provides a more complete understanding of underlying sales trends by providing sales on a consistent basis as it excludes the impacts of acquisitions, planned and completed divestitures, retail store openings and closings, certain market exits, and changes in foreign exchange from year-over-year comparisons. Core sales also exclude the impact of returns associated with a recall in the Outdoor & Recreation segment. The effect of changes in foreign exchange on 2019 reported sales is calculated by applying the prior year average monthly exchange rates to the current year local currency sales amounts (excluding acquisitions and divestitures), with the difference between the 2019 reported sales and constant currency sales presented as the foreign exchange impact increase or decrease in core sales. The Company’s management believes that “normalized” gross margin, “normalized” operating income, “normalized” operating margin, “normalized” net income, and “normalized” diluted earnings per share, which exclude restructuring and restructuring-related expenses and one-time and other events such as costs related to the extinguishment of debt, certain tax benefits and charges, impairment charges, pension settlement charges, divestiture costs, costs related to the acquisition, integration and financing of acquired businesses, amortization of acquisition-related intangible assets, expenses related to certain product recalls and certain other items, are useful because they provide investors with a meaningful perspective on the current underlying performance of the company’s core ongoing operations and liquidity.

The Company determines the tax effect of the items excluded from normalized Earnings Per Share by applying the estimated effective rate for the applicable jurisdiction in which the pre-tax items were incurred, and for which realization of the resulting tax benefit, if any, is expected. In certain situations in which an item excluded from normalized results impacts income tax expense, the company utilizes a “with” and “without” approach to determine normalized income tax benefit. In the fourth quarter of 2019, these excluded items primarily reflected an income tax benefit of $522 million associated with the deferred tax effects associated with the internal realignment of certain intellectual property rights as well as an income tax benefit associated with a taxable loss related to the impairment of certain assets.

While the Company believes these non-GAAP financial measures are useful in evaluating the company’s performance and liquidity, this information should be considered as supplemental in nature and not as a substitute for or superior to the related financial information prepared in accordance with GAAP. Additionally, these non-GAAP financial measures may differ from similar measures presented by other companies.

NEWELL BRANDS INC.

RECONCILIATION OF GAAP AND NON-GAAP INFORMATION

CORE SALES ANALYSIS BY SEGMENT (Unaudited)

(Amounts in millions)

	Twelve months ended December 31, 2019					Twelve months ended December 31, 2018
	2019 Net Sales (REPORTED)	Acquisitions, Divestitures and Other, Net[2]	Net Sales Base Business	Currency Impact[3]	2019 Core Sales[1]	2018 Net Sales (REPORTED)	Divestitures and Other, Net[2]	2018 Core Sales[1]	Increase (Decrease) Core Sales $%
APPLIANCES AND COOKWARE	$1,691.0	$—	$1,691.0	$35.4	$1,726.4	$1,818.6	$—	$1,818.6	$(92.2)	(5.1)%
FOOD AND COMMERCIAL	2,243.9	(811.9)	1,432.0	17.5	1,449.5	2,403.6	(887.5)	1,516.1	(66.6)	(4.4)%
HOME AND OUTDOOR LIVING	2,823.4	12.6	2,836.0	34.1	2,870.1	2,946.7	(34.8)	2,911.9	(41.8)	(1.4)%
LEARNING AND DEVELOPMENT	2,956.6	(67.8)	2,888.8	43.3	2,932.1	2,981.6	(79.3)	2,902.3	29.8	1.0%
OTHER	—	—	—	—	—	3.5	(3.5)	—	—	—%

	$9,714.9	$(867.1)	$8,847.8	$130.3	$8,978.1	$10,154.0	$(1,005.1)	$9,148.9	$(170.8)	(1.9)%

[1]

“Core Sales” provides a consistent basis for year-over-year comparisons in sales as it excludes the impacts of acquisitions, completed divestitures, retail store openings and closings, changes in foreign currency. Core Sales Increases/(Decreases) excludes the impact of currency, acquisitions and divestitures.

[2]

Divestitures include the exit of a distribution agreement with FireAngel (formerly Sprue Aegis) during the first quarter of 2018, the transition of direct sales to a licensing arrangement for Graco® within the European region entered into during the third quarter of 2018, the removal of specialized writing sales associated with the Bond® brand in anticipation of exiting the business, the planned exit of the North American distributorship of Uniball® Products and, consistent with standard retail practice, current and prior period net sales from retail store closures from the decision date to close through their closing dates. Divestitures also include 2019 sales of the Commercial Business for the first and second quarter, Mapa and Quickie businesses for the first, second and third quarters, based on timing of when the Company decided to retain and reclass them to continuing operations. Results for 2019 also exclude the impact of customer returns related to a product recall in Home and Outdoor Living segment.

[3]

“Currency Impact” represents the effect of foreign currency on 2019 reported sales and is calculated as the difference between the 2019 reported sales and by applying the prior year average monthly exchange rates to the current year local currency sales amounts (excluding acquisitions and divestitures).

NEWELL BRANDS INC.

RECONCILIATION OF GAAP AND NON-GAAP INFORMATION (UNAUDITED)

CERTAIN LINE ITEMS

(Amounts in millions, except per share data)

	Twelve months ended December 31, 2019
	GAAP Measure	Restructuring and restructuring related costs[1]	Acquisition amortization and impairment[2]	Transactions and related costs[3]	Other items[4]	Non-GAAP Measures
	Reported					Normalized*	Proforma Adjustment[5]	Proforma
Net sales	$9,714.9	$—	$—	$—	$—	$9,714.9	$—	$9,714.9
Cost of products sold	6,495.5	(15.9)	—	—	(72.4)	6,407.2	20.9	6,428.1

Gross profit	3,219.4	15.9	—	—	72.4	3,307.7	(20.9)	3,286.8
	33.1%					34.0%		33.8%
Selling, general and administrative expenses	2,451.0	(38.2)	(130.9)	(30.4)	(15.6)	2,235.9	2.4	2,238.3
	25.2%					23.0%		23.0%
Restructuring costs, net	27.1	(27.1)	—	—	—	—	—	—
Impairment charges	1,223.0	—	(1,223.0)	—	—	—	—	—

Operating income (loss)	(481.7)	81.2	1,353.9	30.4	88.0	1,071.8	(23.3)	1,048.5
	(5.0)%					11.0%		10.8%
Non-operating (income) expense, net	369.9	—	—	—	(56.7)	313.2	—	313.2

Income (loss) before income taxes	(851.6)	81.2	1,353.9	30.4	144.7	758.6	(23.3)	735.3
Income tax provision (benefit)[6]	(1,037.7)	19.0	292.9	7.2	783.2	64.6	(6.3)	58.3

Income (loss) from continuing operations	186.1	62.2	1,061.0	23.2	(638.5)	694.0	(17.0)	677.0
Income (loss) from discontinued operations, net of tax	(79.5)	(0.2)	84.4	47.7	(7.3)	45.1	—	45.1

Net income (loss)	$106.6	$62.0	$1,145.4	$70.9	$(645.8)	$739.1	$(17.0)	$722.1

Diluted earnings (loss) per share **	$0.25	$0.15	$2.70	$0.17	$(1.52)	$1.74	$(0.04)	$1.70

*	Normalized results are financial measures that are not in accordance with GAAP and exclude the above normalized adjustments. See below for a discussion of each of these adjustments.

**	Adjustments and normalized earnings per share are calculated based on diluted weighted average shares of 423.9 million shares for the twelve months ended December 31, 2019.

Totals may not add due to rounding.

[1]	Restructuring and restructuring related costs of $81.0 million (benefit of $0.2 million is reported in discontinued operations).

[2]

Acquisition amortization costs of $130.9 million; impairment charges of $1.3 billion primarily related to tradenames and customer relationships ($1.1 billion) and goodwill ($168.8 million); $112.1 million of which was reported in discontinued operations.

[3]

Divestiture costs of $33.8 million ($5.5 million of which is reported in discontinued operations) primarily related to planned and completed divestitures; acquisition related costs of $2.1 million and net gain on dispositions of $7.3 million reported in discontinued operations.

[4]

Cumulative depreciation and amortization catch-up of $54.4 million related to the inclusion of the Commercial Business, Mapa and Quickie businesses in continuing operations; loss of $20.5 million due to changes in the fair value of certain investments; Argentina hyperinflationary adjustment of $11.9 million; $19.8 million of costs associated with a product recall; $9.1 million of other charges, primarily related to fees for certain legal proceedings; a loss on extinguishment of debt of $28.3 million; $0.7 million loss on pension settlement and other financial charges and net tax adjustment primarily related to foreign and state tax impacts of offshore earnings and a withholding tax refund from Switzerland. Includes an income tax benefit of $522 million related to the deferred tax effects associated with the internal realignment of certain intellectual property rights as well as an income tax benefit of $227 million associated with a taxable loss related to the impairment of certain assets.

[5]	Depreciation and amortization expense related to the Commercial Business, and the Mapa and Quickie businesses that would have been recorded had they been continuously classified as held and used.

[6]

The Company determined the tax effect of the items excluded from normalized results by applying the estimated effective rate for the applicable jurisdiction in which the pre-tax items were incurred, and for which realization of the resulting tax benefit, if any, is expected. In certain situations in which an item excluded from normalized results impacts income tax expense, the Company uses a “with” and “without” approach to determine normalized income tax expense.

NEWELL BRANDS INC.

RECONCILIATION OF GAAP AND NON-GAAP INFORMATION (UNAUDITED)

CERTAIN LINE ITEMS

(Amounts in millions, except per share data)

	Twelve months ended December 31, 2018
	GAAP Measure	Restructuring and restructuring related costs[1]	Acquisition amortization and impairment[2]	Transactions and related costs[3]	Other items[4]	Non-GAAP Measures
	Reported					Normalized*	Proforma Adjustment[5]	Proforma
Net sales	$10,154.0	$—	$—	$—	$—	$10,154.0	$—	$10,154.0
Cost of products sold	6,636.3	—	—	—	10.5	6,646.8	27.0	6,673.8

Gross profit	3,517.7	—	—	—	(10.5)	3,507.2	(27.0)	3,480.2
	34.6%					34.5%		34.3%
Selling, general and administrative expenses	2,647.8	(11.1)	(132.8)	(33.6)	(42.2)	2,428.1	4.1	2,432.2
	26.1%					23.9%		24.0%
Restructuring costs, net	86.8	(86.8)	—	—	—	—	—	—
Impairment charges	8,337.1	—	(8,337.1)	—	—	—	—	—

Operating income (loss)	(7,554.0)	97.9	8,469.9	33.6	31.7	1,079.1	(31.1)	1,048.0
	(74.4)%					10.6%		10.3%
Non-operating (income) expense, net	437.7	—	—	1.9	5.9	445.5	—	445.5

Income (loss) before income taxes	(7,991.7)	97.9	8,469.9	31.7	25.8	633.6	(31.1)	602.5
Income tax provision (benefit)[6]	(1,358.9)	(10.8)	1,210.0	14.6	65.5	(79.6)	(8.5)	(88.1)

Income (loss) from continuing operations	(6,632.8)	108.7	7,259.9	17.1	(39.7)	713.2	(22.6)	690.6
Income (loss) from discontinued operations, net of tax	(309.7)	(19.3)	1,427.6	(635.9)	13.0	475.7	—	475.7

Net income (loss)	$(6,942.5)	$89.4	$8,687.5	$(618.8)	$(26.7)	$1,188.9	$(22.6)	$1,166.3

Diluted earnings (loss) per share **	$(14.65)	$0.19	$18.32	$(1.30)	$(0.06)	$2.51	$(0.05)	$2.46

*	Normalized results are financial measures that are not in accordance with GAAP and exclude the above normalized adjustments. See below for a discussion of each of these adjustments.

**	Adjustments and normalized earnings per share are calculated based on diluted weighted average shares of 474.3 million shares for the twelve months ended December 31, 2018.

Totals may not add due to rounding.

[1]	Restructuring costs primarily associated with the Accelerated Transformation Plan of $101.1 million ($3.2 million of which is reported in discontinued operations).

[2]

Acquisition amortization costs of $172.3 million ($39.5 million of which is reported in discontinued operations); impairment charges of $9.8 billion ($5.1 billion related to goodwill, $4.7 billion related to other intangible assets and $41.1 million, primarily related to Home Fragrance fixed assets impairments), of which $1.5 billion was reported in discontinued operations primarily related to goodwill impairment attributable to businesses held for sale.

[3]

Acquisition related costs of $15.4 million; divestiture costs of $62.2 million ($44.0 million of which is reported in discontinued operations) primarily related to the planned and completed divestitures. Reported in continuing operations is a gain of $0.6 million for a working capital adjustment related to the Tools business and gain of $1.3 million related to a sale of a small subsidiary. Reported in discontinued operations is a gain of $599.0 million related to the sale of the Waddington business, gain of $20.2 million related to the sale of Goody, gain of $371.6 million related to the sale of Pure Fishing business, loss of $127.7 million related to the sale of the Rawlings business, loss of $32.1 million related to the sale of the Jostens business.

[4]

Fire-related losses, net of insurance recoveries of $(10.5) million in the Writing business; $25.5 million of bad debt related to a customer in the Baby business; $16.7 million of costs related to the proxy contest; $11.3 million gain on legacy Jarden investment; $1.6 million of pension settlement costs ($0.3 million of which is reported in discontinued operations); debt extinguishment costs, net of $4.1 million, consisting of non-cash write-offs of $46.6 million of deferred debt issue costs and $5.2 million of fees, partially offset by $47.7 million non-cash settlement gains for payoff of debt below its carrying value and $55.2 million tax provision in continuing operations for recognition of deferred taxes primarily related to statutory rate changes and adjustments to the Company’s 2017 transition tax estimate and $12.6 million tax benefit reported in discontinued operations related to the difference between the book and tax basis in the Fishing, Jostens, Gaming and Process Solutions businesses.

[5]	Depreciation and amortization expense related to the Commercial Business, and the Mapa and Quickie businesses that would have been recorded had they been continuously classified as held and used.

[6]

The Company determined the tax effect of the items excluded from normalized results by applying the estimated effective rate for the applicable jurisdiction in which the pre-tax items were incurred, and for which realization of the resulting tax benefit, if any, is expected. In certain situations in which an item excluded from normalized results impacts income tax expense, the Company uses a “with” and “without” approach to determine normalized income tax expense.

VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the meeting date. Vote by 11:59 p.m. Eastern Time on May 7, 2020 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by Newell Brands in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the meeting date. Vote by 11:59 p.m. Eastern Time on May 7, 2020 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. NEWELL BRANDS INC. 6655 PEACHTREE DUNWOODY ROAD ATLANTA, GA 30328 E91723-P32756 NEWELL BRANDS INC. 1. Election of Directors – The Board of Directors recommends you vote FOR the Nominees listed below: For Abstain Against ! ! ! 1a. Bridget Ryan Berman ! ! ! 1b. Patrick D. Campbell For Against Abstain ! ! ! ! ! ! 1c. James R. Craigie 1j. Robert A. Steele ! ! ! ! ! ! 1d. Debra A. Crew 1k. Steven J. Strobel Proposals – The Board of Directors recommends you vote FOR Proposals 2 and 3: ! ! ! 1e. Brett M. Icahn 2. Ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2020. ! ! ! ! ! ! 1f. Gerardo I. Lopez ! ! ! ! ! ! 3. Advisory resolution to approve executive compensation. 1g. Courtney R. Mather ! ! ! 1h. Ravichandra K. Saligram NOTE: To transact such other business as may properly come before the annual meeting or any adjournment or postponement thereof. ! ! ! 1i. Judith A. Sprieser ! For address changes and/or comments, please check this box and write them on the back where indicated. ! ! Please indicate if you plan to attend this meeting. No Yes Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Important Notice Regarding the Availability of Proxy Materials for the Newell Brands Annual Meeting:The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. E91724-P32756 Proxy Solicited by the Board of Directors for the Annual Meeting of Stockholders of Newell Brands Inc. to be held May 12, 2020. The undersigned hereby appoints Bradford R. Turner and Raj Dave as proxies, each with the powers the undersigned would possess if personally present, and with full power of substitution, to vote at the Annual Meeting of Stockholders of NEWELL BRANDS INC. to be held May 12, 2020, and at any adjournments or postponements thereof, on each of the proposals listed on the reverse side. This proxy revokes all previous proxies. The proxies named above are authorized to vote in their discretion with respect to any other matters that may properly come before the Newell Brands Annual Meeting or any adjournment or postponement of the Newell Brands Annual Meeting. You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. It is important that these shares are represented at the Newell Brands Annual Meeting, whether or not you plan to attend the Newell Brands Annual Meeting in person. To make sure that these shares are represented, we encourage you to sign, date and return this card, or vote these shares by using either of the electronic means described on the reverse side. When this Proxy is properly executed, the shares to which it relates will be voted in the manner directed herein. If no direction is